Exhibit 10(a)

CREDIT AGREEMENT

Dated as of December 17, 2002

Among:

INTERTAN CANADA LTD.

as Borrower

- and -

THE BANK OF NOVA SCOTIA

as Lender

AND SUCH OTHER LENDERS AS MAY BECOME PARTY HERETO

(collectively, “Lenders”)

- and -

THE BANK OF NOVA SCOTIA

as Administrative Agent

GOWLING LAFLEUR HENDERSON LLP

i

-ii-

-iii-

THIS CREDIT AGREEMENT dated as of December 17, 2002.

A M O N G:

INTERTAN CANADA LTD., a corporation existing under the laws of the Province of British Columbia, as Borrower

OF THE FIRST PART

- and -

THE BANK OF NOVA SCOTIA, as Lender, and such other lenders as may become parties hereto (collectively, “Lenders”)

OF THE SECOND PART

- and -

THE BANK OF NOVA SCOTIA, as Administrative Agent

OF THE THIRD PART

              THIS CREDIT AGREEMENT WITNESSES that, for valuable consideration (the receipt and sufficiency of which are acknowledged by each of the parties to this Agreement) the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions

In this Agreement, unless the context otherwise requires:

(a)	“Accommodation” shall mean Loans, Bankers’ Acceptances or Letters of Credit made, deemed made, accepted, purchased or issued, as the case may be, by the Lenders or, where so indicated, by an individual Lender, under a Credit or any combination thereof and “type” of Accommodation shall refer to whether any particular Accommodation is a Prime Rate Loan, a U.S. Base Rate Loan, a LIBOR Loan, a Bankers’ Acceptance or a Letter of Credit.

(b)	“Account Debtor” shall mean any Person who is obligated pursuant to any Receivable to the Borrower.

(c)	“Acquisition” shall mean, with respect to any Credit Party or Subsidiary thereof, any investment in or purchase or other acquisition of some or all of: (i) the Capital

Stock of any other Person, or (ii) all or substantially all of the property or assets of any other Person.

(d)	“Adjusted Debt” shall mean, at any time, the consolidated Debt of the Borrower at such time plus: (i) the product obtained by multiplying eight (8) by the actual gross amount of consolidated Rent of the Borrower during the immediately preceding 12 month period; plus (ii) without duplication, the consolidated amount of all present or future debts, liabilities and obligations, contingent or otherwise, pursuant to indemnities granted in connection with the sale of InterTAN U.K. Limited in respect of certain lease obligations.

(e)	“Adjusted Debt to EBITDAR Ratio” shall mean, at any time, the ratio calculated by dividing: (i) Adjusted Debt at such time by (ii) EBITDAR for the 12 month period immediately preceding the date of calculation.

(f)	“Administrative Agent” shall mean The Bank of Nova Scotia in its capacity as administrative agent under the Credit Documents or such other financial institution as may be appointed as the successor Administrative Agent in the manner and to the extent described in Section 12.11.

(g)	“Administrative Agent’s Payment Branch” shall mean the office of the Administrative Agent at 2 nd Mezzanine Level, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 1H1 or such other office of the Administrative Agent in Canada as the Administrative Agent may from time to time designate in writing to the Borrower.

(h)	“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person, and “Affiliated” shall have an analogous meaning.

(i)	“Agreement” means this agreement and the schedules and exhibits hereto and any amendments, restatements or supplements to this agreement or the schedules or exhibits at any time and from time to time.

(j)	“Applicable Law” shall mean, at any time, in respect of any Person, property, transaction, event or other matter, as applicable, all then current laws, rules, statutes, by-laws, regulations, treaties, orders, judgments and decrees and all official directives, rules, guidelines, codes, ordinances, orders, policies and other requirements of any Governmental Authority (whether or not having the force of law) (collectively the “Law”) relating or applicable to such Person, property, transaction, event or other matter.

(k)	“Applicable LC Fee Rate” shall have the meaning specified in Section 4.6(b).

(l)	“Applicable Loan Spread” shall have the meaning specified in Section 4.1.

(m)	“Applicable Reference Rate” for a type of Loan shall mean:

(i)	with respect to Prime Rate Loans, the Prime Rate in effect from time to time;

(ii)	with respect to U.S. Base Rate Loans, the U.S. Base Rate in effect from time to time; and

(iii)	with respect to LIBOR Loans during any applicable LIBOR Period, the LIBOR determined for such LIBOR Period in accordance with the provisions of this Agreement.

With respect to Prime Rate Loans and U.S. Base Rate Loans, the Applicable Reference Rate will change automatically without notice to the Borrower as and when the Prime Rate and the U.S. Base Rate, as the case may be, shall change.

(n)	“Applicable Seasonal Standby Fee Rate” shall have the meaning specified in Section 4.7(b).

(o)	“Applicable Stamping Fee” shall have the meaning specified in Section 4.5.

(p)	“Applicable Standby Fee Rate” shall have the meaning specified in Section 4.7(a).

(q)	“Asset Sale” shall mean any sale, transfer, lease, sale and leaseback, conveyance or other disposition of any property or other assets of any nature or kind by a Credit Party or Borrower Subsidiary (other than inventory or obsolete property in the ordinary course of business) or series of related Asset Sales.

(r)	“Assignment Agreement” shall have the meaning specified in Section 13.1(a)(iv).

(s)	“BA Discount Proceeds” shall mean, with respect to any Bankers’ Acceptance, an amount (rounded to the nearest full cent), calculated on the applicable Borrowing Date which is equal to the face (or principal) amount of such Bankers’ Acceptance divided by the sum of one plus the product of (i) the BA Discount Rate applicable to such Bankers’ Acceptance multiplied by (ii) a fraction, the numerator of which is the term of such Bankers’ Acceptance and the denominator of which is 365.

(t)	“BA Discount Rate” means the BA Schedule I Discount Rate or BA Non-Schedule I Discount Rate, as the case may be.

(u)	“BA Loan” shall have the meaning ascribed thereto in Section 2.9(m).

(v)	“BA Non-Schedule I Discount Rate” means, with respect to an issue of Bankers’ Acceptances with the same maturity date to be accepted by any Lender that is not a Schedule I Lender, including, for certainty, all Non BA Lenders, the lesser of (i) the discount rate of such Lender (if any) determined in accordance with its normal practice at or about 10:00 a.m. on the date of issue and acceptance of such Bankers’ Acceptances for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such Bankers’ Acceptances; and (ii) the CDOR at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances for bankers’ acceptances having a comparable maturity date (or as close as possible) to the maturity date of such Bankers’ Acceptances plus 0.10% per annum.

(w)	“BA Schedule I Discount Rate” means, with respect to an issue of Bankers’ Acceptances with the same maturity date to be accepted by a Schedule I Lender hereunder, the CDOR at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances for bankers’ acceptances having a comparable maturity date (or as close as possible) to the maturity date of such issue of Bankers’ Acceptances.

(x)	“Bankers’ Acceptances” shall mean:

(i)	Drafts denominated in Cdn. Dollars drawn by the Borrower and accepted by a Lender as provided in Section 2.9; and

(ii)	includes BA Loans.

(y)	“Borrower” shall mean InterTAN Canada Ltd., a corporation incorporated pursuant to the laws of the Province of Alberta and continued under the laws of the Province of British Columbia, and its successors and permitted assigns.

(z)	“Borrower Subsidiaries” shall mean all Subsidiaries of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), and their successors and assigns, and “Borrower Subsidiary” means any one of such Subsidiaries.

(aa)	“Borrowing” shall mean the aggregate Accommodation obtained or to be obtained by the Borrower under a Credit, or any Tranche of a Credit, on any Borrowing Date (for greater certainty including any Bankers’ Acceptances obtained or to be obtained on the maturity of any outstanding Bankers’ Acceptances, any LIBOR Loan continued for a further LIBOR Period on a rollover of such LIBOR Loan on the expiry of the applicable LIBOR Period, and any Accommodation obtained or to be obtained on the continuation of any outstanding Accommodation into another type of Accommodation).

(bb)	“Borrowing Base” shall mean, at any time, an amount equal to: (i) 75% of the aggregate amount of all Eligible Accounts Receivable at such time plus (ii) the lesser of: (A) to the extent that Eligible Inventory at such time is located in the province of Quebec, 35% of such Eligible Inventory, plus, without duplication, to the extent that Eligible Inventory at such time is located in a Canadian province outside of the province of Quebec, 50% of such Eligible Inventory; and (B) 80% of the aggregate amount of the Operating Credit Commitment and Seasonal

Commitments (to the extent available) at such time; less (iii) the amount of Priority Claims at such time. The Borrowing Base shall be computed hereunder on a monthly basis based on all information reasonably available to the Administrative Agent, including without limitation, the periodic reports and listings and Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 9.1(i)(v).

(cc)	“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer in form and substance acceptable to the Administrative Agent.

(dd)	“Borrowing Date” means the date upon which a Borrowing is obtained, the date on which a conversion is made and the date on which a rollover occurs, as applicable.

(ee)	“Business” shall mean the business of purchasing, distributing and reselling and development of electronic and other consumer goods.

(ff)	“Business Day” shall mean any day, other than a Saturday or Sunday, on which Canadian chartered banks are open for domestic and foreign exchange business in Toronto, Canada; provided that, with respect to any LIBOR Loan, “Business Day” shall mean any day, other than a Saturday or Sunday, on which dealings in U.S. Dollars may be carried on by and between prime banks in the London interbank market, except any such day on which banks are lawfully closed for business in New York, New York, United States of America, London, England or Toronto, Canada.

(gg)	“Capital Expenditures” shall mean any expenditures of the Borrower on a consolidated basis made in connection with the purchase, lease, acquisition, erection or construction of property, machinery or equipment which are required to be capitalized in accordance with GAAP and, for greater certainty, includes expenditures on fixed assets, real property and Capital Leases; provided that the term “Capital Expenditures” shall exclude: (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored; and (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

(hh)	“Capital Leases” shall mean any lease of any property (whether real, personal or mixed) by a Person that is required by GAAP to be capitalized.

(ii)	“Capital Stock” shall mean any and all shares of and interests in the capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

(jj)	“Capitalized Lease Obligation” shall mean, for any Person, any obligation of such Person, as lessee, with respect to Capital Leases.

(kk)	“Cash Collateral” shall mean cash or any Cash Equivalent acceptable to the Lenders in their sole discretion.

(ll)	“Cash Equivalents” shall mean:

(i)	marketable direct obligations issued by, or unconditionally guaranteed by, the Canadian Government or the United States Government, as the case may be, or issued by any agency thereof and backed by the full faith and credit of Canada or the United States, as the case may be, in each case maturing within one year from the date of acquisition;

(ii)	certificates of deposit, time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender, any bank listed on Schedule 1 to the Bank Act (Canada) or by any commercial bank organized under the laws of Canada or the United States of America or any stated thereof having combined capital and surplus of not less than $500,000,000;

(iii)	commercial paper of an issuer rated at least A-1+ by Standard & Poor’s Ratings Services (“S&P”) or Canadian Bond Rating Service (“CBRS”), P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or R-1 (High) by Dominion Bond Rating Service (“DBRS”) and maturing within six (6) months from the date of acquisition;

(iv)	repurchase obligations of any Lender, any bank listed on Schedule 1 to the Bank Act (Canada) or of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the Canadian Government or the United States government;

(v)	securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any province, state, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such province, state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, CBRS or DBRS or A-2 by Moody’s;

(vi)	securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender, any bank listed on Schedule 1 to the Bank Act (Canada) or any commercial bank satisfying the requirements of clause (ii) of this definition; or

(vii)	shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

(mm)	“Cdn. Dollars” and “Cdn. $” shall mean lawful currency of Canada.

(nn)	“CDOR” shall mean, for any day and relative to Bankers’ Acceptances having any specified term, the average of the annual rates for Cdn. Dollar bankers’ acceptances, having such specified term (or a term as closely as possible comparable to such specified term), of the Schedule I Lenders that appears on the Reuters Screen CDOR Page as of at 10:00 a.m. on such day (or, if such day is not a Business Day, as of 10:00 a.m. on the immediately preceding Business Day), provided that if such rates do not appear on the Reuters Screen CDOR page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. on such day at which the Administrative Agent is then offering to purchase Canadian dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term) and face amount comparable to the applicable Bankers’ Acceptances.

(oo)	“Change of Control” shall mean and be deemed to have occurred if: (i) Holdco shall, at any time after the Closing Date, cease to directly own, in the aggregate, beneficially and of record, at least 100% of all of the Capital Stock of the Borrower; (ii) the board of directors of any Credit Party is changed such that, on the date of such change, such board of directors is composed of directors more than 50% of which (excluding those members elected or appointed to replace deceased directors or replacing any executive officer of any of the Credit Parties who was a director on or prior to May 1, 2001) were not members of the board of directors of such Credit Party two (2) years prior to the date of such change, unless the Administrative Agent, in its sole discretion acting reasonably, has otherwise provided its written consent to such change in the composition of the board of directors; or (iii) any one shareholder (including all Affiliates of such shareholder) or multiple shareholders acting collectively (including all Affiliates of such shareholders) shall, at any time after the Closing Date, own, in the aggregate, directly or indirectly, beneficially and of record, at least 20% of the issued and outstanding Voting Stock of Holdco.

(pp)	“Closing Date” shall mean December 18, 2002 or such later date agreed upon between the parties hereto on which all of the conditions set forth in Section 11.1 have been satisfied.

(qq)	“Collateral” shall mean all of the property, assets and undertaking, new, owned or hereafter acquired, real and personal, tangible and intangible of the Credit Parties and their Subsidiaries.

(rr)	“Commitment” shall mean, with respect to a particular Lender under a particular Tranche or Credit, the aggregate of the commitments of each Lender set out in Schedule 1.1(rr), as the same may be revised, adjusted or reduced from time to time pursuant to the terms of this Agreement.

(ss)	“Compliance Certificate” shall mean a certificate of a Responsible Officer substantially in the form attached hereto as Schedule 1.1(ss) certifying the matters described in Section 9.1(i)(iv).

(tt)	“Contaminant” shall mean any pollutant, hazardous material, contaminant or other substance that when released to the Natural Environment is likely to cause, at some immediate or future time, material harm or degradation to the Natural Environment or material risk to human health and without restricting the generality of the foregoing, Contaminant includes any pollutant, contaminant, waste, hazardous waste or dangerous good as defined by applicable Environmental Laws, asbestos and polychlorinated biphenyls.

(uu)	“contested” shall mean contested in good faith by appropriate proceedings promptly initiated and diligently conducted.

(vv)	“Contingent Obligation” shall mean, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or having the effect of guaranteeing any indebtedness, leases, dividends, letters of credit or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, all as reasonably determined by Holdco’s auditors.

(ww)	“Control” of a Person shall mean the power, directly or indirectly, either to: (i) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person; or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; and “Controlled” shall have an analogous meaning.

(xx)	“Credit Documents” shall mean this Agreement, the Security, the fee letter from The Bank of Nova Scotia to the Borrower dated August 23, 2002 (the “Fee Letter”), all of the Administrative Agent’s agency fee letters from time to time, any promissory notes delivered pursuant to Section 13.1(b), all Rate Protection Agreements, all documents related hereto and thereto and any other document which, pursuant to the provisions of this Agreement, is stated to be a Credit Document or is acknowledged in writing from time to time by any Credit Party or any Subsidiary of a Credit Party to be a Credit Document.

(yy)	“Credit Parties” shall mean, collectively, the Borrower and Holdco and “Credit Party” shall mean any one of them.

(zz)	“Credits” shall mean, collectively, the Operating Credit, the Seasonal Credit and the Term A Credit and “Credit” shall mean any one of the Credits.

(aaa)	“Current Assets” shall mean, at any time, that amount equal to the aggregate of the value of the assets of the Borrower on a consolidated basis which may properly be classified as current assets in accordance with GAAP, other than intangible assets, provided that any security (as defined in the Securities Act (Ontario)) included in Current Assets shall be stated and included at the lower of its actual cost or its market value.

(bbb)	“Current Liabilities” shall mean, at any time, the aggregate amount of all liabilities of the Borrower on a consolidated basis which may properly be classified as current liabilities in accordance with GAAP, and including that portion of Debt of the Borrower on a consolidated basis which will be maturing within one year of the date such liabilities are calculated.

(ccc)	“Current Ratio” shall mean, at any time, the ratio calculated by dividing: (i) Current Assets at such time by (ii) Current Liabilities at such time.

(ddd)	“Debt” shall mean, at any time, on a consolidated basis for any Person, without duplication and without regard to the interest component thereof:

(i)	all indebtedness and obligations of such Person in respect of borrowed money including, without limitation, all outstanding Accommodation, the deferred purchase price of property or services, all obligations to re-purchase all or any portion of any property transferred or sold by such Person, all convertible debt and all other obligations arising under arrangements or agreements that, in substance, provide financing to such Person;

(ii)	all securitized amounts of such Person to the extent that there is recourse to such Person for such amounts;

(iii)	the principal portion of all Capitalized Lease Obligations of such Person;

(iv)	all obligations arising in connection with an acceptance facility or a letter of credit or letter of guarantee issued for the account of such Person to assure payment of borrowed money or other financial obligations of any Person;

(v)	all Contingent Obligations of such Person;

(vi)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under said agreement in the event of failure are limited to repossession or sale of such property);

(vii)	all obligations, contingent or otherwise, of such Person to purchase, redeem, retire or otherwise acquire for value any of its Capital Stock; and

(viii)	all obligations of the kind referred to in each of the clauses above secured by (or for which a holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation;

and, for greater certainty, shall specifically exclude:

(ix)	deferred taxes of such Person;

(x)	obligations of such Person to trade creditors incurred in the ordinary course of business;

(xi)	subject to Section 1.01(ddd)(i), (v), (vi) and (viii) above, liabilities of such Person in respect of advances made to such Person by its customers under contracts between such Person and such customers to the extent that such advances are made in the ordinary course of business;

(xii)	subject to Section 1.01(ddd)(i), (v), (vi) and (viii) above, unearned revenue of such Person;

(xiii)	subject to Section 1.01(ddd)(i), (v), (vii) and (viii) above, Capital Stock issued by such Person; and

(xiv)	obligations of such Person under operating leases other than operating leases which are considered by the Administrative Agent, acting reasonably, to be synthetic leases or similar instruments.

(eee)	“Default” shall mean any event, act, omission or condition which with the giving of notice or the passage of time, or both, would result in an Event of Default.

(fff)	“Depreciation Expense” shall mean, with respect to any period, depreciation, amortization, depletion and other like reductions to income of the Borrower on a consolidated basis for such period not involving any outlay of cash, all determined in accordance with GAAP.

(ggg)	“Discharge” when used as a verb, includes add, deposit, leak or emit and, when used as a noun includes addition, deposit, emission or leak.

(hhh)	“Discount Note” shall mean a non-interest-bearing promissory note denominated in Cdn. Dollars issued by the Borrower to a Non BA Lender to evidence a BA Loan.

(iii	“Draft” shall have the meaning specified in Section 2.9(e).

(jjj)	“EBITDA” shall mean, for any period, Net Income of the Borrower on a consolidated basis for such period plus, without duplication, but only to the extent such amounts were deducted in determining Net Income for such period: (i) Interest Expense for such period, (ii) Income Tax Expense for such period, (iii) Depreciation Expense for such period, and (iv) non-cash losses incurred by the Borrower during such period.

(kkk)	“EBITDAR” shall mean, for any period, EBITDA of the Borrower on a consolidated basis for such period plus, without duplication, but only to the extent such amounts were deducted in determining Net Income for such period, the gross amount of Rent of the Borrower during such period.

(lll)	“Eligible Accounts Receivable” shall mean, at the time of any determination thereof, those Receivables of the Borrower which constitute “Accounts Receivable, less allowance for doubtful accounts” as set out in the InterTAN Statements for the Borrower (consistent with the treatment of “Accounts Receivable, less allowance for doubtful accounts” as set out in the balance sheet of Holdco dated as of June 30, 2002 contained in Holdco’s 2002 annual report) less, without duplication, those Receivables of the Borrower for which each of the following requirements has not been fulfilled to the satisfaction of the Administrative Agent:

(i)	the Receivable must be a valid, binding and legally enforceable obligation of the Account Debtor and not encumbered by any Lien other than a Permitted Lien which is not a Permitted Lien pursuant to Section 1.1(xi), (xii) or (xiii);

(ii)	the Receivable must not be the subject of any set-off, deduction, chargeback, counterclaim, material dispute or other material claim or bona fide defence on the part of the Account Debtor (collectively, “Set-off Claims”), provided that if a part of any Receivable is subject to any Set-off Claims, the portion that is not subject to any Set-off Claims shall, if the other requirements set out in this Section 1.1(lll) are satisfied, constitute an Eligible Accounts Receivable;

(iii)	with respect to any such Receivable:

(A)	the Account Debtor is not an employee of, director of, related to, or an Affiliate of any Credit Party, except for any bona fide trade Receivable incurred in the ordinary course of business; and

(B)	the Account Debtor has not suspended its business and is not subject to any bankruptcy, receivership, insolvency or other similar condition or proceeding;

(iv)	the Receivable must not be outstanding more than ninety (90) days past the original invoice date with respect thereto unless such Receivable is outstanding for more than such ninety (90) day period but is and continues to be paid by the Account Debtor in accordance with written payment terms as negotiated between the Borrower and such Account Debtor; and

(v)	the Receivable must not be a Receivable which the Administrative Agent, acting reasonably and in good faith, determines is not an Eligible Accounts Receivable and in respect of which the Administrative Agent has given notice to the Borrower of such determination by the Administrative Agent;

(mmm)	“Eligible Inventory” shall mean, at the time of any determination thereof, any finished goods inventory owned by the Borrower which constitute “Inventories” as set out in the InterTAN Statements for the Borrower stated at the lower of cost, based on the average cost method, or market value (consistent with the treatment of “Inventories” as set out in the balance sheet of Holdco dated as of June 30, 2002 contained in Holdco’s 2002 annual report) less, without duplication, any such finished goods inventory:

(i)	which is encumbered by any Lien other than a Permitted Lien which is not a Permitted Lien pursuant to Section 1.1(xi), (xii) or (xiii);

(ii)	which is reasonably known by the Borrower to be restricted from resale;

(iii)	which has not been paid for, is identifiable as inventory delivered within the previous thirty (30) days, is in substantially the same state as it was on delivery, and is not subject to a bona fide agreement for sale to an arm’s length purchaser in the ordinary course of business;

(iv)	which is placed on consignment with another Person and such Person is deemed by the Administrative Agent, acting reasonably, or the Borrower to lack sufficient creditworthiness or the consignment arrangements are not evidenced by adequate written documentation; and

(v)	which is located at the Barrie, Ontario property owned by the Borrower and is not covered by the insurance required under this Agreement.

(nnn)	“Environmental Activity” shall mean any past, present or future activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into or movement through the Natural Environment.

(ooo)	“Environmental Law” shall mean, at any time, any and all of the then Applicable Laws relating to the Natural Environment or any Environmental Activity.

(ppp)	“Equivalent Amount” shall mean, with respect to any two currencies, except as otherwise provided in Section 1.12(c), the amount obtained in one such currency (“first currency”) when an amount in the other currency is converted into the first currency using the Bank of Canada noon rate for the conversion of the applicable amount of the other currency into the first currency in effect as of 12:00 noon on the Business Day with respect to which such computation is required for the purpose of this Agreement or, in the absence of such a noon rate on such date, using such other rate as the Administrative Agent may reasonably select.

(qqq)	“Extension Request” means, in respect of the Operating Credit and the Seasonal Credit, a written notice delivered by the Borrower to the Administrative Agent (who receives such notice on behalf of the Lenders) requesting that the then applicable Maturity Date in respect of the Operating Credit or the Seasonal Credit, as the case may be, be extended to a date which is 364 days from the then applicable Maturity Date pursuant to Section 5.8;

(rrr)	“Event of Default” shall mean an event specified in Section 10.1.

(sss)	“Federal Funds Rate” shall mean, for any day, an annual interest rate equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or for any Business Day on which such rate is not so published, the arithmetic average of the quotations for such day on such transactions received by the Administrative Agent from three United States federal funds brokers of recognized standing selected by it.

(ttt)	“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

(uuu)	“Fiscal Year” shall mean the fiscal year of the Borrower being, as of the Closing Date, a year commencing on July 1 in one year and ending on June 30 of the immediately following year.

(vvv)	“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio calculated by dividing EBITDAR for such period by, without duplication, the sum of: (i) Interest Expense for such period; plus (ii) the greater of: (A) Capital Expenditures during such period, and (B) $10,000,000; plus (iii) Income Tax Expense actually paid in cash (with the exception of extraordinary Income Tax Expense as described in Schedule 1.1(vvv)) during such period, plus (iv) the gross amount of Rent of the Borrower on a consolidated basis during such period; plus

(v) all scheduled principal repayments of Debt (other than Contingent Obligations of the Borrower) required to be made during the next succeeding twelve month period at such time by the Borrower, in each case on the basis of a rolling Four Quarter Period.

(www)	“Four Quarter Period” shall mean, at the date of any calculation in respect of any Credit Party, the period of four consecutive Fiscal Quarters which shall include the Fiscal Quarter ending as of the effective date of such calculation and the immediately preceding three Fiscal Quarters.

(xxx)	“GAAP” shall mean those accounting principles which are recognized as being generally accepted in the United States of America as in effect from time to time.

(yyy)	“Governmental Authority” shall mean any government, parliament, legislature, senate, regulatory authority, agency, tribunal, department, commission, board or court or other law, regulation or rule making entity (including a Minister of the Crown) having jurisdiction in Canada or the United States of America, as applicable, or any province, territory, state, municipality, district or political subdivision of any such country.

(zzz)	“Holdco” shall mean InterTAN, Inc., a corporation existing pursuant to the laws of the state of Delaware, and its successors and permitted assigns.

(aaaa)	“in writing” or “written” shall mean any form of written communication or a communication by means of facsimile or telex device.

(bbbb)	“Income Tax Expense” shall mean, with respect to any period, the aggregate of all taxes on the income of the Borrower on a consolidated basis for such period, all as determined in accordance with GAAP.

(cccc)	“Insurance” shall have the meaning specified in Section 9.1(k).

(dddd)	“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under Canada, the United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology (including, without limitation, source code and computer operating systems), know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages thereon.

(eeee)

“Interest Expense” shall mean, for any period, the aggregate amount of interest and other financing charges of the Borrower on a consolidated basis during such period with respect to Debt (including, without limitation, interest, discount and financing fees, commissions, discounts, costs related to factoring or securitizing receivables and other fees and charges payable with respect to letters of credit and bankers’ acceptance financing, standby fees and the interest component of

Capitalized Lease Obligations) owing by the Borrower as determined in accordance with GAAP.

(ffff)	“InterTAN Group” shall have the meaning specified in Section 8.1(h)(i).

(gggg)	“InterTAN Statements” shall have the meaning specified in Section 8.1(h)(i).

(hhhh)	“Key Agreements” shall mean any right, interest, agreement, arrangement or understanding entered into now or in the future by the Borrower or any Borrower Subsidiary which materially affects the business, operations, assets or prospects, financial or otherwise, of the Borrower or such Borrower Subsidiary, including, without limitation, those agreements as listed in Schedule 1.1(hhhh).

(iiii)	“LC Fee” shall have the meaning specified in Section 4.6.

(jjjj)	“Leases” shall mean, collectively, all present and future leases, agreements to lease or sub-lease of any Person (including all easements, rights-of-way, licenses, privileges, benefits, and rights pertaining thereto or connected therewith) and all present and future licenses whereby a Person is given the right to use or occupy any real property, and all amendments, extensions, and renewals thereof, including, without limitation, the leasehold interests, described in Schedule 1.1(jjjj) and “Lease” shall mean any one Lease.

(kkkk)	“Lenders” shall mean, without duplication, the Operating Lenders, the Seasonal Lenders, the Term A Lenders and the Overdraft Lender, and “Lender” shall mean any one of the Lenders.

(llll)	“Letter of Credit” shall mean a standby or documentary and non-transferable letter of credit or letter of guarantee in Cdn. Dollars or U.S. Dollars issued by the Overdraft Lender as provided for in Section 2.11.

(mmmm)	“Letter of Credit Agreement” shall mean a Letter of Credit application, indemnity, service agreement, license agreement, electronic banking agreement or such other document as the Overdraft Lender may reasonably require from time to time.

(nnnn)

“LIBOR” shall mean, with respect to each LIBOR Period for each LIBOR Loan, a rate per annum (rounded upwards if necessary, to the nearest 1/16th of 1%) expressed on the basis of a 360 day year, equal to the annual interest rate for deposits of U.S. Dollars for a maturity most nearly comparable to such LIBOR Period which appears on the LIBO page 01 of the Reuters Screen as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period most nearly comparable to such LIBOR Period which appears on or, if not available, the LIBOR page of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period; provided that if neither rate is available on such day, then the annual rate of interest at which the Administrative Agent is offered deposits of

U.S. Dollars by leading banks in the London interbank market as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period for the number of days comprised in such LIBOR Period and in an amount comparable to the amount of such LIBOR Loan.

(oooo)	“LIBOR Loan” shall mean any Loan in U.S. Dollars with respect to which interest is calculated under this Agreement on the basis of LIBOR.

(pppp)	“LIBOR Period” shall mean, with respect to a LIBOR Loan, the interest period of one, two, three or six months, selected by the Borrower for such LIBOR Loan in accordance with Section 2.10.

(qqqq)	“Lien” shall mean any mortgage, charge, pledge, hypothecation, lien (statutory or otherwise), security interest or other encumbrance of any nature, however arising, or any other security agreement or arrangement creating in favour of any creditor a right in respect of any particular property that is prior to the right of any other creditor in respect of such property, and includes the right of a lessor under a Capitalized Lease Obligation but, for greater certainty, excludes any lease that is considered an operating lease in accordance with GAAP.

(rrrr)	“Loan” shall mean the principal amount of Cdn. Dollars or U.S. Dollars advanced or deemed made by a Lender to the Borrower on any Borrowing Date, and “type” of Loan shall refer to whether a particular Loan is a Prime Rate Loan, a U.S. Base Rate Loan, a BA Loan or a LIBOR Loan.

(ssss)	“Mandatory Prepayment Certificate” shall mean a certificate of a Responsible Officer in the form attached hereto as Schedule 1.1(ssss) showing with respect to the events described in Section 5.3(a)(ii), a reasonably detailed calculation of the Net Cash Proceeds arising therefrom.

(tttt)	“Material Adverse Effect” shall mean any event relating to any Credit Party which has a material adverse effect on:

(i)	the assets, business, operations or financial position of any Credit Party; or

(ii)	the ability of any Credit Party to perform its obligations under this Agreement or any of the other Credit Documents.

(uuuu)	“Material Litigation” shall mean:

(i)	any action, suit, inquiry, claim or proceeding (including, without limitation, any proceedings for injunctive or mandatory relief) commenced against any Credit Party before any court or Governmental Authority that could have a Material Adverse Effect; and

(ii)	any out-of-court settlement agreed upon by any Credit Party to avoid, any action, suit, inquiry, claim or proceeding commenced or threatened to be commenced before any court or Governmental Authority whereby any Credit Party:

(A)	pays, or

(B)	becomes obligated to pay upon conclusion of the settlement,

an amount in excess of any insurance proceeds agreed by the applicable insurer or insurers to be payable forthwith to such Credit Party in respect of such existing or threatened action, suit, inquiry, claim or proceeding and which amount, if paid, would have or could reasonably be expected to have, a Material Adverse Effect.

(vvvv)	“Maturity Date” means:

(i)	with respect to the Operating Credit, (A) December 16, 2003, or (B) such later date as determined in accordance with Section 5.8; in either case subject to such earlier date as a result of any acceleration thereof pursuant to this Agreement;

(ii)	with respect to the Seasonal Credit: (A) January 31, 2003, or (B) such later date as determined in accordance with Section 5.8; in either case subject to such earlier date as a result of any acceleration thereof pursuant to this Agreement; and

(iii)	with respect to the Term A Credit, December 17, 2007; subject to such earlier date as a result of any acceleration thereof pursuant to this Agreement.

(wwww)	“Natural Environment” shall mean the air, land, subsoil, surface water and ground water, or any combination or part thereof in any jurisdiction in which any Credit Party carries on (or previously carried on) business.

(xxxx)	“Net Cash Proceeds” shall mean

(i)

in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but only as and when such proceeds are received) of such Asset Sale or Recovery Event, net of: (A) legal fees, accountants’ fees and investment banking fees, (B) amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to the Security), (C) other customary fees and expenses actually incurred in connection with such Asset Sale or Recovery Event, (D) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (E) below), (x) associated with the assets that are the subject of such Asset Sale or Recovery Event, and (y) retained by the Borrower or a Borrower Subsidiary, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of the Asset Sale or Recovery Event, as the case may be, received on the date of such a reduction, and (E) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(ii)	in connection with any issuance of debt securities or instruments or the incurrence of loans, the cash proceeds received by the Borrower or a Borrower Subsidiary from such issuance or incurrence, net of legal fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

(yyyy)	“Net Cash Proceeds Trigger Date” shall mean, with respect to any Asset Sale or any Recovery Event, the Business Day which is five Business Days following the date of receipt of the proceeds from such Asset Sale or Recovery Event.

(zzzz)	“Net Income” shall mean, for any period, the consolidated net income (loss) of the Borrower for such period after allowance for minority interests and excluding any extraordinary gains or losses but otherwise all as determined in accordance with GAAP.

(aaaaa)	“Non BA Lender” means any Lender that cannot, or does not in the ordinary course of its business, accept Drafts for Bankers’ Acceptances.

(bbbbb)	“Notice of Availment” shall have the meaning specified in Section 2.6.

(ccccc)	“Operating Credit” shall have the meaning specified in Section 2.1 and includes the Revolving Tranche and the Overdraft Tranche.

(ddddd)	“Operating Credit Commitment” shall mean, at any time, the aggregate of the Revolving Commitments at such time.

(eeeee)	“Operating Lenders” shall mean, collectively, the Revolving Lenders and the Overdraft Lender and “Operating Lender” shall mean any one of the Operating Lenders.

(fffff)	“Overdraft Commitment” shall have the meaning specified in Section 2.1(b).

(ggggg)	“Overdraft Lender” shall mean the financial institution shown in Schedule 1.1(rr) as the lender under the Overdraft Commitment together with its successors and assigns in such capacity.

(hhhhh)	“Overdraft Tranche” shall have the meaning specified in Section 2.1(b).

(iiiii)	“Permitted Affiliate Transactions” shall mean, with respect to any Credit Party or Borrower Subsidiary, any of the following:

(i)	customary directors’ fees, customary directors’ and executive officers’ indemnifications and similar arrangements for directors and officers of such Credit Party or Borrower Subsidiary entered into in the ordinary course of business;

(ii)	transactions in the ordinary course of business on terms no less favourable to the relevant Credit Party or Borrower Subsidiary as would be obtained in comparable transactions with a Person who is not an Affiliate of such Credit Party or Borrower Subsidiary;

(iii)	loans and advances to officers, directors and employees of such Credit Party or Borrower Subsidiary for travel, moving and other relocation expenses, in each case made in the ordinary course of business, provided the aggregate outstanding amount of such loans and advances does not exceed U.S. $500,000 at any time in the aggregate for all of the Credit Parties and Borrower Subsidiaries during the term of this Agreement;

(iv)	loans and advances to officers, directors and employees of such Credit Party for purchase of the Capital Stock of Holdco provided the aggregate outstanding amount of such loans and advances does not exceed U.S. $500,000 at any time in the aggregate for all of the Credit Parties during the term of this Agreement; and

(v)	the incurrence of Debt by one Credit Party to the other Credit Party as permitted pursuant to Section 5.3(a)(ii), Section 9.2(b)(vi) and Section 9.2(b)(vii).

(jjjjj)	“Permitted Liens” in respect of any Credit Party or Borrower Subsidiary shall mean the following:

(i)	Liens for taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of the property or assets of such Credit Party or Borrower Subsidiary will not result from the failure to pay such taxes, assessments or governmental charges or levies during the period of such contest;

(ii)	the Lien of any claim filed which is being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of the property or assets of such Credit Party or Borrower Subsidiary will not result from the failure to satisfy such claim during the period of such contest;

(iii)	undetermined or inchoate Liens and charges incidental to then current construction operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of the property or assets of such Credit Party or Borrower Subsidiary will not result from the failure to satisfy such Liens or charges during the period of such contest;

(iv)	warehouseman’s, repairers’, carriers’, landlords or similar Liens which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of the property or assets of such Credit Party or Borrower Subsidiary will not result from the failure to satisfy such Liens during the period of such contest;

(v)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by such Credit Party or Borrower Subsidiary or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(vi)	the Lien resulting from the deposit of cash, securities, or similar instruments by such Credit Party or Borrower Subsidiary: (A) in connection with contracts, tenders or expropriation proceedings, leases or trade contracts, or (B) to secure workers’ compensation, unemployment insurance, other social security legislation, performance bonds, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations, or (C) in connection with the discharge of Liens or claims incidental to construction, mechanics’, warehouseman’s, repairers’, carriers’, landlords’ and other similar Liens;

(vii)

any Lien arising from any assignments of insurance provided by such Credit Party or Borrower Subsidiary to a landlord (or the mortgagee thereof) or customer pursuant to the terms of any lease or customer contract entered into in the ordinary course of business or any Lien arising under any trade finance instrument entered into by such Credit Party or

Borrower Subsidiary in the ordinary course of business provided such Lien is limited to the property in respect of which such instrument was issued;

(viii)	security given to, or statutory liens in favour of, a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of such Credit Party or Borrower Subsidiary, all in the ordinary course of business;

(ix)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use by such Credit Party or Borrower Subsidiary of the property for the purpose for which it is held;

(x)	easements, rights of way and other applicable municipal, governmental and utility restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with in all material respects and will not materially impair the use by such Credit Party or Borrower Subsidiary of the property for the purpose for which it is held;

(xi)	Liens in relation to Capitalized Lease Obligations of such Credit Party or Borrower Subsidiary (so long as such Liens relate only to the assets which are subject to the Capital Leases) to the extent such Capitalized Lease Obligations are permitted pursuant to this Agreement;

(xii)	Liens to secure the payment of the purchase price or the repayment of monies borrowed by such Credit Party or Borrower Subsidiary to pay the purchase price of any fixed or capital property hereafter or previously acquired by such Credit Party or Borrower Subsidiary (including title retention agreements and leases in the nature of title retention agreements) to the extent such Debt is permitted pursuant to this Agreement provided that: (A) such Liens were or are created substantially simultaneously with the acquisition of such fixed or capital property, and (B) such Liens are limited to the property acquired and the proceeds therefrom, together, in each case, with any renewal, refunding or extension of such Lien where the principal amount outstanding after such renewal, refunding or extension is not increased;

(xiii)	Liens to secure Debt for borrowed money incurred by any Credit Party or Borrower Subsidiary;

(xiv)	Liens to secure obligations under Leases which are or may be owing by the Borrower in respect of properties occupied by the Borrower in the province of Quebec; and

(xv)	any other Liens consented to in writing by the Required Lenders.

(kkkkk)	“Person” is to be broadly interpreted and shall include an individual, a corporation, a partnership, a trust, an unincorporated organization, a joint venture, the government of a country or any political subdivision of a country, or an agency or department of any such government, any other Governmental Authority and the executors, administrators or other legal representatives of an individual in such capacity.

(lllll)	“Prime Rate” shall mean, on any day, a fluctuating rate of interest per annum, expressed on the basis of a year of 365 days which is equal on such day to the greater of:

(i)	the reference rate of interest (however designated) of the Administrative Agent on such day for determining interest chargeable by it on Cdn. Dollar commercial loans made in Canada; and

(ii)	1.0% above CDOR at 10:00 a.m. (Toronto time) on such day for 30-day bankers’ acceptances.

(mmmmm)	“Prime Rate Loan” shall mean any Loan in Cdn. Dollars with respect to which interest is calculated under this Agreement on the basis of the Prime Rate.

(nnnnn)	“Priority Claims” shall mean, at the time of any determination thereof, the aggregate amount of all statutory or governmental claims or Liens created or arising, without any necessity for the consent or agreement of any Credit Party, by operation of Applicable Law which rank or are capable of ranking, prior to or pari passu with the Security, including, without limitation, all claims which are past due in respect of vacation pay, employee withholdings, pension plan contributions, workers’ compensation assessment, municipal taxes and claims by public utilities.

(ooooo)	“Property Insurance” shall have the meaning specified in Section 9.1(k).

(ppppp)	“Pro Rata Share” shall mean, at any particular time with respect to a particular Lender in respect of a Tranche or a Credit, the ratio of the Commitment of such Lender under such Tranche or Credit to the aggregate of the Commitments of all Lenders under such Tranche or Credit.

(qqqqq)	“Purchased Shares” shall mean, at any time, issued and outstanding common shares of Holdco which may, subsequent to approval of the board of directors of Holdco, from time to time, be purchased by Holdco or the Borrower pursuant to and in accordance with the applicable securities regulations.

(rrrrr)	“Quarterly InterTAN Statements” shall have the meaning specified in Section 8.1(h)(ii).

(sssss)	“Rate Protection Agreement” shall mean any interest rate protection and currency swap agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, currency spot and foreign exchange contracts to or under which any Credit Party or Subsidiary thereof (or predecessor thereto) is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

(ttttt)	“Rate Protection Obligations” shall mean all debts, liabilities and obligations of the Credit Parties and Subsidiaries thereof to any Lender that has entered into Rate Protection Agreements.

(uuuuu)	“Receivable” shall mean a trade account receivable of the Borrower and related instruments or documents.

(vvvvv)	“Recovery Event” shall mean any settlement or payment in respect of any property or casualty insurance claim relating to any property or asset of any Credit Party or Borrower Subsidiary.

(wwwww)	“Register” shall have the meaning specified in Section 13.1(a)(vi).

(xxxxx)	“Release” includes deposit, leak, emit, add, spray, inject, inoculate, abandon, spill, seep, pour, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning.

(yyyyy)	“Rent” means, with respect to any period, Lease expenses of the Borrower on a consolidated basis as determined in accordance with GAAP for such period.

(zzzzz)	“Required Facility Lenders” shall mean, with respect to any of the Operating Credit, Seasonal Credit and Term A Credit, the Lenders whose Commitments under any such Credit are, in the aggregate, at least 66 2/3% of the aggregate amount of the Commitments of all of the Lenders under such Credit; and

(aaaaaa)	“Required Lenders” shall mean, at any time, the Lenders whose Commitments under the Credits are, in the aggregate, at least 51% of the aggregate amount of the Commitments of all the Lenders under the Credits, subject to the unanimous consent of all Lenders or consent of the Required Facility Lenders required for certain actions as provided under Section 12.12(c).

(bbbbbb)	“Reset Date” has the meaning ascribed thereto in Section 4.1.

(cccccc)	“Responsible Officer” shall mean, with respect to any Credit Party any of the chief executive officer, president, chief operating officer, chief financial officer or any vice president of such Credit Party.

(dddddd)	“Restricted Payments” shall have the meaning specified in Section 9.2(j).

(eeeeee)	“Revolving Commitment” shall mean, with respect to a particular Lender under the Revolving Tranche and, in the case of any other Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Commitment” as set forth opposite such Lender’s name on Schedule 1.1(rr), as same may be revised, adjusted or reduced from time to time pursuant to the terms of this Agreement; and “Revolving Commitments” shall mean the aggregate of the Revolving Commitments of all of the Revolving Lenders.

(ffffff)	“Revolving Lenders” shall mean those financial institutions listed in Schedule 1.1(rr) to this Agreement as lenders under the Revolving Commitment, together with their successors and assigns, and “Revolving Lender” shall mean any one of the Revolving Lenders.

(gggggg)	“Revolving Loans” shall mean the aggregate Accommodation made pursuant to the Operating Credit and the Seasonal Credit.

(hhhhhh)	“Revolving Tranche” shall have the meaning specified in Section 2.1(a)(i).

(iiiiii)	“Schedule I Lenders” shall mean, at any time, the Lenders that are listed in Schedule I to the Bank Act (Canada) at such time.

(jjjjjj)	“Seasonal Commitment” shall mean, with respect to a particular Lender under the Seasonal Credit and, in the case of any other Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Seasonal Commitment” as set forth opposite such Lender’s name in Schedule 1.1(rr) as the same may be revised, adjusted or reduced from time to time pursuant to the terms of this Agreement; and “Seasonal Commitments” shall mean the aggregate of the Seasonal Commitments of all of the Seasonal Lenders.

(kkkkkk)	“Seasonal Credit” shall have the meaning specified in Section 2.2.

(llllll)	“Seasonal Lenders” shall mean those financial institutions listed in Schedule 1.1(rr) to this Agreement as lenders under the Seasonal Commitment, together with their respective successors and assigns, and “Seasonal Lender” shall mean any one of the Seasonal Lenders.

(mmmmmm)	“Seasonal Period” shall mean the months of September, October, November and December of each calendar year and January of the immediately succeeding calendar year.

(nnnnnn)	“Security” shall mean the guarantees and security described in Article 7 and such other guarantees and security as may be provided to the Administrative Agent from time to time pursuant to any Credit Document.

(oooooo)

“Senior Debt” shall mean, as of the last day of any Fiscal Year, on a pro forma basis, the sum of: (i) the aggregate amount of Accommodation outstanding under this Agreement as of such day; and (ii) the aggregate principal amount of all other

Debt outstanding as of such day that ranks or is capable of ranking prior to or pari passu with the Accommodation outstanding under this Agreement.

(pppppp)	“Subordinated Debt” shall mean, at any time, Debt of the Borrower on a consolidated basis which has been validly and absolutely assigned and postponed in right of payment and collection to the repayment in full of all outstanding Accommodation and pursuant to an assignment and postponement of claim agreement in form and substance satisfactory to the Administrative Agent.

(qqqqqq)	“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other Person of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability corporation or other Person are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or Holdco, as applicable.

(rrrrrr)	“Tangible Net Worth” shall mean, at any time, the consolidated shareholders equity of the Borrower plus Subordinated Debt which is Debt for borrowed money less (i) amounts due to the Borrower by any officer, director or Affiliate of the Borrower; less (ii) the value of intangible assets of the Borrower (as determined by the Administrative Agent from time to time acting reasonably); less (iii) the value of investments by the Borrower in any Affiliate, all as calculated on a consolidated basis in accordance with GAAP at such time.

(ssssss)	“Taxes” has the meaning specified in Section 6.3.

(tttttt)	“Term A Commitment” shall mean, with respect to a particular Lender under the Term A Credit and, in the case of any other Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s Term A Commitment as set forth opposite such Lender’s name on Schedule 1.1(rr) as the same may be revised, adjusted or reduced from time to time pursuant to the terms of this Agreement; and “Term A Commitments” shall mean the aggregate of the Term A Commitments of all of the Term A Lenders.

(uuuuuu)	“Term A Credit” shall have the meaning specified in Section 2.3.

(vvvvvv)	“Term A Lenders” shall mean, collectively, those financial institutions listed in Schedule 1.1(rr) to this Agreement as a Lender under the Term A Credit together with successors and assigns, and “Term A Lender” shall mean any one of the Term A Lenders.

(wwwwww)	“Term Loans” shall mean the aggregate Accommodation made pursuant to the Term A Credit.

(xxxxxx)	“Tranche” shall mean either the Revolving Tranche or the Overdraft Tranche.

(yyyyyy)	“U.S. Base Rate” shall mean, on any day, the fluctuating rate of interest per annum, expressed on the basis of a year of 365 days, which is equal on such day to the greater of:

(i)	the reference rate of interest (however designated) of the Administrative Agent on such day for determining interest chargeable by it on U.S. Dollar commercial loans made in Canada; and

(ii)	1.0% above the Federal Funds Rate on such day.

(zzzzzz)	“U.S. Base Rate Loan” shall mean any Loan in U.S. Dollars with respect to which interest is calculated under this Agreement on the basis of the U.S. Base Rate.

(aaaaaaa)	“U.S. Dollars” and “U.S. $” shall mean lawful currency of the United States of America.

(bbbbbbb)	“Voting Stock” shall mean, with respect to any Person, the Capital Stock such Person having the right to vote for the election of directors of such Person under ordinary circumstances.

(ccccccc)	“Wholly-Owned Subsidiary” shall mean with respect to any Person, any other Person whose entire Capital Stock is owned by such Person either directly and/or through other Wholly-Owned Subsidiaries.

Section 1.2 Headings, Etc.

    The division of this Agreement into Articles, Sections, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, subsection, paragraph or other portion of this Agreement. Unless something in the subject matter or context is inconsistent with any such reference, references in this Agreement to Articles, Sections, subsections, paragraphs, clauses and Schedules are to Articles, Sections, subsections, paragraphs, clauses and Schedules of this Agreement.

Section 1.3 Audited Financial Statements

    All references in this Agreement to financial statements of a corporation, including the balance sheet and related statements of income, retained earnings and changes in financial position, mean consolidated (unless otherwise stated) financial statements prepared by the corporation in accordance with GAAP (reported in Cdn. $ except for Holdco which is reported in U.S. $) and, in the event that such financial statements are required pursuant to this Agreement to be audited, shall include an auditor’s opinion that the statements fairly present the financial position of the corporation and the results of its operations for the period reported on in accordance with GAAP.

Section 1.4 Number, Gender and Expressions

        Words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing natural persons will include Persons and vice versa. Where any term or expression is defined in this Agreement, derivations of such term or expression will have a corresponding meaning.

Section 1.5 Time

        Unless otherwise expressly stated, any reference in this Agreement to a time will mean Toronto, Ontario local time.

Section 1.6 Non-Business Days

        Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due or whenever any action to be taken is stated or scheduled to be required to be taken on, or any period of time is stated or scheduled to commence or terminate on a day other than a Business Day, the payment or action will take place or the period of time will commence or terminate on the immediately following Business Day.

Section 1.7 Conflicts

        In the event of a conflict in or between the provisions of this Agreement and the provisions of any of the other Credit Documents then, notwithstanding anything contained in such other Credit Document, the provisions of this Agreement will prevail and the provisions of such other Credit Document will be deemed to be amended to the extent necessary to eliminate such conflict. If any act or omission is expressly prohibited under a Credit Document (other than this Agreement), but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under such Credit Document but this Agreement does not expressly relieve the applicable Credit Party or Subsidiary of any Credit Party from such performance, such circumstance shall not constitute a conflict in or between the provisions of this Agreement and the provisions of such Credit Document.

Section 1.8 Statutory References

        Any reference in this Agreement to any act or statute, or to any section of or any definition in any act or statute, will be deemed to be a reference to such act or statute or section or definition as amended or re-enacted from time to time.

Section 1.9 Severability

        If any term, covenant, obligation or agreement contained in this Agreement, or the application of any such term, covenant, obligation or agreement to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, obligation or agreement to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability and each term, covenant, obligation or agreement contained in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

Section 1.10 Entire Agreement

        This Agreement and all other Credit Documents constitute the entire agreement between the parties to this Agreement with respect to the Credits and the other matters contemplated in this Agreement as of the date of this Agreement, and supersedes all prior agreements, understandings, drafts of Credit Documents, negotiations and discussions, whether oral or written, with respect to the Credits including, without limitation, those contained in the commitment letter dated September 13, 2002 from The Bank of Nova Scotia to the Borrower and summary of terms and conditions attached thereto.

Section 1.11 Governing Law

        The provisions of this Agreement and the other Credit Documents shall be construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such province, unless otherwise specified therein. For the purpose of any legal actions or proceedings brought by the parties hereto in respect of this Agreement, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any competent federal or provincial court or tribunal in the Province of Ontario and acknowledges their competence and the convenience and propriety of the venue and agrees to be bound by any judgment thereof and not to seek, and hereby waives, any review of its merits by the courts of any other jurisdiction and any rights to a trial by jury in respect of any litigation arising out of or in connection with this Agreement or any other Credit Document or any other course of conduct, course of dealing, statements (whether written or oral) or actions of any of the parties hereto in connection herewith or therewith.

Section 1.12 Currency and Outstanding Borrowings or Accommodation

(a)	Unless otherwise specified in this Agreement, all statements of or references to dollar amounts (without further description) shall mean Cdn. Dollars.

(b)	For the purposes of calculating the Commitments or any outstanding Accommodation under this Agreement for each of the Revolving Credits and Term A Credit, such amount shall be expressed in Cdn. Dollars and any Accommodation in a currency other than Cdn. Dollars shall be expressed as the Equivalent Amount (based on a current exchange rate) in Cdn. Dollars for the purpose of such calculation.

(c)	Not later than 1:00 p.m., Toronto time, on the date in which the Term Loan is advanced by the Lenders (the “Determination Date”), the Administrative Agent shall: (i) determine the U.S. and Cdn. Dollar exchange rate as of such Determination Date to be used for calculating relevant Equivalent Amounts; and (ii) give notice thereof to the Lenders and the Borrower. The exchange rates so determined shall become effective on the first Business Day immediately following the Determination Date, shall remain effective until the occurrence of a Default or an Event of Default (in which case the current exchange rate for U.S. and Cdn. Dollars from time to time shall apply) and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate and except to the extent exchange rates are otherwise utilized in connection with determining compliance with financial covenant levels in accordance with GAAP) be the exchange rates employed in converting any amounts between U.S. and Cdn. Dollars.

(d)	For purposes of determining compliance under Section 9.2 and Section 9.3 with respect to any amount in a currency other than Cdn. Dollars, such amount shall be deemed to equal to the Equivalent Amount thereof in Cdn. Dollars at the time such amount was incurred or expended, as the case may be, or based on the exchange rate for the relevant period, as determined by the Borrower in accordance with GAAP or as otherwise reflected in the financial statements of the Credit Parties prepared in accordance with GAAP.

(e)	For the purposes of the Credit Documents, “outstanding” Accommodation or Borrowings shall refer to the outstanding principal amount of Loans, the face (or principal amount, as the case may be) of Bankers’ Acceptances and the amount of Letters of Credit calculated in accordance with Section 2.11(h)(i).

Section 1.13 Schedules

        The Schedules attached to, and forming part of, this Agreement are as follows:

Schedule 1.1(rr)	Lender Commitment
Schedule 1.1(ss)	Compliance Certificate
Schedule 1.1(vvv)	Extraordinary Income Tax Expense
Schedule 1.1(hhhh)	Key Agreements
Schedule 1.1(jjjj)	Leases and Owned Real Property
Schedule 1.1(ssss)	Mandatory Prepayment Certificate
Schedule 2.6	Form of Notice of Availment
Schedule 8.1(f)	Outstanding Defaults
Schedule 8.1(g)	Litigation
Schedule 8.1(q)	Corporate Structure, Locations, etc.
Schedule 8.1(r)	Environmental Disclosure
Schedule 8.1(t)	Intellectual Property
Schedule 13.1(a)(iv)	Form of Assignment Agreement
Schedule 13.1(b)	Form of Promissory Notes

ARTICLE 2

THE CREDITS

Section 2.1 Establishment of Operating Credit

        Subject to the terms and conditions of this Agreement, the following revolving term credit facility (“Operating Credit”) is established in favour of the Borrower:

(a)	Revolving Tranche

(i)	Revolving Tranche: Each Revolving Lender severally (and not jointly or jointly and severally) agrees to make available to the Borrower on a revolving term basis, Accommodation by way of Prime Rate Loans, U.S. Base Rate Loans, LIBOR Loans and Bankers’ Acceptances (“Revolving Tranche”);

provided that:

(ii)	the Commitment under the Revolving Tranche shall be equal to, and the Equivalent Amount in Cdn. Dollars of all Accommodation outstanding under the Revolving Tranche plus all Accommodation outstanding under the Overdraft Tranche will not, at any time, exceed, the Cdn. Dollar amount set out in Column 1 of Schedule 1.1(rr) annexed hereto (as such limit may be revised, adjusted or reduced from time to time pursuant to the provisions of this Agreement); and

provided further that:

(iii)	the individual Commitment of each Revolving Lender shall be equal to, and the Equivalent Amount in Cdn. Dollars of all Accommodation outstanding under the Revolving Tranche made available by such Lender will not, at any time, exceed, such Lender’s Revolving Commitment (as such limit may be revised, adjusted or reduced from time to time pursuant to the provisions of this Agreement).

(b)	Overdraft Tranche.

The Overdraft Lender agrees to make available to the Borrower on a revolving term basis, Accommodation by way of Prime Rate Loans, U.S. Base Rate Loans and Letters of Credit (“Overdraft Tranche”), provided that the Equivalent Amount in Cdn. Dollars of all such Accommodation outstanding under the Overdraft Tranche will not, at any time, exceed the Cdn. Dollar amount set out in Column 2 of Schedule 1.1(rr) annexed hereto (as such limit may be revised, adjusted or reduced from time to time pursuant to the provisions of this

Agreement, “Overdraft Commitment”) and the Commitment of the Overdraft Lender shall not exceed the Overdraft Commitment.

Section 2.2 Establishment of Seasonal Credit

        Subject to the terms and conditions of this Agreement, each Seasonal Lender severally (and not jointly or jointly and severally) agrees to make available to the Borrower on a revolving term basis during the Seasonal Period, Accommodation by way of Prime Rate Loans, U.S. Base Rate Loans, LIBOR Loans and Bankers’ Acceptances (the “Seasonal Credit”). The Commitment under the Seasonal Credit and the Equivalent Amount in Cdn. Dollars of all Accommodation outstanding under the Seasonal Credit shall not, at any time exceed the Cdn. Dollar amount set out in Column 3 of Schedule 1.1(rr) (as such limit may be revised, adjusted or reduced from time to time pursuant to the provisions of this Agreement); and (ii) the individual Commitment of each Seasonal Lender shall be equal to, and the Equivalent Amount in Cdn. Dollars of all Accommodation outstanding under the Seasonal Credit advanced by such Lender will not at any time exceed such Lender’s Seasonal Commitment (as such limit may be revised, adjusted or reduced from time to time pursuant to the provisions of this Agreement).

Notwithstanding any other provision of this Agreement, the aggregate of the Equivalent Amount in Cdn. Dollars of all Accommodation outstanding under: (A) the Operating Credit plus (B) the Seasonal Credit will not, at any time, exceed the lesser of: (x) the then applicable Borrowing Base, and (y) the sum of the Operating Credit Commitment plus the Seasonal Commitments at such time.

Section 2.3 Establishment of Term A Credit

        Subject to the terms and conditions of this Agreement, a non-revolving term credit facility (“Term A Credit”) is established in favour of the Borrower pursuant to which each Term A Lender severally (and not jointly or jointly and severally) agrees to make available to the Borrower on a non-revolving term basis, Accommodation by way of Prime Rate Loans, U.S. Base Rate Loans, LIBOR Loans and Bankers’ Acceptances; provided that:

(a)	the Commitment under the Term A Credit and the Equivalent Amount in Cdn. Dollars of all Accommodation outstanding under the Term A Credit, will not, at any time, exceed the amount set out in Column 4 of Schedule 1.1(rr) annexed hereto (as such limit may be revised, adjusted or reduced from time to time pursuant to the provisions of this Agreement); and

(b)	the individual Commitment of each Term A Lender shall be equal to, and the Equivalent Amount in Cdn. Dollars of all Accommodation outstanding under the Term A Credit advanced by such Lender will not, at any time, exceed, such Lender’s Term A Commitment (as such limit may be revised, adjusted or reduced from time to time pursuant to the provisions of this Agreement).

Section 2.4 Purpose of the Credits

        The Borrower shall use the Accommodation obtained by it under the Credits as follows:

(a)	Accommodation under the Operating Credit shall be used solely to finance: (i) Debt owing to Bank of America as at the Closing Date, (ii) any Acquisition by the Borrower which is permitted hereunder, (iii) the Borrower to, or to fund Holdco in order to, acquire the Purchased Shares, (iv) Capital Expenditures, and (v) day-to-day working capital requirements of the Borrower;

(b)	Accommodation under the Seasonal Credit shall be used solely to finance: (i) Debt owing to Bank of America as at the Closing Date, (ii) any Acquisition by the Borrower which is permitted hereunder, and (iii) day-to-day working capital requirements of the Borrower; and

(c)	Accommodation under the Term A Credit shall be used solely to finance: (i) any Acquisition by the Borrower which is permitted hereunder, (ii) the Borrower to, or to fund Holdco in order to, acquire the Purchased Shares, (iii) Capital Expenditures, and (iv) day-to-day working capital requirements of the Borrower.

Section 2.5 Borrowings under the Credits

Except as otherwise specifically stated in this Agreement:

(a)	Operating Credit and Seasonal Credit

(i)	Each Borrowing by the Borrower under the Revolving Tranche will be:

(A)	made available to the Borrower by the Revolving Lenders simultaneously and in their respective Pro Rata Shares under the Revolving Tranche; and

(B)	comprised of the same type or types of Accommodation, with identical maturity dates and LIBOR Periods, if applicable, from each Revolving Lender;

(ii)	Each Borrowing by the Borrower under the Overdraft Tranche by way of Prime Rate Loans or U.S. Base Rate Loans will be made available to the Borrower by the Overdraft Lender in accordance with Section 2.12;

(iii)	Each Borrowing by the Borrower under the Overdraft Tranche by way of Letters of Credit will be made available to the Borrower by the Overdraft Lender in accordance with Section 2.11; and

(iv)	Each Borrowing by the Borrower under the Seasonal Credit will be:

(A)	made available to the Borrower by the Seasonal Lenders simultaneously and in their respective Pro Rata Shares under the Seasonal Credit; and

(B)	comprised of the same type or types of Accommodation, with identical maturity dates and LIBOR Periods, if applicable, from each Seasonal Lender.

(b)	Term A Credit

Each Borrowing by the Borrower under the Term A Credit will be:

(i)	made available to the Borrower by the Term A Lenders simultaneously and in their respective Pro Rata Shares under the Term A Credit; and

(ii)	comprised of the same type or types of Accommodation, with identical maturity dates and LIBOR Periods, if applicable, from each Term A Lender.

(c)	No Lender will be responsible for any default by any other Lender in its obligation to make Accommodation available to the Borrower nor will the Commitment of any Lender under any Tranche or Credit be increased as a result of any such default, except as provided in this subsection. If any Lender fails to make available any Accommodation under a Tranche or Credit when required under its Commitment (the “Non-Funding Lender”) relative to such Tranche or Credit, the Administrative Agent will promptly notify the other Lenders that have Commitments under such Tranche or Credit, of such failure, and any Lender that has a Commitment under such Tranche or Credit, upon notice to the Borrower, the Administrative Agent and the other Lenders that have Commitments under such Tranche or Credit, may make available (the “Additional Accommodation”) to the Borrower within two (2) Business Days after the applicable Borrowing Date the amount (or if more than one Lender so elects, its Pro Rata Share under such Tranche or Credit, of that portion as nearly as practicable in the opinion of the Administrative Agent) of the Accommodation not funded by the Non-Funding Lender (the “Failed Accommodation”). The maturity date of the LIBOR Period applicable to all LIBOR Loans and the maturity date of all Bankers’ Acceptances included in such Additional Accommodation shall be identical to the respective maturity dates of the LIBOR Period for any LIBOR Loans and of any Bankers’ Acceptances, that would have been included in such Failed Accommodation and that were included in the Accommodation made available by the other Lenders on the applicable Borrowing Date. The Lenders, the Borrower and the Administrative Agent shall thereupon enter into documentation, in form and substance satisfactory to the Administrative Agent, as may be appropriate to evidence the adjustment of the Commitments relative to such Tranche or Credit, necessitated by such Additional Accommodation made by any Lender. Nothing in this subsection shall be deemed to relieve any Lender of its obligation to make any Accommodation available when required to do so under this Agreement, or to prejudice any rights which the Borrower, the Administrative Agent or any other Lender may have against the Non-Funding Lender.

Section 2.6 Borrowing

              Whenever the Borrower desires to obtain a Borrowing (other than a Borrowing by way of Prime Rate Loans or U.S. Base Rate Loans under the Overdraft Tranche or a Borrowing obtained pursuant to Article 3), it shall give irrevocable prior written notice to the Administrative Agent (and in the case of a Letter of Credit to be issued by the Overdraft Lender, to the Overdraft Lender) in substantially the form of Schedule 2.6 (a “Notice of Availment”) specifying, among other things, the date upon which such initial Borrowing is to be obtained.

Section 2.7 Notice Periods

              A Notice of Availment requesting Borrowing under any Credit (other than Prime Rate Loans or U.S. Base Rate Loans under the Overdraft Tranche) shall be given as follows:

(a)	for all Accommodation other than by way of a LIBOR Loan, by way of Bankers’ Acceptances or by way of a Letter of Credit, prior to 12:00 (noon) on the day which is one (1) Business Day preceding the Borrowing Date;

(b)	for all Accommodation by way of Bankers’ Acceptances, prior to 12:00 (noon) on a day which is two (2) Business Days preceding the Borrowing Date;

(c)	for all Accommodation by way of a LIBOR Loan or a Letter of Credit, prior to 12:00 (noon) on a day which is three (3) Business Days preceding the Borrowing Date;

provided however, that no Accommodation will be made if the term of such Accommodation, or any LIBOR Period applicable to such Accommodation, would mature beyond the Maturity Date of such Credit. The Administrative Agent will promptly notify the applicable Lenders of the proposed Borrowing and the particulars of the Accommodation to be made available by each Lender.

Section 2.8 Manner of Advance

(a)	Except for Borrowings under the Overdraft Tranche, each Lender shall transfer to the Administrative Agent’s Payment Branch for value on each applicable Borrowing Date in immediately available Cdn. Dollars or U.S. Dollars, as the case may be, its Pro Rata Share of:

(i)	any Prime Rate Loan, U.S. Base Rate Loan or LIBOR Loan to be made on such Borrowing Date in an aggregate amount equal to the amount set out in the Notice of Availment;

(ii)	all BA Discount Proceeds in respect of any Bankers’ Acceptance accepted and purchased by it on such Borrowing Date, or any BA Loan to be made by it on such Borrowing Date, in each case net of the Applicable Stamping Fee payable to such Lender pursuant to Section 4.5.

(b)	The Administrative Agent may designate such other accounts and offices as it may see fit for the purposes referred to in Section 2.8(a) provided that no costs in excess of the costs associated with the accounts specified in such Section would be incurred by the Borrower or any of the Lenders.

(c)	Subject to any direction given to the Administrative Agent by the Borrower, the Administrative Agent shall make all amounts received by it from the Lenders pursuant to Section 2.8(a) available to the Borrower by depositing the same for value on the applicable Borrowing Date to such account in Canada in the name of the Borrower as the Borrower shall have previously designated by timely notice in writing to the Administrative Agent.

(d)	Notwithstanding Section 2.8(a), the Administrative Agent shall be entitled to assume that each applicable Lender has made or will make available to the Administrative Agent all funds required to be made available by such Lender as specified in such Section and the Administrative Agent may (but shall not be obliged to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such funds are in fact not received by the Administrative Agent from such Lender on any Borrowing Date and the Administrative Agent has made available the corresponding amount to the Borrower on such Borrowing Date, such corresponding amount shall not be a Loan and the Administrative Agent shall be entitled (in its capacity as Administrative Agent) to recover from the Borrower, on demand, the corresponding amount made available by the Administrative Agent to the Borrower as aforesaid together with interest on such amount at the rate which would otherwise have been applicable under this Agreement to such Loan or in the case of Bankers’ Acceptances, at the rate applicable under this Agreement to Prime Rate Loans. If, after the applicable Borrowing Date but prior to such time as the Administrative Agent has demanded repayment from the Borrower as permitted by the preceding sentence, the funds required to be made available by the applicable Lender are in fact received by the Administrative Agent, the Administrative Agent shall be entitled to retain such funds for its own account and the corresponding amount made available by the Administrative Agent to the Borrower on such Borrowing Date shall, notwithstanding the preceding sentence, be deemed to have been a Loan made available by such Lender to the Borrower on such Borrowing Date and such Lender shall pay to the Administrative Agent on demand, as reimbursement for expenses incurred by the Administrative Agent, an amount equal to the product of: (i) the standard interbank reference rate then in effect in Canada multiplied by (ii) the corresponding amount made available by the Administrative Agent, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including such Borrowing Date to but excluding the date on which such funds are received by the Administrative Agent from such Lender and the denominator of which is the number of days in the calendar year in which the same is to be determined. A certificate of the Administrative Agent with respect to any amount owing by a Lender under this subsection shall be prima facie evidence of such expenses.

Section 2.9 Bankers’ Acceptances

(a)	Promptly following receipt of a Notice of Availment requesting Bankers’ Acceptances, the Administrative Agent shall advise the applicable Lenders of the face amount and term of each Draft to be accepted by it and whether such Lender is required by such Notice of Availment to purchase the Bankers’ Acceptances accepted by it.

(b)	The term of all Bankers’ Acceptances issued pursuant to any Notice of Availment shall be identical. The aggregate face amount of Bankers’ Acceptances issued pursuant to any Notice of Availment shall not be less than $1,000,000. Each Bankers’ Acceptance shall be dated the Borrowing Date on which it is issued, and shall be for a term of one, two, three or six months, provided that in no event shall the applicable maturity of a Bankers’ Acceptance extend beyond the Maturity Date for the applicable Tranche or Credit.

(c)	The aggregate face amount of the Drafts to be accepted at any time by a Lender shall be determined by the Administrative Agent based on such Lender’s Pro Rata Share, except that, if the face amount of any Draft to be accepted by a Lender, determined as provided for above, would not be $1,000 or a whole multiple of $1,000, the Administrative Agent shall either increase or decrease such face amount to the nearest whole multiple of $1,000 except that in the case of a requested Borrowing under the Term A Credit decrease such face amount to the nearest whole multiple of $1,000, with the balance being advanced or continued by way of Prime Rate Loans.

(d)	Each Lender shall complete and accept Drafts on the applicable Borrowing Date having the face amounts and term advised by the Administrative Agent pursuant to Section 2.9(a). If required to do so pursuant to any Notice of Availment, each Lender shall purchase on the applicable Borrowing Date the Bankers’ Acceptances accepted by it, for an aggregate price equal to the BA Discount Proceeds of such Bankers’ Acceptances.

(e)	In order to facilitate the issuance of Bankers’ Acceptances pursuant to this Agreement, the Borrower hereby authorizes each of the applicable Lenders as the Borrower’s attorney, to complete, sign and endorse drafts or depository bills (as defined in the Depository Bills and Notes Act (Canada) (each such executed draft or bill being herein referred to as a “Draft”) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Notice of Availment and, once so completed, signed and endorsed to accept them as Bankers’ Acceptances under this Agreement and then, if applicable, purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Agreement. Drafts so completed, signed, endorsed and negotiated on behalf of the Borrower by an applicable Lender shall bind the Borrower as fully and effectively as if so performed by a Responsible

Officer of the Borrower. Each Draft of a Bankers’ Acceptance completed, signed or endorsed by a Lender shall mature on the last day of the stated term thereof.

(f)	Any Drafts to be used for Bankers’ Acceptances shall be held by the applicable Lender in safekeeping with the same degree of care as if they were such Lender’s own property being kept at the place at which they are to be held. The Borrower may, by written notice to the Administrative Agent, designate persons other than Responsible Officers to give the Administrative Agent instructions regarding the manner in which Drafts are to be completed and the times at which they are to be issued; provided however that receipt by the Administrative Agent of a Notice of Availment requesting a Borrowing by way of Bankers’ Acceptances shall be deemed to be sufficient authority from Responsible Officers or such designated persons for each of the applicable Lenders to complete, and issue Drafts in accordance with such notice. None of the Administrative Agent nor any of the applicable Lenders nor any of their respective directors, officers, employees or representatives shall be liable for any action taken or omitted to be taken by any of them under this Section 2.9(f) except for their own respective gross negligence or wilful misconduct.

(g)	If the Administrative Agent determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and so notifies the Borrower, that there does not exist, at the applicable time, a normal market in Canada for the purchase and sale of bankers’ acceptances, any right of the Borrower to require the Lenders to purchase Bankers’ Acceptances under this Agreement shall be suspended until the Administrative Agent determines that such market does exist and gives notice thereof to the Borrower, and any Notice of Availment requesting Bankers’ Acceptances shall be deemed to be a Notice of Availment requesting Prime Rate Loans in a similar aggregate principal amount.

(h)	On the date of maturity of each Bankers’ Acceptance, the Borrower shall pay to the Administrative Agent, for the account of the holder of such Bankers’ Acceptance, Cdn. Dollars in an amount equal to the face amount of such Bankers’ Acceptance. The obligation of the Borrower to make such payment shall not be prejudiced by the fact that the holder of any such Bankers’ Acceptance is the Lender that accepted such Bankers’ Acceptance. No days of grace shall be claimed by the Borrower for the payment at maturity of any Bankers’ Acceptance. If the Borrower does not make such payment, from the proceeds of Accommodation obtained under this Agreement or otherwise, the Lender that accepted such Bankers’ Acceptance shall, without receipt of a Notice of Availment, irrespective of whether any applicable conditions precedent under this Agreement have been met and without waiver of the Default constituted by the Borrower’s failure to make such payment, make a Prime Rate Loan to the Borrower under the applicable Tranche or Credit in the face amount of such Bankers’ Acceptance and shall promptly give notice of such Loan to the Borrower and the Administrative Agent (which shall promptly give similar notice to the other Lenders). The Borrower agrees to accept each such Prime Rate Loan and irrevocably authorizes and directs the applicable Lender to apply the proceeds of each such Loan in payment of the liability of the Borrower with respect to the related Bankers’ Acceptance.

(i)	Each applicable Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(j)	The Borrower waives presentment for payment and any other defence to the payment of any amounts due to any applicable Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Lender in its own right and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the Bankers’ Acceptance for payment of the amount payable by the Borrower thereunder.

(k)	If any Bankers’ Acceptance is outstanding on the Maturity Date for any Tranche or Credit, or at any time that an Event of Default occurs and is continuing, the Borrower will, and will cause each Subsidiary of the Borrower to, immediately upon demand by the Administrative Agent provide to the Administrative Agent, for the account of the holder of such Bankers’ Acceptance, Cash Collateral in an amount equal to the face amount of such Bankers’ Acceptance (together with such security agreement, officers’ certificates and legal opinions as the Administrative Agent may reasonably request). Such Cash Collateral (together with interest thereon) shall be held by the Administrative Agent, subject to Section 10.4, for payment of the liability of the Borrower in respect of such Bankers’ Acceptance and shall bear interest for such terms as are selected from time to time by the Administrative Agent at the wholesale money market rate of the Administrative Agent for deposits of similar amounts and maturities. Any balance of such funds (and interest thereon) remaining after payment or retirement of such liability shall be held by the Administrative Agent as security for the remaining liabilities of the Borrower under the Credit Documents.

(l)	The amount of Accommodation constituted by any Bankers’ Acceptance shall be the face amount of such Bankers’ Acceptance.

(m)	Notwithstanding anything contained in this Agreement or any other Credit Document, if a Lender is a Non BA Lender, such Lender shall make available to the Borrower prior to 11:00 a.m. on the applicable Borrowing Date, a Cdn. Dollar loan by way of Discount Note (a “BA Loan”) in the principal amount equal to such Lender’s Pro Rata Share under the applicable Tranche or Credit, of the total amount of Borrowings requested by way of Bankers’ Acceptances pursuant to the applicable Notice of Availment, such BA Loan to be funded in the same manner as provided in Section 2.8. Such BA Loan shall have the same term as the Bankers’ Acceptances for which it is a substitute and shall permit such Lender to obtain the same effective rate as if such Lender had been paid the Applicable Stamping Fee for accepting a Bankers’ Acceptance and purchased such Bankers’

Acceptance at a discount from the face amount of such Bankers’ Acceptance calculated at the discount rate per annum equal to the BA Non-Schedule I Discount Rate for the term of such Bankers’ Acceptance, on the basis, and the Borrower hereby agrees that, for each such BA Loan, interest shall be payable in advance on the date of such extension of credit by such Lender deducting the interest payable in respect thereof from the principal amount of such BA Loan. For greater certainty, the net amount to be made available by each Lender on any date in respect of a BA Loan made by it on such date shall be the same as the amount of BA Discount Proceeds that such Lender would have been required to make available to the Borrower had such Lender been a Schedule I Lender that purchased the Bankers’ Acceptances accepted by it on such date.

Section 2.10 LIBOR Loans

(a)	The aggregate amount of all LIBOR Loans advanced pursuant to any Notice of Availment under any Credit shall not be less than U.S. $500,000.

(b)	The first LIBOR Period for any LIBOR Loan shall commence on (and include) the first Borrowing Date for such LIBOR Loan, and each LIBOR Period occurring after such first LIBOR Period for such LIBOR Loan shall commence on (and include) the last day of the immediately preceding LIBOR Period for such LIBOR Loan. Notwithstanding the foregoing:

(i)	if the Administrative Agent has not received a Notice of Availment with respect to any outstanding LIBOR Loan in accordance with Section 3.2, Section 3.4 or Section 3.5, such LIBOR Loan shall be automatically converted on the expiry of such existing LIBOR Period to a U.S. Base Rate Loan under the applicable Tranche or Credit relating to such LIBOR Loan;

(ii)	if any LIBOR Period would otherwise end on a day which is not a Business Day, such LIBOR Period shall end on the next succeeding Business Day; provided, however, that if such next succeeding Business Day falls in the next calendar month, such LIBOR Period shall end on the immediately preceding Business Day; and

(iii)	No LIBOR Period chosen under any Credit may extend beyond the Maturity Date for such Credit.

(c)	If at any time a Lender shall determine (which determination shall be conclusive and binding) that by reason of circumstances affecting the London interbank market or any other relevant financial market or the position of such Lender in any such market:

(i)	adequate and reasonable means do not exist for ascertaining the LIBOR to be applicable during any LIBOR Period; or

(ii)	the LIBOR does not adequately reflect the effective cost to such Lender of the funds to be used by it to make or continue the applicable LIBOR Loan for any LIBOR Period; or

(iii)	U.S. Dollars in the amount of the applicable LIBOR Loan are not readily available to such Lender for any LIBOR Period in the London interbank market,

then such Lender shall give notice of such event (by telephone to be confirmed the same day in writing) or by facsimile to the Borrower and the Administrative Agent (which shall promptly give a copy of such notice to the other Lenders). On the last day of the LIBOR Period then applicable to each such LIBOR Loan, the interest on each LIBOR Loan then outstanding from such Lender as a LIBOR Loan shall cease to be calculated under this Agreement on the basis of the LIBOR and shall commence to be calculated under this Agreement on the basis of the U.S. Base Rate. Any Notice of Availment which has been delivered to such Lender requesting a LIBOR Loan on a Borrowing Date on or subsequent to such notification date shall be deemed to be a request for a U.S. Base Rate Loan in the same amount. The Borrower shall not be entitled to obtain any LIBOR Loan from such Lender so long as any such condition shall continue to exist, and any Loan that would otherwise have been made by such Lender as a LIBOR Loan shall instead be made by such Lender as a U.S. Base Rate Loan in the same amount.

Section 2.11 Letters of Credit

(a)	Each Letter of Credit (including all documents and instruments required to be presented under such Letter of Credit) shall be satisfactory in form and substance to the issuing Lender.

(b)	Notwithstanding any other provision in this Agreement, no Letter of Credit shall be issued (or shall be renewable at the option of the beneficiary under such Letter of Credit): (i) for a term which would extend beyond the Maturity Date at such time for the Operating Credit; or (ii) in the event that the aggregate face amount of all Letters of Credit then issued would exceed: (A) $5,000,000 at any time during the Fiscal Year ending June 30, 2003; (B) $8,000,000 at any time during the Fiscal Year ending June 30, 2004; (C) $11,000,000 at any time during the Fiscal Year ending June 30, 2005; (D) $13,000,000 at any time during the Fiscal Year ending June 30, 2006; or (E) $15,000,000 at any time after June 30, 2006.

(c)	A Letter of Credit may be in Cdn. Dollars or U.S. Dollars.

(d)	As a condition of the issuance of any Letter of Credit requested by the Borrower, the Borrower shall pay to the issuing Lender, the related fees specified in Section 4.6 and shall execute and deliver to the issuing Lender, its then current standard form letter of credit application or irrevocable documentary credit application

(which shall constitute a Credit Document). The Borrower shall also pay to the issuing Lender its customary cable charges and other administrative charges in respect of the issue of such Letter of Credit, the amendment or transfer of such Letter of Credit, each renewal of such Letter of Credit and each drawing made under such Letter of Credit.

(e)	In the event the issuing Lender is required to make any payment under any Letter of Credit issued by it at the request of the Borrower, the issuing Lender shall immediately notify the Borrower of the amount of the payment and the date it is to be made. Unless prior to 12:00 (noon) on such payment date, the Borrower notifies the issuing Lender of its intention to reimburse the issuing Lender for the amount of such payment and such amount is received by the issuing Lender on or prior to the payment date, then:

(i)	the Borrower shall be deemed to have requested a U.S. Base Rate Loan under the Overdraft Tranche (if such Letter of Credit was issued in U.S. Dollars) or a Prime Rate Loan under the Overdraft Tranche (if such Letter of Credit was issued in Cdn. Dollars) in an aggregate amount equal to the amount of such payment in U.S. Dollars or Cdn. Dollars, as the case may be, for advance on such payment date; and

(ii)	the issuing Lender shall pay the proceeds of the requested Borrowing to itself in Cdn. Dollars or U.S. Dollars, as the case may be, as reimbursement for the amount of the payment under such Letter of Credit.

(f)	The Borrower shall be deemed to have requested and the issuing Lender shall be deemed to have provided the Accommodation referred to in Section 2.11(e)(i) notwithstanding:

(i)	the non-compliance with any of the notice, minimum amount or other requirements for the provision of any Accommodation set out in this Agreement; or

(ii)	the existence or continuance of any Default or Event of Default.

(g)	If any Letter of Credit is outstanding on the Maturity Date for the Operating Credit, or at any time that an Event of Default has occurred and is continuing, or at any time that a domestic or foreign court issues any judgement or order restricting or prohibiting payment by the applicable Lender under such Letter of Credit until a date beyond the Maturity Date or extending the liability of such Lender to make payment under such Letter of Credit beyond such Maturity Date for the Operating Credit, the Borrower shall immediately upon demand by the Administrative Agent pay to the Administrative Agent, for the account of the applicable Lender (and the Revolving Lenders pursuant to Section 10.3), funds in the currency of such Letter of Credit and in the amount of the Accommodation constituted by such Letter of Credit. Such funds (together with interest on such funds) shall be held by the Administrative Agent, subject to Section 10.4, for payment of the liability of the Borrower pursuant to Section 2.11(e) or otherwise in respect of such Letter of Credit so long as the applicable Lender (and the Revolving Lenders pursuant to Section 10.3) has, or may in any circumstance have, any liability under such Letter of Credit, and shall bear interest for such terms as are selected from time to time by the Administrative Agent at the wholesale money market rate of the Administrative Agent for deposits of similar currency, amounts and maturities. Any balance of such funds and interest remaining at such time as the applicable Lender no longer has any present or future liability under such Letter of Credit shall nevertheless continue to be held by the Administrative Agent for so long as an Event of Default is subsisting, as security for the remaining liabilities of the Borrower under the Credit Documents.

(h)	For the purpose of calculating outstanding Accommodation in respect of a Letter of Credit and for any other relevant provision of this Agreement:

(i)	the amount of Accommodation constituted by any Letter of Credit issued shall be the maximum Equivalent Amount in Cdn. Dollars which the applicable Lender has calculated and may in any circumstances be required to pay pursuant to the terms of such Letter of Credit. Such Lender shall provide to the Administrative Agent details of all calculations of any conversion of such amount into Cdn. Dollars; and

(ii)	upon the issuance of any Letter of Credit by the issuing Lender it shall be deemed to have provided an Accommodation in an amount equal to the Letter of Credit (calculated in accordance with Section 2.11(h)(i) immediately above).

Section 2.12 Loans under the Overdraft Tranche

The Borrower shall open a Cdn. Dollar operating account (the “Cdn. Account”) and a U.S. Dollar operating account (the “U.S. Account”) with the Overdraft Lender under the Overdraft Tranche. Subject to the limitations set forth in this Agreement, the Borrower shall be entitled to obtain Prime Rate Loans by way of overdraft on the Cdn. Account and shall be entitled to obtain U.S. Base Rate Loans by way of overdraft on the U.S. Account. The aggregate amount of all cheques drawn and debited to such Cdn. Account on each day, net of the credit balance deposited or credits to such account during such day, shall be deemed to be a request by the Borrower for a Prime Rate Loan under the Overdraft Tranche. The aggregate amount of all cheques drawn on the U.S. Account during such day, net of the credit balance of such account during such day, shall be deemed to be a request by the Borrower for a U.S. Base Rate Loan under the Overdraft Tranche.

Section 2.13 Illegality

Notwithstanding any other provision of this Agreement, if the making or continuation of any type of Accommodation by any Lender, or the receipt by any Lender of any amount payable under this Agreement by the Borrower in respect of any such Accommodation, shall have been made unlawful or impracticable due to compliance by such Lender in good faith (as determined by such Lender, which determination shall be conclusive and binding) with any Applicable Law or with any request or directive (whether or not having the force of law) by any central bank, Superintendent of Financial Institutions or other comparable authority or agency having jurisdiction, such Lender shall give prompt notice of such event to the Borrower and the Administrative Agent (which shall promptly give similar notice to the other Lenders) and the Borrower shall repay to such Lender all Accommodation of such type on such date thereafter as may be required by such Lender, and for such purpose shall be entitled to obtain from such Lender any type of Accommodation that such Lender is then obliged to make available under this Agreement in a Cdn. Dollar amount or U.S. Dollar amount, as the case may be, of the Accommodation required to be repaid by the Borrower.

During the continuation of any such event, such Lender shall have no obligation under this Agreement to make available any Accommodation of such type under any Tranche or Credit, but shall make available its Pro Rata Share under such Tranche or Credit, of each Borrowing by way of such other type of Accommodation as it is then obliged to make available under this Agreement that is requested by the Borrower.

Section 2.14 Administrative Agent’s and Overdraft Lender’s Accounts

(a)	The Administrative Agent will maintain the Register and records for each Lender evidencing other than with respect to the Overdraft Tranche: (i) the indebtedness and obligations of the Borrower to each Lender under this Agreement in respect of outstanding Accommodation and accrued interest thereon, fees in respect thereof, and other amounts payable under this Agreement; (ii) the types of Accommodation outstanding from each Lender to the Borrower from time to time and the date or dates on which such Accommodation was made; and (iii) the amounts from time to time paid by the Borrower to each Lender under this Agreement on account of such Accommodation, interest, fees and other amounts. The Borrower acknowledges, confirms and agrees that the Register and all such records kept by the Administrative Agent shall constitute prima facie evidence of the matters referred to above; provided, however, that the failure of the Administrative Agent to make any entry or recording in the Register or any such records shall not limit or otherwise affect the obligations of the Borrower under this Agreement or with respect to any Accommodation, interest, fees or other amounts owed to any Lender.

(b)	The Overdraft Lender will maintain records evidencing: (i) the indebtedness and obligations of the Borrower to the Overdraft Lender under this Agreement in respect of outstanding Accommodation under the Overdraft Tranche and accrued interest thereon, fees in respect thereof and other amounts payable in connection with any of the foregoing under this Agreement; (ii) the types of Accommodation outstanding from the Overdraft Lender to the Borrower from time to time and the date or dates on which such Accommodation was made available to the Borrower; and (iii) the amounts from time to time paid by the Borrower to the Overdraft

Lender under this Agreement on account of such Accommodation, interest, fees and other amounts. The Borrower acknowledges, confirms and agrees that all such records kept by the Overdraft Lender shall constitute prima facie evidence of the matters referred to above; provided, however, that the failure of the Overdraft Lender to make any entry or recording in any such records shall not limit or otherwise affect the obligations of any Borrower under this Agreement or with respect to any such Accommodation, interest, fees or other amounts owed to the Overdraft Lender.

Section 2.15 Optional Reduction of Limit of Revolving Commitments or Seasonal Commitments

              Upon at least two (2) Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Revolving Commitments or the Seasonal Commitments in each case in whole or in part, provided that: (i) any such reduction shall apply proportionately and permanently to reduce the Commitment of each such Lender; (ii) any partial reduction pursuant to this Section 2.15 shall be in the amount of at least $5,000,000; and (iii) after giving effect to such termination or reduction and to any prepayments of Accommodation: (A) the aggregate outstanding Accommodation under the Revolving Tranche plus the aggregate outstanding Accommodation under the Overdraft Tranche, shall not exceed the Revolving Commitments as so reduced; and (B) the aggregate outstanding Accommodation under the Seasonal Credit shall not exceed the Seasonal Commitments as so reduced, and the Administrative Agent shall as soon as possible following receipt of any notice referred to in Section 2.15, advise each of the Lenders and prepare and give copies to the Borrower and each of the Lenders a revised Schedule 1.1(rr) setting out the revised, adjusted or reduced Commitment for the applicable Tranche or Credit for the applicable Lenders.

Section 2.16 Maturities

              There shall not be outstanding under the Revolving Tranche, Seasonal Credit or Term A Credit, at any time, Accommodation by way of Bankers’ Acceptances or LIBOR Loans, having among them, more than twelve (12) different maturity dates.

ARTICLE 3

ROLLOVERS AND CONVERSIONS

Section 3.1 Bankers’ Acceptances

            Subject to the terms and conditions of this Agreement and provided that the Administrative Agent has received a Notice of Availment in accordance with Section 3.3, requesting the applicable Lenders to accept Drafts (or advance BA Loans) to replace all or a portion of outstanding Bankers’ Acceptances as they mature, such Lenders shall, on the maturity of such Bankers’ Acceptances and concurrent with the payment by the Borrower to the Administrative Agent of the face or principal amount of such Bankers’ Acceptances or the portion thereof to be replaced (the “Maturing Amount”) (or arrangements satisfactory to the Administrative Agent being effected to ensure the BA Discount Proceeds from the replacement Bankers’ Acceptances are applied to repay the Maturing Amount and the Borrower concurrently paying to the Administrative Agent any positive difference between the Maturing Amount and such BA Discount Proceeds), accept (and purchase if required) on the terms herein Drafts (or, if applicable, advance BA Loans) having an aggregate face or principal amount equal to the Maturing Amount.

Section 3.2 LIBOR Loans

            Subject to the terms and condition of this Agreement and provided that the Administrative Agent has received a Notice of Availment in accordance with Section 3.3 requesting the applicable Lenders to continue to extend credit by way of LIBOR Loans following the expiry of the applicable LIBOR Period, the applicable Lenders shall, on the expiry of such LIBOR Period, continue to provide Accommodation to the Borrower by way of a LIBOR Loan (without a further advance of funds to the Borrower) in the principal amount equal to the principal amount of the outstanding LIBOR Loan or the portion thereof to be continued as a LIBOR Loan for the further LIBOR Period chosen.

Section 3.3 Notice of Rollover

            The Notice of Availment to be given to the Administrative Agent pursuant to Section 3.1 or Section 3.2 shall be irrevocable and shall specify, among other things, the maturity date of any applicable Bankers’ Acceptance or the last day of any applicable LIBOR Period.

Section 3.4 Converting One Type of Loan into Another Type of Loan

            Subject to the terms and conditions of this Agreement and provided that the Administrative Agent has received a Notice of Availment in accordance with Section 3.7 requesting the applicable Lenders to convert all or a portion of a Loan of a particular type outstanding under any Tranche or Credit into another type of Loan available under such Tranche or Credit pursuant to the terms of the Agreement, the applicable Lenders shall, on the applicable Borrowing Date continue to provide Accommodation to the Borrower by way of the type of Loan into which the outstanding Loan (or a portion thereof) is converted (without a further advance of funds to the Borrower) in the aggregate principal amount equal to the principal amount of the outstanding Loan or the portion thereof which is being converted.

Section 3.5 Converting a Loan to Bankers’ Acceptances

            Subject to the terms and conditions of this Agreement and provided that the Administrative Agent has received a Notice of Availment in accordance with Section 3.7, requesting the applicable Lenders to accept (and if required, purchase) Drafts (or advance BA Loans) to replace all or a portion of an outstanding Loan under the applicable Tranche or Credit, then upon receipt by each such Lender on the applicable Borrowing Date of a payment equal to the principal amount of the outstanding Loan so converted, each such Lender shall accept (and if required, purchase) Drafts (or advance BA Loans) in an aggregate face or principal amount equal to the outstanding principal amount (or the Equivalent Amount in Cdn. Dollars of any U.S. Base Rate Loan or LIBOR Loan being so converted) of the Loans being so converted.

Section 3.6 Converting Bankers’ Acceptances to a Loan

            Subject to the terms and conditions of this Agreement and provided that the Administrative Agent has received a Notice of Availment in accordance with Section 3.7 requesting the applicable Lenders to convert all or a portion of any outstanding maturing Bankers’ Acceptances into a type of Loan available under the Tranche or Credit, each such Lender shall, upon the maturity date of such Bankers’ Acceptances accepted or advanced by it, provide Accommodation to the Borrower by way of the type of Loan into which the matured Bankers’ Acceptances or a portion thereof are being converted in a principal amount equal to the aggregate face or principal amount (or the Equivalent Amount in U.S. Dollars) of the matured Bankers’ Acceptances or the portion thereof which are being converted.

Section 3.7 Notice of Conversion

            A Notice of Availment to be given to the Administrative Agent pursuant to Section 3.4, Section 3.5 or Section 3.6 shall be irrevocable and shall specify, among other things, the date on which the conversion is to take place.

ARTICLE 4

INTEREST AND FEES

Section 4.1 Loans in Respect of Operating Credit, Seasonal Credit and Term A Credit

            Unless otherwise specifically provided herein, each Prime Rate Loan, U.S. Base Rate Loan and LIBOR Loan under the Operating Credit, Seasonal Credit or Term A Credit shall bear interest, in the case of Prime Rate Loans and U.S. Base Rate Loans, from the Borrowing Date for such Loan to the date of repayment of such Loan and, in the case of LIBOR Loans, during each LIBOR Period applicable to such Loan, on the unpaid amount of such Loan calculated (but not compounded) daily at a nominal rate per annum for each such Loan equal to the Applicable Reference Rate for such type of Loan in effect from time to time plus an additional spread (the “Applicable Loan Spread”) determined in accordance with the provisions of this Section. The Applicable Loan Spread from and including the Closing Date to but excluding the Reset Date immediately following the Fiscal Quarter ending September 30, 2002 shall be set at Level II described below. From and after such Reset Date, the Applicable Loan Spread for each type of Loan will change, from time to time but not more frequently than quarterly, based on changes to the Fixed Charge Coverage Ratio for the Borrower’s most recently completed Four Quarter Period, with the Applicable Loan Spread for each type of Loan to be reset, effective as of the third Business Day following the date the Compliance Certificate for such Fiscal Quarter is delivered to the Administrative Agent (each such Business Day, a “Reset Date”), to that amount indicated below for each type of Loan where the Fixed Charge Coverage Ratio, based on the Compliance Certificate delivered for the Fiscal Quarter ending immediately prior to the applicable Reset Date, is as set out below:

Level	Fixed Charge Coverage Ratio	Prime Rate Loans	U.S. Base Rate Loans	LIBOR Loans
I	< 1.2:1	1.50%	1.50%	2.50%
II	≥ 1.2:1 but <1.4:1	1.00%	1.00%	2.00%
III	≥ 1.4:1 but <1.6:1	0.75%	0.75%	1.75%
IV	≥ 1.6:1	0.50%	0.50%	1.50%

              For greater certainty, any change in the Applicable Loan Spread on any Reset Date shall not be effective with respect to any outstanding LIBOR Loan and shall only commence to apply to any rollover of such outstanding LIBOR Loan on the expiry of its LIBOR Period.

Section 4.2 Overdue Principal and Interest

(a)	If all or part of any Prime Rate Loan, U.S. Base Rate Loan or LIBOR Loan shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (as well after as before judgment), payable on demand, at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to such Loan plus 2% per annum, in each case from the date of such non-payment until paid in full.

(b)	If all or part of any interest in respect of any Prime Rate Loan, U.S. Base Rate or LIBOR Loan shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue interest shall bear interest (as well after as before judgment), payable on demand, at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to the type of Loan in respect of which such interest was not paid plus 2% per annum, in each case from the date of such non-payment until paid in full.

Section 4.3 Interest on Other Amounts

Unless otherwise specifically stated in any Credit Document, any amount owed by the Borrower to the Administrative Agent or to any Lender under any of the Credit Documents that is not paid when due and payable, shall bear interest (as well after as before judgement), payable on demand in Cdn. Dollars at a rate per annum equal at all times to the Prime Rate plus 2% per annum (in the case of any such amount payable in Cdn. Dollars to the Administrative Agent or any Lender) or in U.S. Dollars at a rate per annum equal at all times to the U.S. Base Rate plus 2% per annum (in the case of any such amount payable in U.S. Dollars to the Administrative Agent or the applicable Lender) in each such case from the date of non-payment until paid in full. Each such rate per annum shall change automatically without notice to the Borrower as and when the Prime Rate or the U.S. Base Rate, as the case may be, shall change so that at all times the interest payable under this Section 4.3 shall be based on the Prime Rate or the U.S. Base Rate, as the case may be, then in effect.

Section 4.4 Interest Payment Dates

(a)	Except as specified in Section 4.2(a), interest in respect of Prime Rate Loans and U.S. Base Rate Loans shall be payable monthly in arrears on the first Business Day of each month.

(b)	Except as specified in Section 4.2(b), interest in respect of each LIBOR Loan shall be payable on the last day of each LIBOR Period of three months or less applicable to such LIBOR Loan and, with respect to each LIBOR Period of longer than three months applicable to such LIBOR Loan, at the end of each three-month period during such LIBOR Period.

Section 4.5 Fees for Bankers’ Acceptances

            The Borrower shall pay to the applicable Lender in respect of each Draft accepted (or BA Loan advanced) by such Lender, as a condition of such acceptance (or advance), a fee in Cdn. Dollars calculated on the basis of the face or principal amount and the term of such Bankers’ Acceptance and a rate per annum equal to the stamping fee (the “Applicable Stamping Fee”) in effect on the date of such acceptance as determined in accordance with the provisions of this Section. The Applicable Stamping Fee from and including the Closing Date to but excluding the Reset Date immediately following the Fiscal Quarter ending September 30, 2002 shall be set at Level II described below. From and after such Reset Date, the Applicable Stamping Fee will change, from time to time but not more frequently than quarterly, based on changes to the Fixed Charge Coverage Ratio for the Borrower’s most recently completed Four Quarter Period with the Applicable Stamping Fee to be reset, effective as of each Reset Date, to that amount indicated below where the Fixed Charge Coverage Ratio based on the Compliance Certificate delivered for the Fiscal Quarter ending immediately prior to such Reset Date, is as set out below.

Level	Fixed Charge Coverage Ratio	Applicable Stamping Fee
I	< 1.2:1	2.50%
II	≥ 1.2:1 but <1.4:1	2.00%
III	≥ 1.4:1 but <1.6:1	1.75%
IV	≥ 1.6:1	1.50%

            For greater certainty, in the event the Applicable Stamping Fee changes on any Reset Date, such new Applicable Stamping Fee shall not apply to any outstanding Bankers’ Acceptances but shall only apply to Bankers’ Acceptances accepted or advanced on or after the Reset Date.

Section 4.6 Fees for Letters Credit

            The Borrower shall pay to the Administrative Agent (for distribution to the applicable Lender on the date of issuance or renewal of any Letter of Credit at the request of the Borrower and on each anniversary date thereof if the term of such Letter of Credit is longer than a year, a fee in the currency of such Letter of Credit (an “LC Fee”) equal to the greater of:

(a)	$250.00 (in the currency of such Letter of Credit); and

(b)	the amount calculated, at the rate per annum equal to the rate (the “Applicable LC Fee Rate”) in effect on the date such fee is due and payable, as determined in accordance with the provisions of this Section, on the basis of the maximum amount of such Letter of Credit for the period of a year or portion thereof during which such Letter of Credit is outstanding. The Applicable LC Fee Rate from and including the Closing Date to but excluding the Reset Date immediately following the Fiscal Quarter ending September 30, 2002 shall be set at Level II described below. From and after such Reset Date, the Applicable LC Fee Rate will change from time to time but not more frequently than quarterly based on changes to the Fixed Charge Coverage Ratio for the Borrower’s most recently completed Four Quarter Period effective as of each Reset Date, to that amount indicated below for each Letter of Credit where the Fixed Charge Coverage Ratio based on the Compliance Certificate delivered for such Fiscal Quarter, is as set out below:

Level	Fixed Charge Coverage Ratio	Applicable LC Fee Rate
I	< 1.2:1	2.50%
II	≥ 1.2:1 but <1.4:1	2.00%
III	≥ 1.4:1 but <1.6:1	1.75%
IV	≥ 1.6:1	1.50%

            For greater certainty, in the event the Applicable LC Fee Rate changes on any Reset Date, such new Applicable LC Fee Rate shall only apply to each Letter of Credit issued or renewed on or after such Reset Date. Any LC Fee paid to the Administrative Agent hereunder shall be promptly distributed by the Administrative Agent as follows: (i) first to the Overdraft Lender, an amount calculated as 0.125% of the maximum amount of such Letter of Credit for the period of a year or portion thereof during which such Letter of Credit is outstanding; and (ii) the balance to each Operating Lender in accordance with each of their respective Pro Rata Share of the Operating Credit Commitment.

Section 4.7 Standby Fees

(a)	Operating Credit

The Borrower shall, until all Accommodation under the Operating Credit has been permanently repaid and the Operating Credit has been terminated, pay to the Administrative Agent for distribution to each Operating Lender in accordance with its Pro Rata Share of the Operating Credit Commitment a standby fee in Cdn. Dollars, calculated on the daily undrawn amount of the Operating Credit Commitment (for greater certainty, Accommodation under the Overdraft Tranche for the purposes of this calculation shall constitute a drawn amount under the Operating Credit Commitment) at a rate per annum equal to the rate (the “Applicable Standby Fee Rate”) as determined in accordance with the provisions of this Section. The Applicable Standby Fee Rate from and including the Closing Date to but excluding the Reset Date immediately following the Fiscal Quarter ending September 30, 2002 shall be set at Level II described below. Effective from and after such Reset Date, the Applicable Standby Fee Rate will change, from time to time but not more frequently than quarterly, based on changes to the Fixed Charge Coverage Ratio for the Borrower’s most recently completed Four Quarter Period with the Applicable Fee Rate to be reset, effective as of each Reset Date to that amount indicated below where the Fixed Charge Coverage Ratio based on the Compliance Certificate delivered for such Fiscal Quarter, is as set out below:

Level	Fixed Charge Coverage Ratio	Applicable Standby Fee Rate
I	< 1.2:1	0.50%
II	≥ 1.2:1 but <1.4:1	0.40%
III	≥ 1.4:1 but <1.6:1	0.30%
IV	≥ 1.6:1	0.25%

Accrued standby fees shall be due and payable on the first Business Day of a Fiscal Quarter in respect of the immediately preceding Fiscal Quarter and on the Maturity Date or earlier termination by any Operating Lender of the Operating Credit).

(b)	Seasonal Credit.

The Borrower shall, until all Accommodation under the Seasonal Credit has been permanently repaid and the Seasonal Credit has been terminated and only during such time as Borrowings are permitted under the Seasonal Credit, pay to the Administrative Agent (for distribution to each Seasonal Lender) a standby fee in Cdn. Dollars, calculated on the daily amount of each Lender’s undrawn Seasonal Commitment at a rate per annum equal to the rate (the “Applicable Seasonal Standby Fee Rate”) as determined in accordance with the provisions of this Section. The Applicable Seasonal Standby Fee Rate from and including the Closing Date to but excluding the Reset Date immediately following the Fiscal

Quarter ending September 30, 2002 shall be set at Level II described below. Effective from and after such Reset Date, the Applicable Seasonal Standby Fee Rate will change, from time to time but not more frequently than quarterly, based on changes to the Fixed Charge Coverage Ratio for the Borrower’s most recently completed Four Quarter Period to that amount indicated below where the Fixed Charge Coverage Ratio based on the Compliance Certificate delivered for such Fiscal Quarter ending, is as set out below:

Level	Fixed Charge Coverage Ratio	Applicable Seasonal Standby Fee Rate
I	< 1.2:1	0.50%
II	≥ 1.2:1 but <1.4:1	0.40%
III	≥ 1.4:1 but <1.6:1	0.30%
IV	≥ 1.6:1	0.25%

Accrued standby fees shall be due and payable on the first Business Day of a Fiscal Quarter in respect of the immediately preceding Fiscal Quarter and on the Maturity Date or earlier termination by any Seasonal Lender of the Seasonal Credit).

Section 4.8 Failure to Deliver Compliance Certificate/Default

(a)	In the event the Administrative Agent does not receive a Compliance Certificate for any Fiscal Quarter that has ended as required pursuant to Section 9.1(i)(iv) of this Agreement (the “Scheduled Reset Date”), then notwithstanding any other provision of this Agreement, the Applicable Loan Spread, the Applicable Stamping Fee, the Applicable LC Fee Rate, the Applicable Standby Fee Rate and the Applicable Seasonal Standby Fee Rate for each Credit for the subsequent Fiscal Quarter shall be set at Level I as described in Section 4.1, Section 4.5, Section 4.6 and Section 4.7, as the case may be, for the period from and including the Scheduled Reset Date to but excluding the third Business Day following the date a new Compliance Certificate is delivered.

(b)	Notwithstanding anything contained herein, the Applicable Loan Spread, the Applicable Stamping Fee, the Applicable LC Fee Rate, the Applicable Standby Fee Rate and the Applicable Seasonal Standby Fee Rate for each Credit shall not be reduced on any Reset Date, and the Borrower shall not be entitled to any adjustment in its favour with respect to interest on Loans, stamping fees, letter of credit fees or commitment fees paid by it, for so long as any Default or Event of Default is subsisting.

Section 4.9 Fees

In consideration of the Administrative Agent acting as agent under the Credit Documents, the Borrower shall pay to the Administrative Agent an agency fee in an amount, and on the terms and conditions, set out in any fee or other letter or agreement from time to time entered into by the Administrative Agent and the Borrower (including, without limitation, the Fee Letter), or as otherwise agreed to in writing from time to time by the Administrative Agent and the Borrower. All such letters or agreements between the Administrative Agent and the Borrower shall constitute Credit Documents.

Section 4.10 Determination of Rates and Basis of Calculation of Interest

(a)	The rates of interest and fees shall be determined by the Administrative Agent or the Overdraft Lender, as the case may be, whenever such determination is required for any purpose of this Agreement, and such determination shall be prima facie evidence of such rate.

(b)	All interest in respect of Prime Rate Loans shall be payable in Cdn. Dollars and all interest in respect of U.S. Base Rate Loans and LIBOR Loans shall be payable in U.S. Dollars.

(c)	All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(d)	In calculating interest or fees payable under this Agreement for any period, unless otherwise specifically stated, the first day of such period shall be included and the last day of such period shall be excluded.

(e)	Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(f)	For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 360, 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366 or such other period of time, as the case may be.

(g)	If the calculation and/or collection of interest in the manner provided for in Section 4.2 is not enforceable by reason of the Interest Act (Canada), interest after default on principal and interest amounts shall be at the same rate of interest applicable thereto prior to default.

Section 4.11 Maximum Return

(a)	In the event that any provision of this Agreement would oblige the Borrower to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Administrative Agent, the Lenders, or any of them, of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Administrative Agent, the Lenders, or any of them, of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)	firstly, by reducing the amount or rate of interest otherwise required to be paid under Article 4 of this Agreement; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada);

(b)	If, notwithstanding the provisions of this Section 4.11 and after giving effect to all adjustments contemplated thereby, the Administrative Agent, the Lenders, or any of them, shall have received an amount in excess of the maximum permitted by such clause, then such excess shall be applied by the Administrative Agent (on behalf of the Lenders) rateably in accordance with each Lenders’ Pro Rata Share of the Credits, to the reduction of the principal balance of the Borrowings outstanding and not to the payment of interest or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrower; and

(c)	Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent (on behalf of the Lenders) shall be conclusive for the purposes of such determination.

ARTICLE 5

REPAYMENT OF ACCOMMODATION

Section 5.1 Optional Repayment

(a)	The Borrower shall have the right to repay from time to time on any Business Day (an “Optional Repayment Date”) any Accommodation outstanding hereunder (except in respect of the Overdraft Tranche) without premium, penalty or bonus but subject to Section 6.5, on the following terms and conditions:

(i)	the Borrower shall give to the Administrative Agent irrevocable prior written notice by 12:00 (noon) no less than two (2) Business Days prior to the Optional Repayment Date specifying the amount and the type of Accommodation and the Tranche or Credit to be repaid (which shall be the same type from each applicable Lender);

(ii)	optional repayments of Accommodation under the Term A Credit shall be applied rateably to all mandatory scheduled repayments pursuant to Section 5.2;

(iii)	each repayment of Accommodation pursuant to this subsection under a particular Tranche or Credit shall be allocated (as to both amount and type of Accommodation) to the applicable Lenders under such Tranche or Credit, as the case may be, on the basis of their respective Pro Rata Shares under such Tranche or Credit, as the case may be;

(iv)	the aggregate amount of Accommodation repaid pursuant to this subsection at any time shall be not less than $500,000 or U.S.$500,000, as applicable, or an amount in excess thereof which is a whole multiple of $100,000 or U.S.$100,000, as applicable (or the amount of all applicable Accommodation then outstanding under the applicable Tranche or Credit, if less);

(v)	no repayment of any LIBOR Loan shall be made otherwise than upon the expiration of a LIBOR Period applicable to such LIBOR Loan unless the Borrower pays to the Administrative Agent (for the account of each applicable Lender) an amount equal to all losses, costs and expenses resulting from, arising out of, or imposed upon or incurred by such Lender by reason of, the liquidation or reemployment of funds acquired or committed to be acquired by such Lender to fund or maintain its portion of such LIBOR Loan. The determination of the amount of any such loss, cost or expense by any Lender, when evidenced by a certificate from that Lender giving a reasonably detailed calculation of the amount of such loss, cost or expense, shall be prima facie evidence of the same and, to the extent such calculation results in a negative number, such amount shall be paid by such Lender to the Borrower;

(vi)	no repayment of any Bankers’ Acceptance shall be made otherwise than on the maturity date of such Bankers’ Acceptance except if Cash Collateral is provided to the Administrative Agent (for the benefit of the applicable Lenders) in an amount equal to the aggregate face (or principal) amount of the Bankers’ Acceptances to be repaid prior to their respective maturity dates (together with such security agreements, officers certificates, legal opinions and other documents or agreements as the Administrative Agent may reasonably request in connection therewith); and

(vii)	on the applicable Optional Repayment Date the Borrower shall repay outstanding Accommodation in accordance with the notice given pursuant to Section 5.1(a)(i) together with all interest and other fees and other amounts accrued and unpaid under this Agreement, and any amounts payable under Section 6.5, if any, with respect to any such Accommodation that is repaid.

For greater certainty, however, a repayment of outstanding Accommodation under either the Revolving Tranche or Seasonal Credit pursuant to this subsection shall not reduce the Revolving Commitments or Seasonal Commitments, respectively. So long as no Default has occurred and is continuing, additional Accommodation may from time to time be obtained and repaid by the Borrower under the Revolving Tranche or Seasonal Credit, as the case may be, in accordance with and subject to the applicable provisions of this Agreement.

For greater certainty, the foregoing provisions of this Section 5.1(a) do not apply to repayments of the Overdraft Tranche by way of deposit to the operating accounts established in connection therewith.

(b)	The Administrative Agent shall promptly notify the applicable Lenders of any proposed repayment of Accommodation pursuant to Section 5.1(a) and the amount and type of such Accommodation to be repaid to each such Lender. All repayment received by the Administrative Agent in respect of any Accommodation shall be distributed to the applicable Lenders on the basis of their respective Pro Rata Shares (other than breakage costs which shall be for the account of the Lender suffering the same).

Section 5.2 Scheduled Repayments under Credits and Termination

(a)	Operating Credit

Subject to the terms hereof and subject to any extensions of the Maturity Date in respect of the Operating Credit pursuant to Section 5.8, the Borrower shall permanently repay all Accommodation outstanding under the Operating Credit, together with all accrued interest, fees and other amounts then unpaid by it with respect to such Accommodation, on the Maturity Date for the Operating Credit

and the Operating Credit and all of the Commitments of all the Lenders under the Operating Credit shall be automatically terminated at such time.

(b)	Seasonal Credit

Subject to the terms hereof and subject to any extensions of the Maturity Date in respect of the Seasonal Credit pursuant to Section 5.8, the Borrower shall permanently repay all Accommodation outstanding under the Seasonal Credit, together with all accrued interest, fees and other amounts then unpaid by it with respect to such Accommodation, on the Maturity Date for the Seasonal Credit and the Seasonal Credit and all of the Commitments of all the Lenders under the Seasonal Credit shall be automatically terminated at such time.

(c)	Term A Credit

Subject to the terms hereof, the Borrower shall permanently repay to the Administrative Agent, for distribution to the Term A Lenders (in accordance with their respective Pro Rata Shares under the Term A Credit), on each Business Day set forth below, the principal amount set forth below opposite such repayment date:

Payment Date	Repayment Amount
December 17, 2003	$2,000,000
December 17, 2004	$2,000,000
December 17, 2005	$2,000,000
December 17, 2006	$2,000,000
December 17, 2007	$2,000,000

Subject to the terms hereof and the principal payments required as set forth above, the Borrower shall repay all Accommodation outstanding under the Term A Credit, together with all accrued interest, fees and other amounts then unpaid by it with respect to such Accommodation on the Maturity Date for the Term A Credit, and the Term A Credit and all of the Commitments of all of the Lenders under the Term A Credit shall be automatically terminated at such time.

Section 5.3 Mandatory Prepayments

(a)	In addition to the scheduled principal repayments pursuant to Section 5.2, the Borrower shall:

(i)	within five (5) Business Days after receipt by any Credit Party or Borrower Subsidiary of Net Cash Proceeds from any Asset Sale or Recovery Event, deliver to the Administrative Agent a Mandatory

Prepayment Certificate setting out a detailed calculation of such Net Cash Proceeds and, subject to Section 5.3(b), concurrent therewith permanently repay Accommodation then outstanding under the Term A Credit by an amount equal to 100% of such Net Cash Proceeds; and

(ii)	within five (5) Business Days after receipt by the Borrower or any Borrower Subsidiary of Net Cash Proceeds from any public or private Debt financing of or by the Borrower or such Borrower Subsidiary (other than Debt which is permitted pursuant to Section 9.2(b)), the proceeds of which are used by the Borrower or any Borrower Subsidiary in the Business for purposes permitted hereunder), deliver to the Administrative Agent a Mandatory Prepayment Certificate setting out a detailed calculation of such Net Cash Proceeds and concurrent therewith, permanently repay Accommodation then outstanding under the Term A Credit by an amount equal to 100% of such Net Cash Proceeds.

(b)	The obligation to permanently repay Accommodation outstanding under the Term A Credit in Section 5.3(a) shall not apply to Asset Sales or Recovery Events in any Fiscal Year until the amount of the aggregate Net Cash Proceeds received by the Credit Parties and Borrower Subsidiaries in such Fiscal Year from all of the Asset Sales and Recovery Events of the Credit Parties and Borrower Subsidiaries is greater than $1,000,000 in aggregate. For greater certainty, Section 5.3(a)(i) shall apply to any portion of the Net Cash Proceeds of any particular Asset Sale or Recovery Event received by the Credit Parties and the Borrower Subsidiaries in such Fiscal Year that is in excess of such $1,000,000 aggregate limit.

(c)	The Administrative Agent shall forthwith distribute each Mandatory Prepayment Certificate to each of the Term A Lenders once each such Mandatory Prepayment Certificate has been received by the Administrative Agent from the Borrower in accordance with this Agreement.

(d)	The amount of Accommodation outstanding under the Term A Credit which is to be repaid pursuant to Section 5.3(a) shall be permanently repaid on the date a Mandatory Prepayment Certificate is delivered pursuant to Section 5.3(a) and applied in inverse order of maturity against the scheduled repayments required to be made in respect of the Term A Credit pursuant to Section 5.2(c).

Section 5.4 Application to Term Loans

            With respect to each mandatory repayment required by Section 5.3, the Borrower may designate the types of Accommodation and the specific Borrowings that are to be prepaid, provided that LIBOR Loans and Bankers’ Acceptances may be so designated only on the last date of an applicable LIBOR Period or on the maturity date of the applicable Bankers’ Acceptance. In the absence of any designation by the Borrower, the Administrative Agent shall make such designation in its reasonable discretion with a view, but without obligation, to minimize breakage costs owing under Section 6.6.

Section 5.5 Currency Fluctuations

            Notwithstanding any other provision of this Agreement, if, at any time and from time to time, as a result of currency fluctuations, as against the Canadian Dollar, the Accommodation of any Lender is two percent (2%) or more in excess of the individual Commitment of such Lender under any Tranche or Credit, such Lender may provide the Borrower and the Administrative Agent with a copy of its calculations indicating the excess amount and may require that the Borrower repay such excess amount under such Tranche or Credit, as the case may be, to the Administrative Agent for the account of the affected Lender on the second (2nd) Business Day following notice from the Administrative Agent. Such excess amount shall be applied or Cash Collateral provided as required by the Administrative Agent upon the direction of the Required Facility Lenders in respect of the applicable Tranche or Credit.

Section 5.6 Mandatory Repayment of Operating Credit and Seasonal Credit

            If, at any time, the aggregate Accommodation outstanding under the Operating Credit and the Seasonal Credit exceeds the Borrowing Base at such time, the Borrower shall, without notice or demand, immediately repay to the extent of such excess Loans then outstanding under firstly, the Revolving Tranche, secondly, the Overdraft Tranche, and thirdly, the Seasonal Credit and immediately provide to the Administrative Agent Cash Collateral (together with such security agreements, officers’ certificates, legal opinions, documents and agreements as the Administrative Agent may reasonably request) in an amount equal to the amount of such remaining excess. The Borrower shall not be entitled to the return of any such Cash Collateral until the aggregate Accommodation outstanding under the Operating Credit and the Seasonal Credit is equal to or less than the Borrowing Base and then only if there exists no Default or Event of Default which has not been waived by the Required Lenders.

Section 5.7 No Re-Borrowing of Term Loans

            For greater certainty, no amount of any Loan under the Term A Credit repaid or prepaid (whether scheduled, voluntary or mandatory) may be re-borrowed by the Borrower.

Section 5.8 Extension of Maturity Date for Operating Credit and Seasonal Credit

(a)	Extension Request by Borrower

The Borrower may request an extension of the Maturity Date for either or both of the Operating Credit and the Seasonal Credit, as applicable thereto at the time of such request (the “then applicable Maturity Date”) by submitting an Extension Request to the Administrative Agent no more than one hundred and twenty (120) days but no less than ninety (90) days prior to the then applicable Maturity Date in respect of the Operating Credit or the Seasonal Credit, as the case may be. Promptly upon receipt of such Extension Request, the Administrative Agent shall notify each Operating Lender or Seasonal Lender, as the case may be, of such Extension Request and shall request each such Lender to approve such Extension

Request within thirty (30) days of such notification (the “Response Date”). Each such Lender may, in its sole discretion, elect to approve or to refuse approval of such Extension Request and deliver a written notice to the Administrative Agent to such effect. Failure of a Lender to respond to an Extension Request on or before the Response Date shall be deemed to be a refusal to approve such Extension Request.

(b)	Approval by Lenders to Extension

If the written approvals by all Operating Lenders or Seasonal Lenders (as the case may be) of an Extension Request are received by the Administrative Agent in accordance with Section 5.8(a) (each such approval being an “Approval”), then:

(i)	on the then applicable Maturity Date in respect of the Operating Credit or the Seasonal Credit, as the case may be, the Maturity Date for the Operating Credit or the Seasonal Credit, as the case may be, shall automatically be extended to the date that falls 364 days after the then applicable Maturity Date (or, if such day is not a Business Day, the preceding Business Day) in respect of the Operating Credit or the Seasonal Credit, as the case may be; and

(ii)	the Agent shall promptly notify the Borrower and each Lender in writing of such extension of the then applicable Maturity Date in respect of the Operating Credit or the Seasonal Credit, as the case may be.

(c)	Lack of Approval by Lenders to Extension

If any of the Operating Lenders or Seasonal Lenders (as the case may be) do not provide or are deemed not to provide an Approval then, as at the then applicable Maturity Date in respect of the Operating Credit or the Seasonal Credit, as the case may be:

(i)	the Maturity Date in respect of the Operating Credit or the Seasonal Credit, as the case may be, shall not be extended as requested with respect to any Lender;

(ii)	the Agent shall promptly notify the Borrower and each Lender of the decision by the Operating Lenders or the Seasonal Lenders, as the case may be, not to approve the Extension Request;

(iii)	in the case of the Operating Credit, the Borrower shall permanently repay all Accommodation outstanding under the Operating Credit, together with all accrued interest, fees and other amounts then unpaid by it with respect to such Accommodation, on the then applicable Maturity Date for the Operating Credit and the Operating Credit and all of the Commitments of all the Lenders under the Operating Credit shall be automatically terminated at such time; and

(iv)	in the case of the Seasonal Credit, the Borrower shall permanently repay all Accommodation outstanding under the Seasonal Credit, together with all accrued interest, fees and other amounts then unpaid by it with respect to such Accommodation, on the then applicable Maturity Date for the Seasonal Credit and the Seasonal Credit and all of the Commitments of all the Lenders under the Seasonal Credit shall be automatically terminated at such time.

ARTICLE 6

PAYMENTS AND INDEMNITIES

Section 6.1 Method and Place of Payments

(a)	The Borrower undertakes at all times that any Accommodation is outstanding to it or any other amount is owed by it under any Credit Document to maintain at the Administrative Agent’s Payment Branch an account in Cdn. Dollars and an account in U.S. Dollars which the Administrative Agent shall be entitled to debit with such amounts as are from time to time required to be paid by the Borrower under the Credit Documents, as and when such amounts are due, and that each such account will contain sufficient funds for such purpose. Without in any way limiting the rights of the Administrative Agent pursuant to the foregoing, unless otherwise specifically agreed between the Borrower and the Administrative Agent, the Borrower hereby directs the Administrative Agent to debit the aforesaid accounts with such amounts as are from time to time required to be paid by the Borrower pursuant to Article 4 of this Agreement. The foregoing direction by the Borrower shall not prejudice the Borrower’s right to dispute the quantum of such amounts debited by the Administrative Agent.

(b)	All payments by the Borrower under a Credit Document (except for payments under the Overdraft Tranche made prior to the Maturity Date for the Operating Credit, which shall be made directly to the Overdraft Lender, unless otherwise expressly provided in such Credit Document), shall be made to the Administrative Agent at the Administrative Agent’s Payment Branch (for the account of the Lenders entitled to such payment) not later than 12:00 noon for value on the date when due, and shall be made in immediately available funds without set-off or counterclaim.

(c)	Unless the Borrower notifies the Administrative Agent not later than 12:00 (noon) of the Business Day prior to the date on which any payment is due that the Borrower does not intend to remit such payment, the Administrative Agent shall be entitled to assume that the Borrower has remitted or will remit such payment when so due and the Administrative Agent may (but shall not be obliged to), in reliance upon such assumption, make available to each applicable Lender on such payment date such Lender’s Pro Rata Share under the applicable Tranche or

Credit of such assumed payment. If the Borrower does not in fact remit such payment to the Administrative Agent as required by such Credit Document, each applicable Lender shall immediately repay to the Administrative Agent on demand the amount so made available to such Lender, together with interest on such amount at the interbank reference rate then in effect in Canada in respect of each day from and including the date such amount was made available to such Lender to the date such amount is repaid in immediately available funds, and the Borrower shall immediately pay to the Administrative Agent on demand such amounts as are sufficient to compensate the Administrative Agent and the Lenders for all costs and expenses which the Administrative Agent or the Lenders may sustain. A certificate of the Administrative Agent as to any such amounts payable by the Borrower shall contain reasonable details of the calculation of such amounts and shall, absent manifest error, constitute prima facie evidence of such amounts.

(d)	If any amount which has been received by the Administrative Agent not later than 12:00 noon on any Business Day as provided above is not paid by the Administrative Agent to a Lender within one (1) Business Day, the Administrative Agent shall immediately pay to such Lender, on demand, interest on such amount at the interbank reference rate then in effect in Canada in respect of each day from and including the day such amount was required to be paid by the Administrative Agent to such Lender to the day such amount is so paid.

Section 6.2 Currency of Payment

            Accommodation shall be repaid by the Borrower as required under this Agreement in the currency in which such Accommodation was obtained by the Borrower. Any payment on account of an amount payable under any Credit Document in a particular currency (the “proper currency”) made to or for the account of the Administrative Agent or a Lender in a currency other than the proper currency (the “other currency”), whether pursuant to a judgement or order of any court or tribunal or otherwise and whether arising from the conversion of any amount denominated in one currency into another currency for the purpose of making or filing a claim, obtaining an order or judgement, enforcing an order or judgement or otherwise, shall constitute a discharge of the Borrower’s obligation under such Credit Document only to the extent of the amount of the proper currency which the Administrative Agent or such Lender is able, in the normal course of its business within one (1) Business Day after receipt by it of such payment, to obtain on a conversion of the amount of the other currency so received. If the amount of the proper currency which the Administrative Agent or such Lender is so able to obtain is less than the amount of the proper currency originally due to it under such Credit Document, the Borrower shall indemnify and save the Administrative Agent or such Lender, as the case may be, harmless from and against any loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from any other obligation contained in any Credit Document and shall:

(a)	give rise to a separate and independent cause of action;

(b)	apply irrespective of any indulgence granted by the Administrative Agent or any Lender from time to time;

(c)	continue in full force and effect notwithstanding any judgement or order for a liquidated sum in respect of an amount due under any Credit Document or under any judgement or order; and

(d)	not merge in any order of foreclosure made in respect of any Security or other security given to or for the benefit of the Lenders.

Section 6.3 Taxes

(a)	All payments by the Borrower and any Subsidiary of the Borrower under the Credit Documents shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or in the future imposed, levied, collected, withheld or assessed by any country or any political subdivision of any country (collectively “Taxes”) provided, however, that if any Taxes are required to be withheld from any interest or other amount payable to the Administrative Agent or any Lender under any Credit Document, the amount so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender, on a net basis after payment of all Taxes imposed by any relevant jurisdiction on any additional amounts payable under this subsection, interest or any such other amount payable under such Credit Document at the rate or in the amount specified in such Credit Document.

(b)	The Borrower shall be fully liable and responsible for, and shall, promptly following receipt of a request from the Administrative Agent, pay to the Administrative Agent, any and all sales, goods and services taxes payable under the laws of Canada, any Province of Canada, the United States of America or any State of the United States of America with respect to any and all goods and services made available under the Credit Documents to each Credit Party and each Subsidiary of the Borrower by the Administrative Agent and the Lenders, and such taxes shall be included in the definition of “Taxes” for all purposes of this Agreement.

(c)	Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, it shall send to the Administrative Agent, for the account of each affected Lender, a certified copy of an original official receipt showing payment of such Taxes. If any Credit Party or Subsidiary of the Borrower fails to pay any Taxes when due or fails to remit to the Administrative Agent the required documentary evidence of such payment, the Borrower shall indemnify and save harmless the Administrative Agent and the Lenders from any incremental taxes, interest, penalties or other liabilities that may become payable by the Administrative Agent or by any Lender or to which the Administrative Agent or any Lender may be subjected as a result of any such failure. A certificate of the Administrative Agent as to the amount of any such taxes, interest or penalties and containing reasonable details of the calculation of such taxes, interest or penalties shall be prima facie evidence of the amount of such taxes, interest or penalties, as the case may be.

Section 6.4 Increased Costs

If, subsequent to the date of this Agreement, any change in or introduction of any Applicable Law, or compliance by any Lender with any request or directive (whether or not having the force of law) by any central bank, Superintendent of Financial Institutions or other comparable authority or agency having jurisdiction shall:

(a)	subject such Lender to any tax of any kind whatsoever with respect to this Agreement or any Accommodation made by such Lender, or change the basis of taxation of payments to such Lender of principal, interest, fees or any other amounts payable under this Agreement (except for changes in the rate of tax on the overall net income of such Lender imposed by its jurisdiction of incorporation or any political subdivision of such jurisdiction);

(b)	impose, modify or make applicable any capital maintenance or capital adequacy requirement, reserve requirement, special deposit requirement or other similar requirement against assets held by, or deposits or other liabilities in or for the account of, or any Accommodation or Commitment under any Tranche or Credit made available or established by, or any other acquisition of funds by, such Lender; or

(c)	impose on such Lender or the London interbank market any other condition, restriction or limitation;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Accommodation or Commitment under any Tranche or Credit or to reduce any amount otherwise receivable by it under this Agreement with respect to any Accommodation or Commitment under any Tranche or Credit, the Borrower shall promptly pay to such Lender, upon demand, such additional amounts necessary to compensate such Lender, after taking into account all applicable Taxes, for such increased cost or reduced amount receivable which such Lender, acting reasonably, deems to be material as are determined in good faith by such Lender; provided however that the Borrower shall only be liable to compensate such Lender for any such increased cost or reduced amount receivable suffered by such Lender during the period commencing ninety (90) days prior to the date the Borrower has been notified by such Lender of such increased cost or reduced amount receivable as hereinafter required and continuing for so long thereafter as such Lender suffers any such increased costs or reduced amount receivable. For the purposes of this Section, the term “Taxes” does not include income taxes, franchise taxes or capital taxes imposed on the Administrative Agent, the Lenders or the Borrower. If a Lender becomes entitled to claim any additional amount pursuant to this Section, it shall notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled promptly upon such Lender becoming aware of such event. A certificate of a Lender as to any such additional amount payable to it and containing reasonable details of the calculation of such amount shall be prima facie evidence of such amount.

Section 6.5 Indemnities

(a)	The Borrower shall indemnify and save harmless the Administrative Agent and each Lender from all claims, demands, liabilities, damages, losses, costs, charges and expenses, including any loss or expense arising from interest or fees payable by the Administrative Agent or such Lender to lenders of funds obtained by it in order to make or maintain any Accommodation and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained, which may be incurred by the Administrative Agent or such Lender as a consequence of:

(i)	any representation or warranty made herein by the Borrower which was incorrect at the time it was made or deemed to have been made;

(ii)	a default by the Borrower in the payment of any sum due from it under or in connection with the Credit Documents (irrespective of whether an Accommodation is deemed to be made to the Borrower to pay the amount that the Borrower has failed to pay), including, but not limited to, all sums (whether in respect of principal, interest or any other amount) paid or payable by such Lender or the Administrative Agent in order to fund the amount of any such unpaid amount to the extent such Lender or the Administrative Agent is not reimbursed pursuant to any other provisions of this Agreement;

(iii)	if the Borrower decides not to accept an Accommodation after it has given a Notice of Availment under this Agreement that it desires to obtain such Accommodation;

(iv)	failure by the Borrower to make an optional repayment of outstanding Accommodation after the Borrower has given notice under this Agreement that it desires to make such repayment;

(v)	the repayment by the Borrower of any LIBOR Loan otherwise than on the expiration of any applicable LIBOR Period or the repayment of any other Accommodation otherwise than on the maturity date of such Accommodation (including without limitation any such payment pursuant to Article 5 or upon acceleration pursuant to Section 10.2);

(vi)	any other default by the Borrower under any Credit Document;

(vii)	the execution, delivery, enforcement and administration of any Credit Document, or any Credit; and/or

(viii)	the application by the Borrower of any Accommodation or any proceeds of any Accommodation.

A certificate of the Administrative Agent or a Lender as to any such loss or expense and containing reasonable details of the calculation of such loss or expense shall be prima facie evidence of the amount of such loss or expense.

(b)	The Borrower shall indemnify and save harmless the Administrative Agent and each Lender from all claims, demands, liabilities, damages, losses, costs, charges and expenses which may be asserted against or incurred by the Administrative Agent or such Lender as a consequence of the issuance or renewal of any Letter of Credit at the request of the Borrower or of any failure by such Len\der to make any payment under any Letter of Credit issued at the request of the Borrower as a result of any law, control or restriction exercised or imposed by any Governmental Authority.

(c)	The Borrower shall indemnify and save harmless the Administrative Agent and each Lender from all claims, demands, liabilities, damages, losses, costs, charges and expenses (including without limitation any remedial, clean-up, compliance or preventative costs, charges and expenses) which may be asserted against or incurred by the Administrative Agent or such Lender, whether upon realization of the Security, or as a lender to the Borrower, or as successor to or assignee of any right or interest of the Borrower or any of its Subsidiaries, as a result of any order, investigation or action by any Governmental Authority relating to the Borrower’s or any of its Subsidiaries’ business or property, or as mortgagee in possession or successor or successor-in-interest to the Borrower or any of its Subsidiaries, or as a result of any taking of possession of any real or personal property by foreclosure, deed or deed in lieu of foreclosure, or by any other means relating to the Borrower, or any of its Subsidiaries, under or on account of any applicable Environmental Law.

The Borrower acknowledges that the Lenders have agreed to make the Credits available in reliance on the Borrower’s representations, warranties and covenants, including the delivery of this indemnity. This indemnity supersedes any other provisions of this Agreement or any other Credit Document which in any way limits the liability of the Borrower. The obligations of the Borrower arising under this indemnity will be absolute and unconditional and shall not be affected by any act, omission, or circumstances whatsoever, whether or not occasioned by the fault of the Administrative Agent or the Lenders except to the extent attributable to the gross negligence or wilful misconduct of the Administrative Agent or the Lenders, as the case may be. The foregoing indemnities will survive the transfer of any or all right, title and interest in and to the real and personal property of the Borrower and its Subsidiaries to any Person, whether or not affiliated with the Borrower and its Subsidiaries.

Section 6.6 Compensation

If: (a) any payment of principal of any LIBOR Loan or Bankers’ Acceptance, or any conversion of any LIBOR Loan or Bankers’ Acceptance, is made by the Borrower to or for the account of a Lender other than on the last day of the LIBOR Period or the maturity date of such Bankers’ Acceptance as a result of acceleration of the maturity of the Credits pursuant to Section 10.2 or for any other reason; (b) any Borrowing of LIBOR Loans or Bankers’ Acceptances, is the subject of a withdrawn Notice of Availment; (c) any repayment of principal of any LIBOR Loan or Bankers’ Acceptance is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or Section 5.3, the Borrower shall, after receipt of a written request by any Lender so affected thereby (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (for distribution to such Lender) any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such events, including, without limitation, any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain such LIBOR Loan or Bankers’ Acceptance.

ARTICLE 7

SECURITY

Section 7.1 Security Delivered on the Closing Date

            On the Closing Date, as general and continuing security for the due payment of all present and future indebtedness, liability and obligations of the Borrower to the Administrative Agent or the Lenders, the following Security will be executed and delivered to the Administrative Agent on behalf of the Lenders in form and substance satisfactory to the Administrative Agent:

(a)	unconditional and unlimited guarantee and postponement of debts and claims issued by Holdco in favour of the Administrative Agent and the Lenders, in respect of the payment of all present and future indebtedness, liability and obligations now or in the future owing by the Borrower to the Administrative Agent or the Lenders;

(b)	unconditional and unlimited guarantee and postponement of debts and claims issued by each Subsidiary of the Borrower, if any, in favour of the Administrative Agent and the Lenders, in respect of the payment of all present and future indebtedness, liability and obligations now or in the future owing by the Borrower to the Administrative Agent or the Lenders;

(c)	general security agreement by the Borrower and each Subsidiary of the Borrower, if any, providing for a first ranking floating charge against all its present and future assets, property and undertaking of the Borrower and each such Subsidiary;

(d)	demand debentures in the principal amount of no less than $125,000,000 issued by the Borrower and each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, providing for a first ranking fixed and floating charge against all its present and future assets, property and undertaking of the Borrower and each such Subsidiary, in registrable form, containing, among other things:

(i)	a first ranking fixed and specific charge against any real property owned by the Borrower or each such Subsidiary and such leasehold property of the Borrower or each such Subsidiary as may be requested by the Lenders from time to time; and

(ii)	a first ranking security interest in all present and after acquired personal property of the Borrower or each such Subsidiary;

(e)	a charge/mortgage of land providing a first ranking charge over all real property in favour of the Administrative Agent and the Lenders, in respect of the real property owned by the Borrower and each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any (including, without limitation, the real property which is municipally known as 279 Bayview Drive, Barrie, Ontario);

(f)	a first ranking assignment made by the Borrower and by each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, of all present and future Property Insurance in effect over its assets and the proceeds thereof, naming the Administrative Agent as first loss payee together with the consent of the insurers;

(g)	waiver and non-disturbance agreements from the landlords of all leased premises (including, without limitation, all warehouses and store locations) at which the Borrower and each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, conducts business and the written consents of all landlords to the granting in favour of the Administrative Agent, the Lenders and their assigns of Liens and of assignments in the real property leases leased in favour of the Borrower or each such Subsidiary, in each case to the extent practically possible in the sole discretion of the Administrative Agent acting reasonably;

(h)	intellectual property security agreements issued by the Borrower and by each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, providing to the Administrative Agent and the Lenders, a first ranking security interest in Intellectual Property of the Borrower and each such Subsidiary including, without limitation, all trademarks and trade names;

(i)	security pursuant to Section 427 of the Bank Act issued by the Borrower and by each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, in favour of the Administrative Agent and the Lenders;

(j)	general assignments of accounts receivable issued by the Borrower and by each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, providing to the Administrative Agent and the Lenders, a first ranking assignment in the Receivables of the Borrower and each such Subsidiary;

(k)	a first ranking assignment of Key Agreements (including without limitation, Leases, with or without landlord consent at the discretion of the Administrative Agent) and other similar agreements as may come into existence subsequent to the Closing Date issued by the Borrower and by each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, in favour of the Administrative Agent and the Lenders together with the consents of third parties to such Key Agreements and other similar agreements to the extent reasonably required by the Administrative Agent which consents, in any event, shall include the consents of third parties to the Mall Stores Agreement as defined in Schedule 1.1(hhhh) hereto;

(l)	a moveable hypothec issued by the Borrower and each Subsidiary of the Borrower (other than InterTAN France SNC and 587255 Ontario Limited), if any, under the laws of the Province of Quebec creating a charge on all personal property of the Borrower and each such Subsidiary located in the Province of Quebec; and

(m)	such other security agreements as the Administrative Agent may reasonably request from time to time to ensure that the Lenders have a first ranking mortgage, charge and security interest over all of the real and personal property and undertaking of the Borrower and each Subsidiary of the Borrower, if any, including, without limitation, all Cash Collateral deposited with the Administrative Agent from time to time pursuant to the terms of this Agreement.

Section 7.2 Satisfactory to Administrative Agent

            The Security will be in such form or forms, and will be registered in such jurisdictions, as the Administrative Agent and its legal counsel may from time to time reasonably require.

Section 7.3 General Provisions Relating to the Security

            Nothing in any Security now held or acquired in the future by or on behalf of the Administrative Agent or the Lenders, nor any act or omission of the Administrative Agent or any of the Lenders with respect to any such Security, will in any way prejudice or affect the rights, remedies or powers of the Administrative Agent or any of the Lenders with respect to any other Security at any time held by or on behalf of the Administrative Agent or the Lenders.

Section 7.4 Security Charging Real Property

            Notwithstanding anything to the contrary contained in any Credit Document, to the extent that the Liens created by the Security charge real property or any interest therein, such Liens shall secure interest after the occurrence of an Event of Default at the same rates as those in effect immediately prior to such occurrence.

Section 7.5 Rate Protection Agreements

            The Security shall secure all Rate Protection Obligations and all other debts, liabilities and obligations which are or may be owing to the Lenders on a rateable basis with all debts, liabilities and obligations arising pursuant to the Credit Documents.

Section 7.6 Registration

            The Administrative Agent may, at the expense of the Borrower, register, file or record the Security or notices in respect of the Security in all offices where such registration, filing or recording is, in the reasonable opinion of the Administrative Agent or its counsel, necessary or of advantage to the creation, perfection and preservation of the security interests arising pursuant to the Security. The Administrative Agent may, at the Borrower’s expense, renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect. The Borrower acknowledges that the forms of Security have been prepared based upon the laws of the Province of Ontario in effect at the date of execution of the Security and that such laws may change, and that the laws of other jurisdictions may require the execution and delivery of different forms of security instruments in order to grant to the Administrative Agent and the Lenders the rights intended to be granted by the applicable Security. The Borrower will, and will cause each of its Subsidiaries and Holdco to, on request from the Administrative Agent from time to time, execute and deliver to the Administrative Agent such additional security instruments and will amend or supplement any Security theretofore provided to the Administrative Agent:

(a)	to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise;

(b)	to facilitate the registration of appropriate forms of Security in all appropriate jurisdictions; or

(c)	if any entity having delivered security amalgamates with any other person or enters into any corporate reorganization;

in each case in order to confer upon the Administrative Agent and the Lenders such security interests with such priority, as are intended to be created by such Security.

            The Borrower will pay or indemnify the Administrative Agent and each Lender against any and all registration fees and similar taxes or charges which may be payable or determined to be payable in connection with the execution, delivery, performance, registration or enforcement of any Credit Document or any of the transactions contemplated by any Credit Document.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Section 8.1 Delivery of Representations and Warranties

            The Borrower hereby represents and warrants to the Administrative Agent and each of the Lenders as follows:

(a)	Status and Power. Each of the Credit Parties has been duly organized and is validly subsisting under the laws of its jurisdiction of organization and each of the Credit Parties is duly qualified to carry on its business in every other jurisdiction in which the nature of its business requires qualification. Each of the Credit Parties has obtained all material approvals, permits and licenses, which are all in good standing, in all material respects, and unrevoked on the date of this Agreement, necessary for the operations being conducted or intended to be conducted by such Credit Party on such Credit Party’s property, and, to the best of the knowledge of the Borrower (after due inquiry), there are no existing circumstances which might give rise to the revocation of any such approvals, permits or licenses.

(b)	Authorization of Documents. Each of the Credit Parties has the power and authority to enter into and perform its obligations under the Credit Documents to which it is a party and all other instruments and agreements delivered pursuant to any of the Credit Documents and to own its property and carry on its business as currently conducted.

(c)	Enforceability of Documents. The execution, delivery and performance of each Credit Document by each Credit Party that is a party thereto and every other instrument or agreement delivered pursuant to such Credit Document by such Credit Party has been duly authorized by all requisite action by such Credit Party and each such document has been duly executed and delivered by, and constitutes a valid and binding obligation of, such Credit Party enforceable in accordance with its terms.

(d)	InterTAN France SNC and 587255 Ontario Limited. InterTAN France SNC is a French partnership in which the Borrower owns a 99.9% partnership interest and 587255 Ontario Limited (a wholly-owned subsidiary of the Borrower) owns a 0.1% partnership interest. The aggregate value of the assets owned by InterTAN France SNC and 587255 Ontario Limited does not exceed $100,000 in aggregate and the aggregate amount of Debts and liabilities owing to any Person by

InterTAN France SNC and 587255 Ontario Limited does not exceed $100,000 in aggregate.

(e)	Judgments. None of the Credit Parties is subject to any judgment, order, writ, injunction, decree, award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) or Applicable Law which has, or could reasonably be expected to have, a Material Adverse Effect.

(f)	OutstandingDefaults. Except to the extent specified in Schedule 8.1(f), none of the Credit Parties is in default under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered in the aggregate for all Credit Parties in excess of $1,500,000 and no “event of default” has occurred and is continuing thereunder. To the best of the knowledge of the Borrower (after due inquiry), there exists no state of facts which after notice or lapse of time or both or otherwise would constitute such a default or “event of default”.

(g)	Litigation. Except to the extent specified in Schedule 8.1(g), there are no actions, suits or proceedings pending or, to the best of the knowledge the Borrower (after due inquiry), threatened against or affecting any of the Credit Parties at law or in equity or before or by any court or Governmental Authority or before any arbitrator of any kind nor is the Borrower aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success seeking judgment(s) for amounts in excess of $2,000,000 in the aggregate or that could reasonably be expected to have a Material Adverse Effect.

(h)	Financial Statements.

(i)	Fiscal Year End: The Borrower has furnished to the Administrative Agent the audited consolidated annual balance sheet and related statements of profit and loss, retained earnings and deficit and changes in cash flow for Holdco (which have been audited by the auditors of Holdco being currently PricewaterhouseCoopers LLP who have delivered an unqualified opinion with respect thereto) for the Fiscal Year ended June 30, 2002 and the unaudited unconsolidated annual balance sheet and related statements of profit and loss, retained earnings and deficit and changes in cash flow for the Borrower for the Fiscal Year ended June 30, 2002 (collectively, the “InterTAN Statements”) and the InterTAN Statements have been prepared in accordance with GAAP, except as stated in the InterTAN Statements or in the notes to the InterTAN Statements; the balance sheet contained in the InterTAN Statements presents fairly, in all material respects, the financial position of the Borrower and Holdco, as the case may be, as at the date of such balance sheet; and the statements of profit and loss, retained earnings and deficit and changes in cash flow contained in the InterTAN Statements present fairly, in all material respects, the sales, earnings and results of the operations of the Borrower and Holdco, as the case may be, for the periods indicated. None of the Borrower, Holdco nor any of their respective Subsidiaries (the “InterTAN Group”) have any material Contingent Obligations and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, Rate Protection Agreements or other obligations in respect of derivatives, which are not reflected in the InterTAN Statements;

(ii)	Fiscal Quarter End: The Borrower has furnished to the Administrative Agent the unaudited quarterly balance sheet and related statements of profit and loss, retained earnings and deficit and changes in cash flow for each of Holdco, on a consolidated basis, and the Borrower, on an unconsolidated basis, for the Fiscal Quarter ended September 30, 2002 (collectively, the “Quarterly InterTAN Statements”); the Quarterly InterTAN Statements have been prepared in accordance with GAAP, except as stated in the Quarterly InterTAN Statements or in the notes to the Quarterly InterTAN Statements; the balance sheet contained in the Quarterly InterTAN Statements presents fairly, in all material respects, the financial position of the Borrower and Holdco, as the case may be, as at the date of such balance sheet; and the statements of profit and loss, retained earnings and deficit and changes in cash flow contained in the Quarterly InterTAN Statements present fairly, in all material respects, the sales, earnings and results of the operations of the Borrower and Holdco, as the case may be, for the periods indicated. None of the InterTAN Group have any material Contingent Obligations and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, Rate Protection Agreements or other obligations in respect of derivatives, which are not reflected in the Quarterly InterTAN Statements;

(i)	Financial Condition. Since the date of the InterTAN Statements: (A) there has been no change in the financial condition of the InterTAN Group or which would otherwise have a Material Adverse Effect, and (B) there has been no disposition of any material part of the business or property of any of the InterTAN Group.

(j)	Conduct of Business. There is no fact known to the Borrower (after due inquiry) which the Borrower has not disclosed to the Administrative Agent in writing which so far as the Borrower can now reasonably foresee, will have a Material Adverse Effect.

(k)	Compliance with Other Instruments. Neither the execution nor delivery of the Credit Documents, or any agreements or instruments delivered pursuant to the Credit Documents, the consummation of the transactions contemplated in the

Credit Documents, nor compliance with the terms, conditions and provisions of the Credit Documents conflicts with or results in any breach of, or constitutes a default under, any of the provisions of the constating documents, articles or by-laws of any Credit Party or any material agreement, instrument, court order or arbitration award to which any Credit Party is a party or by which any Credit Party or any of its property and assets are bound (except to the extent that same would not have a Material Adverse Effect), or results or will result in the creation or imposition of any Lien upon any Credit Party’s properties or assets or in the contravention, in any material respect, of any Applicable Law relating to any Credit Party (except to the extent that same would not have a Material Adverse Effect).

(l)	Consent Obtained. Each of the Credit Parties has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required (or in the case of consents under agreements or contracts to which any Credit Party is a party or bound, which are in any way material to the transactions contemplated by the Credit Documents) in connection with the execution and delivery by such Credit Party of the Credit Documents to which it is a party and all other agreements or instruments delivered pursuant to such Credit Documents, and the consummation of the transactions contemplated by such Credit Documents except where the failure to do so would not result in a Material Adverse Effect.

(m)	Taxes. Each of the Credit Parties has filed or caused to be filed all federal, provincial, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Credit Party); no tax Lien has been filed, and, to the knowledge of the Borrower (after due inquiry), no claim is being asserted, with respect to any such tax, fee or other charge except as has been disclosed to the Administrative Agent in writing.

(n)	No Default. No event or omission has occurred and is continuing which constitutes a Default or an Event of Default.

(o)	Compliance with Laws. No Credit Party is in default, in any material respect, and, to the best of the knowledge of the Borrower (after due enquiry), no event or omission has occurred which, with the passage of time or the giving of notice or both, would constitute a default, in any material respect, pursuant to any order, writ, decree or demand of any court or Governmental Authority or a default, in any material respect, under any licenses or permits held or required for any Credit Party’s business except where failure to do so would not result in a Material Adverse Effect.

(p)	Owned and Leased Real Property. The Borrower is the sole legal and beneficial owner of the real property municipally known as 279 Bayview Drive, Barrie, Ontario with good and marketable title to such property, subject only to Permitted Liens, and the leases for any material leased property to which the Borrower is a lessee are in good standing in all material respects and in full force and effect.

(q)	Corporate Structure. The share ownership (including number and class of shares) of the Credit Parties is as set out in Schedule 8.1(q) (as such Schedule may be revised or adjusted from time to time in accordance with the terms of this Agreement) also contains a complete and accurate list of:

(i)	each such Credit Party’s full and correct name (including any French and English forms of name);

(ii)	the jurisdiction in which each such Person’s chief executive office is located;

(iii)	all jurisdictions in which each such Person has a material place of business or holds any material property or assets or employs any material number of employees; and

(iv)	all of the Subsidiaries and Affiliates of the Credit Parties.

(r)	Environmental. Except as disclosed on Schedule 8.1(r), or for events occurring after the date of this Agreement as disclosed to the Administrative Agent in writing, none of the Credit Parties is presently subject to any civil, criminal, regulatory proceeding or governmental or regulatory investigation with respect to Environmental Law or Applicable Laws relating to occupational health and safety which proceeding or investigation could have a Material Adverse Effect and the Borrower is not aware of any threatened proceedings or investigations which proceedings or investigations would have a Material Adverse Effect. Each of the Credit Parties is in compliance, in all material respects, with all Environmental Law and Applicable Laws relating to occupational health and safety, except where non-compliance would not have a Material Adverse Effect.

(s)	Real Property. All real property owned or leased by a Credit Party may be used in all material respects by such Credit Party pursuant to Applicable Law for the present use and operation of the business conducted on such real property. All Leases to which the Borrower is a party and all real property owned by the Borrower as of the Closing Date are set forth in Schedule 1.1(kkkk).

(t)	Intellectual Property. Each Credit Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted and all material Intellectual Property is listed on Schedule 8.1(t). No claim has been asserted or to the best of the knowledge of each Credit Party has threatened or is pending by any Person against any Credit Party challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, except for claims the adverse determination of which could not reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim.

(u)	Labour Matters. There are no strikes or other labour disputes against any Credit Party pending or, to the knowledge of the Borrower (after due inquiry), threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of each of the Credit Parties are in material compliance with Applicable Laws and each of the Credit Parties is in material compliance with all Applicable Laws relating to its employees (including, without limitation, workers’ compensation and employment standards). Except as set out in Schedule 8.1(t), none of the employees of any Credit Party are subject to any collective bargaining agreement.

(v)	Pensions. The Credit Parties do not operate any pension plans.

(w)	Solvency. Each Credit Party is solvent and will not become insolvent after giving effect to the transaction completed in this Agreement.

(x)	Financial Year End. The Fiscal Year end of each of the Borrower and of Holdco is June 30.

(y)	Guarantees. No Credit Party has guaranteed the obligations of any Person for borrowed money save as provided in this Agreement, or as disclosed to the Administrative Agent in writing as at the date hereof.

(z)	Customer and Trade Relations. There is not any actual or threatened termination or cancellation of, or any material adverse change in, the business relationship between any Credit Party and any supplier of goods for resale material for the operations of any Credit Party.

(aa)	Economic Benefit. The Credits are for the economic benefit of the Credit Parties.

(bb)	Consigned Goods. The Borrower has not placed inventory owned by it in excess of $2,000,000 on consignment with any Person.

(cc)	Application of Applicable Law to Inventory. The Borrower’s inventory meets all standards imposed by any Applicable Law in all material respects including all Applicable Laws governing product labelling, care labelling and country of origin labelling.

(dd)	Accuracy of Information.

(i)	All factual information and data (taken as a whole) heretofore or contemporaneously furnished, by or on behalf of any of the Credit Parties in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including, without limitation all information contained in the other Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein was true and complete in all material respects on the date as of which such information or data is dated or certified and was not incomplete by omitting to state any material fact necessary to make such information and data not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.1(v), such factual information and data shall not include projections and pro forma financial information.

(ii)	The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(iii)	As of the date of this Agreement, the representations and warranties of the Borrower are true and correct in all material respects.

Section 8.2 Repetition of Representations and Warranties

For the purposes of the representations and warranties set out in this Article 8, Credit Parties shall include all Borrower Subsidiaries and all Subsidiaries of either of the Credit Parties established or acquired subsequent to the Closing Date. The representations and warranties set out in Section 8.1 will be repeated by the Borrower to be true and correct in every material respect in each Borrowing Base Certificate and each Compliance Certificate delivered by the Borrower as if such representations and warranties had been made by the Borrower on and as of the date of each such Borrowing Base Certificate and Compliance Certificate.

ARTICLE 9

COVENANTS

Section 9.1 Affirmative Covenants

            So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Required Lenders (or such greater threshold as may be specifically provided for elsewhere in this Agreement), the Borrower covenants and agrees that it will comply, and where applicable will cause every other Credit Party and Borrower Subsidiary, as applicable, to comply, with each of the following covenants:

(a)	Punctual Payment. The Borrower agrees to punctually pay to the Administrative Agent and each Lender when due, all amounts owing by the Borrower to the Administrative Agent or such Lender, as the case may be, pursuant to or in respect of this Agreement and the other Credit Documents, whether for principal, interest, fees or otherwise, on the dates and in the manner provided by this Agreement and the other Credit Documents, without set-off or deduction of any kind.

(b)	Perform Covenants. The Borrower agrees to diligently observe and perform, and cause each of the other Credit Parties and Borrower Subsidiaries to diligently observe and perform, all of their respective covenants, agreements and obligations, arising out of the Credit Documents.

(c)	Maintain Existence. Except as otherwise permitted pursuant to Section 9.2(h), the Borrower agrees to do or cause to be done, and will cause each other Credit Party and Borrower Subsidiary to do or cause to be done, all things reasonably necessary to maintain and preserve their respective existence and to permit or enable them to comply with all obligations under the Credit Documents.

(d)	Conduct of Business. The Borrower agrees to maintain and preserve, and cause each of the other Credit Parties and Borrower Subsidiaries to maintain and preserve, all of its and their properties and assets necessary for the proper conduct of its business in reasonable repair and functional working order (reasonable wear and tear excepted).

(e)	Legal Requirements. The Borrower agrees to comply, in all material respects, on a timely basis, and cause each other Credit Party and Borrower Subsidiary to comply, in all material respects, on a timely basis, with Applicable Laws.

(f)	Payment of Taxes. The Borrower agrees to pay, and cause every other Credit Party and Borrower Subsidiary to pay, or cause to be paid, all Taxes, government fees and dues levied, assessed or imposed on any of them or all or any part of their property as and when the same become due and payable; provided that it may withhold or contest the payment of any such Taxes, fees or dues if acting in good faith, and adequate reserves have been maintained therefor in accordance with GAAP.

(g)	Inspection of Property, Books and Records, Discussions. The Borrower agrees to, and to cause every other Credit Party and Borrower Subsidiary to:

(i)	keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Applicable Laws shall be made of all dealings and transactions in relation to its business and activities; and

(ii)	upon reasonable notice (which may be telephonic notice), at all reasonable times and as often as the Administrative Agent may reasonably request, permit any authorized representative designated by the Administrative Agent, together with any authorized representatives of any Lender desiring to accompany the Administrative Agent, to visit and inspect the properties and financial records of any Credit Party or Borrower Subsidiary and to make extracts from such financial records and permit any authorized representative designated by the Administrative Agent (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of any Credit Party or Borrower Subsidiary with the appropriate Responsible Officer and such other officers as such Credit Party or Borrower Subsidiary shall deem appropriate and such Credit Party’s or Borrower Subsidiary’s independent public accountants, as applicable.

(h)	Future Security. The Borrower agrees that it will cause any present or future Person that is or becomes a Borrower Subsidiary to provide to the Administrative Agent a guarantee and postponement of claim and the security agreements, mortgages and charges required to be provided by any such Subsidiary as described in Article 7, to be accompanied by supporting resolutions, certificates and opinions in form and substance reasonably satisfactory to the Administrative Agent, and to be provided concurrently with any Person becoming a Borrower Subsidiary or upon the completion of the acquisition of such property, as the case may be.

(i)	Reporting. The Borrower agrees to provide, or cause to be provided, to the Administrative Agent, on behalf of the Lenders, in form (including electronic form) reasonably satisfactory to the Administrative Agent and in sufficient number of copies for distribution to the Lenders:

(i)	within ninety (90) days after the end of each Fiscal Year: (A) the annual audited consolidated financial statements of Holdco (including, to the extent they exist, all notes to such financial statements) for such Fiscal Year certified to be true and in accordance with GAAP by a Responsible Officer of Holdco, (B) the annual unaudited unconsolidated financial statements of the Borrower (including, to the extent they exist, all notes to such financial statements) for such Fiscal Year certified to be true and in accordance with GAAP by a Responsible Officer of the Borrower, and (C) a Compliance Certificate setting out the items and calculations described in Section 9.1(i)(iv) based on such financial statements;

(ii)	within ninety (90) days after the end of each Fiscal Year, a detailed business plan for the Borrower covering a period that includes the immediately following Fiscal Year (commencing with the Fiscal Year ending June 30, 2003) which business plan will include an income statement, cash flow statement and balance sheet projections, a detailed calculation of planned capital expenditures, a comparison of the prior Fiscal Year’s business plan and actual results during such prior Fiscal Year, and a management discussion and analysis of the projected business and its prospects;

(iii)	within forty-five (45) days following the end of each of the first three Fiscal Quarters: (A) the quarterly unaudited unconsolidated financial statements of the Borrower (including, to the extent they exist, all notes to such financial statements) for such Fiscal Quarter, and the portion of such Fiscal Year through the end of such Fiscal Quarter (in each case showing comparisons to both budgeted amounts for such Fiscal Quarter and to the comparable Fiscal Quarter from the previous Fiscal Year and for the portion of such Fiscal Year through the end of such Fiscal Quarter) certified to be true and in accordance with GAAP by a Responsible Officer of the Borrower, (B) the quarterly unaudited consolidated financial statements of Holdco (including, to the extent they exist, all notes to such financial statements) for such Fiscal Quarter, and the portion of such Fiscal Year through the end of such Fiscal Quarter (in each case showing comparisons to both budgeted amounts for such Fiscal Quarter and to the comparable Fiscal Quarter from the previous Fiscal Year and for the portion of such Fiscal Year through the end of such Fiscal Quarter) certified to be true and in accordance with GAAP by a Responsible Officer of the Borrower, (C) a management discussion and analysis of the Borrower’s business, its prospects and performance to plan as at the end of such Fiscal Quarter;

(iv)	concurrent with delivery of the financial statements pursuant to Section 9.1(i)(iii) above and, in any event, within forty-five (45) days following the end of each Fiscal Quarter, a Compliance Certificate signed by a Responsible Officer of the Borrower, certifying, inter alia:

(A)	that as of the end of such Fiscal Quarter, no Default or Event of Default had occurred and is continuing and confirming that the representations and warranties contained in this Agreement continue to be true and correct in every material respect, as if such representations and warranties had been made by the Borrower on and as of the date of such Compliance Certificate;

(B)	the Adjusted Debt to EBITDAR Ratio as at the end of such Fiscal Quarter based on the Borrower’s most recently completed Four Quarter Period together with supporting detail showing the calculation thereof;

(C)	the Fixed Charge Coverage Ratio as at the end of such Fiscal Quarter based on the Borrower’s most recently completed Four Quarter Period together with supporting detail showing the calculation thereof;

(D)	the Current Ratio as at the end of such Fiscal Quarter together with supporting detail showing the calculation thereof;

(E)	the Tangible Net Worth as at the end of such Fiscal Quarter together with supporting detail showing the calculation thereof;

(F)	the Applicable Loan Spread, the Applicable Stamping Fee, the Applicable LC Fee Rate, the Applicable Standby Fee Rate and the Applicable Seasonal Standby Fee Rate based on the Fixed Charge Coverage Ratio described in subparagraph (B) above; and

(G)	a reasonably detailed description of the amount of the Net Cash Proceeds from any Asset Sale, Recovery Event or issuance or incurrence of Debt during such Fiscal Quarter;

(v)	within twenty-five (25) days following the end of each month of each Fiscal Year, a Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent signed by a Responsible Officer of the Borrower, certifying, inter alia, that as of the date of such Borrowing Base Certificate, no Default or Event of Default had occurred and is continuing and confirming that the representations and warranties contained in this Agreement continue to be true and correct in every material respect, as if such representations and warranties had been made by the Borrower on and as of the date of such Borrowing Base Certificate;

(vi)	copies of all information circulars, registration statements, management reports, prospectuses, material change reports and annual, quarterly, monthly or other regular reports which either of the Credit Parties furnish to shareholders of Holdco or file with the Ontario Securities Commission, the Securities and Exchange Commission or any other securities’ regulatory authority promptly upon the release or filing thereof; and

(vii)	all such other information with respect to the Credit Parties and/or their respective property and assets (including, without limitation, information relating to Receivables and inventory of the Borrower or compliance by any Credit Party with Applicable Laws) which may be requested from time to time by the Administrative Agent, acting reasonably, and which is available to the Borrower or its Subsidiaries.

Unless otherwise provided by this Agreement, all financial statements will be prepared on a consolidated basis and in accordance with GAAP and will include a balance sheet, a statement of income and retained earnings, a statement of changes in cash flow and such other statements as may be required by GAAP. Audited financial statements required to be delivered pursuant to this Agreement will be complete and accompanied by a report of an independent auditor confirming that the audit was conducted in accordance with generally accepted auditing standards and confirming that in the auditor’s opinion, such financial statements present fairly in all material respects the financial position of the Borrower or Holdco, as the case may be, as at the relevant date and for the relevant period, all in accordance with GAAP.

(j)	Notice of Certain Events. The Borrower shall promptly notify the Administrative Agent whenever the Borrower learns of:

(i)	the occurrence of a Default or an Event of Default;

(ii)	any event or circumstance that has, or so far as the Borrower can reasonably foresee, may have, a Material Adverse Effect; or

(iii)	any suit, litigation, investigation or other proceeding which is commenced or threatened in writing against any of the Credit Parties which involves a claim in excess of $1,000,000 (or the Equivalent Amount in any other currency or currencies);

together with a detailed statement by a Responsible Officer of the Borrower of the steps being taken to cure or prevent, and the effect of, such event, circumstance, acceleration, default or demand, as the case may be.

(k)	Insurance.

(i)	The Borrower shall maintain, and cause each of the Credit Parties and Borrower Subsidiaries to maintain, in accordance with prudent business practice standards, all necessary insurance with respect to the Collateral which is of an insurable nature and which is usually insured by companies of similar size operating generally similar properties and businesses (which insurance shall include, without limitation, business interruption, “all risks” property damage, boiler and machinery and third party liability insurance) (collectively, the “Property Insurance”). All such Property Insurance shall be endorsed in favour of the Administrative Agent as a first loss payee and shall be in an amount no less than the replacement value of the property insured. The Administrative Agent shall be named as an additional insured in all liability policies. Such Property Insurance shall be in form and substance acceptable to the Administrative Agent, acting reasonably, and shall be underwritten by insurance companies acceptable to the Administrative Agent, acting reasonably. The Borrower shall deliver or cause to be delivered to the Administrative Agent certificates of insurance in respect of such Property Insurance, and thereafter shall provide to the Administrative Agent a certificate for each renewal of such Property Insurance and such other certified copies or certificates of such Property Insurance from time to time as may be reasonably required by the Administrative Agent.

(ii)	If any of the Credit Parties or Borrower Subsidiaries defaults in insuring its real or personal property and assets as are required under Section 9.1(k) to be insured or, in so delivering the certificates or policies of Property Insurance within the time period required under Section 9.1(k), the Administrative Agent may, after five (5) Business Days notice to the Borrower, at the option of the Administrative Agent, effect such Property Insurance and pay the premiums for such Property Insurance and the Borrower shall reimburse the Administrative Agent for any premiums so paid with interest thereon at the then applicable interest rate with respect to Prime Rate Loans.

(iii)	Unless an Event of Default has occurred and is continuing, all Net Cash Proceeds from Property Insurance relating to a Recovery Event shall be governed by the provisions of Section 5.3(a)(i). If an Event of Default has occurred and is continuing then, notwithstanding any other provision of this Agreement, the Administrative Agent alone shall receive all proceeds of Property Insurance regardless of amount and, at the request of the Required Lenders, may apply any or all of such proceeds of Property Insurance toward the payment of any obligations of the Borrower under the Credit Documents.

(iv)	As soon as practicable following the happening of any loss or damage in respect of any Credit Party’s or Borrower Subsidiary’s real or personal property and assets subject to any Property Insurance, the Borrower shall, at its expense, furnish or cause to be furnished all necessary proof and do all necessary acts to enable the Person entitled to receipt of the proceeds of such insurance pursuant to this subsection to obtain payment thereof.

(l)	Notice of Environmental Matters. The Borrower agrees to notify, and cause each other Credit Party and Borrower Subsidiary to notify, the Administrative Agent promptly on the Borrower or any other Credit Party or Borrower Subsidiary becoming aware of any civil, criminal or regulatory proceeding or investigation which involves a claim in excess of $2,000,000 (or the Equivalent Amount in any other currency or currencies) with respect to any Environmental Law or laws relating to occupational health and safety.

(m)	Environmental Clean-Up. The Borrower agrees that it will clean-up, and will cause every other Credit Party and Borrower Subsidiary to clean-up, as, and to the extent, required by Environmental Laws, any release of any contaminant from any of their properties or caused by it or them with due diligence and will comply with, and will cause each other Credit Party and Borrower Subsidiary to comply with, any orders issued by any Governmental Authority with respect to the Natural Environment.

(n)	Environmental Compliance. The Borrower agrees that it will, and will cause every other Credit Party and Borrower Subsidiary to, comply in all material respects with all Environmental Laws and Applicable Laws relating to occupational health and safety.

(o)	Expenses. Except as specifically otherwise provided in this Agreement, the Borrower agrees to promptly pay all fees and disbursements (including goods and services tax) incurred or paid by the Administrative Agent or any Lender in connection with:

(i)	the preparation, negotiation, execution, delivery, maintenance, administration, amendment, re-negotiation, workout, preservation or enforcement of the Credit Documents (and any and all other documents contemplated by any Credit Document) or the Credits;

(ii)	the consummation of the transactions contemplated by the Credit Documents;

(iii)	any syndication of the Commitments;

including without limitation, all court costs and all reasonable fees and disbursements of lawyers (on a solicitor and his own client basis), auditors, consultants, accountants; provided that the fees and disbursements of legal counsel to the Administrative Agent and the Lenders for the preparation, negotiation, execution and delivery of this Agreement and the Credit Documents be delivered on the Closing Date.

(p)	Performance of Covenants by Administrative Agent. The Administrative Agent will be entitled (but not obligated) at any time and from time to time to pay or satisfy any liability or obligation of the Borrower pursuant to any Credit Document or any document contemplated by a Credit Document if the same has become due and has not been paid as required pursuant to the terms of such Credit Document or document contemplated by such Credit Document, and the Borrower will, at the request of the Administrative Agent, promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent to satisfy such liability or obligation or to enforce the rights of the Administrative Agent or any Lender pursuant to any Credit Document including, without limitation, all court costs and reasonable lawyers’ fees and disbursements and all reasonable fees and disbursements of auditors, consultants, accountants, environmental auditors and investigators and other investigation expenses reasonably incurred by the Administrative Agent or any Lender in connection with any such matters.

(q)	Leased Locations. The Borrower agrees that it will, and will cause every other Credit Party and Borrower Subsidiary to, fully pay its respective monetary obligations in a timely manner, and otherwise perform its obligations, under all Leases and other agreements with respect to each leased location or public warehouse or other location that is not owned by the Borrower or any such other Credit Party or Borrower Subsidiary and where any asset charged by the Security is located except for bona fide disputes or those cases where non-payment or non-compliance would not result in a Material Adverse Effect.

(r)	Material Contracts. The Borrower agrees that it will at all times perform all obligations pursuant to all documents, contracts and agreements of the Borrower the failure of which to perform may result or has resulted in a Material Adverse Effect.

(s)	Post Closing Matters. The Borrower agrees that it will, and will cause every other Credit Party and Borrower Subsidiary to:

(i)	within 60 days of the date of delivery to the Borrower by the Administration Agent of a draft Rate Protection Agreement, deliver fully executed Rate Protection Agreements to the Lenders as required by such Lenders to govern Rate Protection Obligations;

(ii)	within 60 days of the Closing Date, to the extent reasonably practical, deliver to the Administrative Agent cessations of rank in Quebec and landlord waivers in respect of properties occupied by the Borrower as are required pursuant to the Credit Documents (it being understood that the Borrower shall not be responsible for legal fees incurred as a result thereof which exceed the legal fees mutually and reasonably agreed between the Borrower and the Administrative Agent);

(iii)	within 60 days of the Closing Date, to the extent reasonably practical, to deliver to the Administrative Agent consents of third parties to Key Agreements as are required pursuant to the Credit Documents (it being understood that the Borrower shall not be responsible for legal fees incurred as a result thereof which exceed the legal fees mutually and reasonably agreed between the Borrower and the Administrative Agent); and

(iv)	by January 31, 2003, provide notification from U.S. legal counsel to Holdco (which notification shall be satisfactory to the Administrative Agent and its legal counsel) of the deletion from its legal opinion delivered to the Administrative Agent on or about the Closing Date of the limitation set out in subparagraph (d)(ii) thereof which states “the Guarantee to the extent that the “guaranteed liabilities” thereunder include Debt other than the Debt arising under the Credit Documents”.

(t)	Further Assurances. The Borrower agrees that it will, at its own expense and promptly at the reasonable request of the Administrative Agent, cure or cause to be cured all defects in the content, execution and delivery of any Credit Document or any other document arising from the Credit Documents. The Borrower further agrees that it will, and will cause all other Credit Parties and Borrower Subsidiaries, at the expense of the Borrower, to promptly execute and deliver to the Administrative Agent, or cause to be executed and delivered to the Administrative Agent, on the reasonable request by the Administrative Agent, all such other and further documents, agreements and instruments necessary to satisfy the obligations of the Credit Parties and each Borrower Subsidiary under the Credit Documents or under any of the documents arising from the Credit Documents, to effect any registrations or filings reasonably required by the Administrative Agent or to obtain any consents reasonably required by the Administrative Agent.

Section 9.2 Negative Covenants

            So long as this Agreement is in force, and except as otherwise permitted by the prior written consent of the Required Lenders, the Borrower covenants and agrees that it will comply, and where applicable will cause every other Credit Party, Subsidiary of the Borrower and Borrower Subsidiary, as applicable, to comply, with each of the following covenants:

(a)	Additional Liens. Except for Liens created pursuant to the Security and Permitted Liens, no Credit Party or Borrower Subsidiary shall grant or issue any Lien, or permit any Lien to exist, with respect to any of their respective property, assets or undertaking.

(b)	Limitation on Indebtedness. No Credit Party or Subsidiary of the Borrower shall create, incur, assume or suffer to exist any Debt, except, without duplication:

(i)	Debt of any Credit Party or Borrower Subsidiary pursuant to any Credit Document;

(ii)	Debt of any Credit Party or Subsidiary of the Borrower secured by Permitted Liens provided that Debt secured by Permitted Liens described in Section 1.1(jjjjj) (xi), (xii) and (xiii) in aggregate shall not exceed $5,000,000 at any one time; and any refinancings, refundings, renewals or extensions thereof on financial and other terms no more onerous to the applicable Credit Party or Subsidiary of the Borrower in the aggregate than the financial and other terms of such Debt (without any increase in the principal amount thereof);

(iii)	Debt of the Borrower pursuant to Rate Protection Agreements entered into with any Lender;

(iv)	Debt incurred by any Credit Party or Borrower Subsidiary in respect of workers compensation claims, performance, surety, bid or similar bond and completion guarantees provided by any Credit Party or Borrower Subsidiary in the ordinary course of business;

(v)	Debt incurred by a Credit Party or Borrower Subsidiary arising from agreements of such Credit Party or Borrower Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with any permitted Asset Sale provided that the maximum aggregate liability of such Debt shall at no time exceed the gross proceeds actually received by such Credit Party or Borrower Subsidiary from such permitted Asset Sale;

(vi)	in the case of the Borrower, Debt owing from the Borrower to Holdco, provided that: (A) such Debt is unsecured and fully subordinated and postponed to all debts and liabilities of the Borrower to the Lenders to the extent, and in a manner, satisfactory to the Required Lenders, and (B) the proceeds of such Debt are used by the Borrower in the Business for purposes permitted under this Agreement or to purchase the Purchased Shares; and

(vii)	in the case of Holdco, Debt owing from Holdco to the Borrower, provided that: (A) such Debt is unsecured and fully subordinated and postponed to all debts and liabilities of Holdco to the Lenders to the extent, and in a manner, satisfactory to the Required Lenders, and (B) the proceeds of such Debt are used by Holdco to purchase the Purchased Shares.

(c)	Limitation on Transactions with Affiliates. Except for any Permitted Affiliate Transactions, no Credit Party or Subsidiary of the Borrower shall enter into any transaction, contract or agreement of any kind with any Affiliate of any Credit Party or Affiliate of any Subsidiary of the Borrower or any officer or director of any Credit Party, any Subsidiary of the Borrower or any Affiliate of any Credit Party or any Subsidiary of the Borrower.

(d)	Asset Disposals to Third Parties. No Credit Party or Borrower Subsidiary shall effect an Asset Sale to any Person, except:

(i)	Asset Sales for fair value in any Fiscal Year for which the aggregate gross proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other obligations and valued at fair market value in the case of other non-cash proceeds) do not exceed $1,000,000 in aggregate for all Credit Parties and Borrower Subsidiaries in such Fiscal Year, provided that no Default or Event of Default has occurred and is continuing at the time of any such Asset Sale; and

(ii)	sales or discounts of Receivables (other than Eligible Receivables) for collection in the ordinary course of business,

unless the Borrower:

(iii)	applies all Net Cash Proceeds in accordance with the requirements of Section 5.3; and

(iv)	assigns, mortgages or pledges all non-cash proceeds in favour of the Administrative Agent and pays all payments thereunder or proceeds therefrom to the Administrative Agent in the same manner and upon the same terms and conditions as set out in the immediately preceding sub-paragraph for Net Cash Proceeds.

(e)	No Share Issuance/Transfer.

No Credit Party or Subsidiary of the Borrower shall: (i) amend or alter its capital structure other than through a purchase, redemption, retirement or other acquisition of Purchased Shares by Holdco as permitted pursuant to this Agreement, or (ii) issue any Capital Stock, options for Capital Stock or other equity instruments to any Person other than: (A) in the case of the Borrower, to Holdco, or (B) in the case of Holdco, to: (x) the Borrower, (y) the public, or (z) employees of any Credit Party pursuant to and in accordance with the terms of an employee or management stock option plan, restricted stock unit plans or employment agreements.

(f)	Proposed Acquisitions. No Credit Party or Subsidiary of the Borrower will make any Acquisition except with the prior written consent of the Lenders.

(g)	No Change of Name. No Credit Party or Subsidiary of the Borrower will change its name without ten (10) days’ prior written notice to the Administrative Agent.

(h)	No Merger, Amalgamation or Consolidation. No Credit Party or Borrower Subsidiary shall liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business or enter into any merger, consolidation or amalgamation other than a merger, consolidation or amalgamation where:

(i)	the corporation that continues as a result of such merger, consolidation or amalgamation retains the obligations of such Credit Party under the Credit Documents;

(ii)	such transaction is solely between Credit Parties and/or between Credit Parties and/or Borrower Subsidiaries which have provided all Security to the Administrative Agent as required pursuant to Article Seven hereof;

(iii)	ten (10) days prior written notice of such transaction shall have been delivered to the Administrative Agent; and

(iv)	no Default or Event of Default shall have occurred and be continuing or will occur as a result of such merger, consolidation or amalgamation.

(i)	Limitation on Investments, Loans and Advances. No Credit Party or Borrower Subsidiary shall make any advance, loan, extension of credit (by way of Debt or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other securities of or make any other investment (collectively, an “Investment”) in, any Person, except:

(i)	extensions of trade credit in the ordinary course of business;

(ii)	investments in Cash Equivalents;

(iii)	investments, loans, dividends or advances by one Credit Party in or to another Credit Party provided the making of any such investment, loan or advance otherwise complies in all respects with this Agreement;

(iv)	loans and advances by any Credit Party to officers, directors and employees of any Credit Party in the ordinary course of business; and

(v)	the purchase by any Credit Party of the Purchased Shares and loans advanced to and/or dividends paid to another Credit Party to finance the purchase of the Purchased Shares.

For greater certainty, no Credit Party shall make any Investment in any Subsidiary of the Credit Parties, except Holdco may make an Investment in the Borrower and the Borrower may make an Investment in Holdco in connection with the purchase of Purchased Shares.

(j)	Restricted Payments. No Credit Party or Borrower Subsidiary shall declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of any Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Credit Party (collectively, “Restricted Payments”) except, so long as no Default or Event of Default shall have occurred and be continuing (or would occur as a result of the applicable payment or transaction described below):

(i)	Holdco may make Restricted Payments to the Borrower and the Borrower may make Restricted Payments to Holdco in connection with the purchase of Purchased Shares; and

(ii)	any Credit Party may purchase, redeem or otherwise acquire for value any Capital Stock of such Credit Party owned by any officers, employees, former officers or former employees of such Credit Party upon the death, disability, retirement or termination of employment thereof, provided that all of such payments and dividends shall at no time exceed $500,000 in the aggregate for all Credit Parties commencing the Closing Date; and

(iii)	Holdco may purchase, redeem, retire or otherwise acquire Purchased Shares of Capital Stock of Holdco in accordance with this Agreement.

(k)	Limitation on Lines of Business. The Credit Parties shall not materially change the nature of the Business as of the Closing Date or enter into any business which is substantially different from the Business or other businesses reasonably related thereto.

(l)	Contingent Obligations. The Credit Parties and Borrower Subsidiaries shall not, at any time, directly or indirectly, have any Contingent Obligations other than:

(i)	Contingent Obligations to, or funded by, the Lenders hereunder;

(ii)	Contingent Obligations which are disclosed to the Securities and Exchange Commission by the Credit Parties as at the date hereof; and

(iii)	Contingent Obligations that have been agreed to in writing by the Required Lenders.

(m)	Rate Protection Agreement. No Credit Party or Subsidiary thereof shall incur any Rate Protection Obligations or enter into a Rate Protection Agreement other than with the Lenders.

(n)	Responsibility for Holdco and Holdco Subsidiaries. The Borrower shall not, at any time, be, remain or become liable (whether directly or indirectly, by way of Contingent Obligations or otherwise) for any debts, liabilities or obligations of any Person including, without limitation, Holdco or any direct or indirect Subsidiary of Holdco (other than the Borrower).

(o)	Chief Executive Office. No Credit Party or Subsidiary thereof shall move its chief executive office outside of the jurisdiction in which it was located on the Closing Date except upon ten (10) days’ prior written notice to the Administrative Agent and the Credit Party or such Subsidiary having taken steps reasonably required by the Administrative Agent to ensure the Liens created by the Credit Documents to which it is a party continue to constitute valid, enforceable and perfected Liens in or against all real and personal property of such Credit Party or Subsidiary.

(p)	Bank Accounts. Commencing no more than ninety (90) days following the Closing Date, no Credit Party or Borrower Subsidiary shall maintain any lock boxes, deposits, operating or other bank accounts unless such lock boxes, deposits and operating and other bank accounts are maintained with The Bank of Nova Scotia (“BNS”) and/or any Subsidiary of BNS or any other financial institution for which BNS has provided its prior written consent, acting reasonably and on the understanding that certain retail locations of the Borrower will have little option other than to maintain lock boxes, deposits, operating accounts and other bank accounts with other financial institutions.

(q)	Modifications to Key Agreements. The Borrower shall not cancel or terminate any Key Agreement or amend or otherwise modify any Key Agreement, or waive any default or breach under any Key Agreement, or take any other action in connection with any Key Agreement that would in any such case result in a Material Adverse Effect.

Section 9.3 Financial Covenants

So long as this Agreement is in force, the Borrower:

(a)	will ensure that its Adjusted Debt to EBITDAR Ratio is, at all times and calculated as at the end of each Fiscal Quarter (based on Adjusted Debt as at the end of such Fiscal Quarter and EBITDAR for the most recently completed Four Quarter Period), less than the ratios set forth below for the periods set forth below:

During the Period	Ratio
from September 1 to and including November 30 in each Fiscal Year	4.75:1
at all other times during each Fiscal Year	4.50:1

(b)	will ensure that its Fixed Charge Coverage Ratio is, at all times and calculated as at the end of each Fiscal Quarter (based on the most recently completed Four Quarter Period), at or greater than 1.10:1.

(c)	will ensure that its Current Ratio is, at all times and calculated as at the end of each Fiscal Quarter, at or greater than the ratios set forth below for the periods set forth below

During the Period	Ratio
from September 1 to and including November 30 in each Fiscal Year	1.50:1
at all other times during each Fiscal Year	2.00:1

(d)	will ensure that its Tangible Net Worth is, at all times and calculated as at the end of each Fiscal Quarter, at or greater than the amounts set forth below for the periods set forth below:

During the Period	Amount
Closing Date to June 29, 2003	$110,000,000
June 30, 2003 and thereafter	$120,000,000

ARTICLE 10

EVENTS OF DEFAULT

Section 10.1 Events of Default

              Any one or more of the following events will constitute an Event of Default hereunder:

(a)	Default in Principal. If the Borrower fails to repay any indebtedness on account of principal when due under this Agreement.

(b)	Default in Interest, etc. If the Borrower fails to pay any interest, fees, commissions or other amounts payable under any Credit Document (other than principal referred to in Section 10.1(a)) within three (3) Business Days of the due date therefor.

(c)	Certificates. If the Borrower fails to deliver a Compliance Certificate or Borrowing Base Certificate pursuant to this Agreement within ten (10) days of the date such Compliance Certificate or Borrowing Base Certificate was due pursuant to this Agreement.

(d)	Non-Curable Defaults. If any Credit Party, Borrower Subsidiary or Subsidiary of the Borrower, as the case may be, defaults in the performance or observance of any of Section 9.1(c), Section 9.1(q), Section 9.2 (except for Sections 9.2(c) and 9.2(p)) or Section 9.3 or any other term, condition or covenant which is incapable of being cured.

(e)	Curable Defaults. If any Credit Party or Subsidiary of the Borrower defaults in the performance or observance of any term, condition or covenant contained in any Credit Document (other than any term, condition or covenant that is the subject of any other subsection of this Section 10.1) and, if any such term, condition or covenant is capable of being cured, such default continues for a period of thirty (30) days or more after written notice of such default has been delivered by the Administrative Agent to the Borrower.

(f)	Representations and Warranties. If any representation, warranty or statement made in any Credit Document or any certificate or other document delivered to the Administrative Agent or any of the Lenders pursuant to this Agreement is untrue or incorrect in any material respect when made.

(g)	Other Debt. If any Credit Party or Borrower Subsidiary shall:

(i)	default in making any payment of any principal of any Debt (including, without limitation, any Contingent Obligation, but excluding any principal of any Debt arising under this Agreement) on the scheduled or original due date with respect thereto and such default continues for the applicable grace period, if any, provided in the instrument or agreement under which such Debt was created; or

(ii)	default in making any payment of any interest on any such Debt beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or

(iii)	default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or any other event shall occur or condition exist beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity (or, in the case of any such Debt constituting a Contingent Obligation, to become payable);

provided, that a default, event or condition described in clause (i), (ii) or (iii) of this Section 10.1(g) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this Section 10.1(g) shall have occurred and be continuing with respect to Debt, the outstanding principal amount of which exceeds, in the aggregate for all such Debt for all the Credit Parties and Borrower Subsidiaries, $1,500,000.

(h)	Credit Documents. If any Credit Document or any part thereof shall, at any time after its respective execution and delivery and for any reason (except in accordance with its terms), cease in any way to be in full force and effect or if the Security or any part thereof shall, at any time after its execution and delivery and for any reason (except in accordance with its terms), cease to constitute a Lien of the nature and priority specified in or contemplated by this Agreement, or if the validity or enforceability of any Credit Document is disputed in any manner by any of the parties thereto other than the Administrative Agent and the Lenders.

(i)	Winding-up etc. If an order is made or an effective resolution passed for the winding-up, liquidation or dissolution of a Credit Party or Borrower Subsidiary.

(j)	Insolvency, etc.

(i)	If any Credit Party or Borrower Subsidiary is insolvent, commits an act of bankruptcy (as defined in the Bankruptcy and Insolvency Act (Canada)) or shall generally not, or shall admit in writing its inability to, pay its debts as they become due.

(ii)	If any Credit Party or Borrower Subsidiary makes a general assignment for the benefit of its creditors or institutes or consents to any case, proceedings or other action seeking relief on its behalf as a debtor (in respect of its debts generally), or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law of any jurisdiction (whether domestic or foreign) relating to bankruptcy, insolvency, reorganization, or relief of debtors or seeking the appointment of a receiver, manager, receiver and manager, liquidator, trustee, custodian, administrator or other similar official for it or for all or any part of its property or assets or if any Credit Party or Borrower Subsidiary gives notice to the Administrative Agent or any Lender of its intention to do any of the foregoing.

(iii)	If any case, proceeding or other action is instituted against any Credit Party or Borrower Subsidiary seeking to have an order for relief entered against it as debtor (in respect of its debts generally) or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law of any jurisdiction (whether domestic or foreign) relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the appointment of a receiver, manager, receiver and manager, liquidator, trustee, custodian, administrator or other similar official for it or for any part of its property or assets and such case, proceeding or other action are not being actively and diligently contested in good faith by such Credit Party or Borrower Subsidiary and have not been discontinued, dismissed or discharged within sixty (60) days of their institution or have a Material Adverse Effect.

(iv)	If any Credit Party or Borrower Subsidiary takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in this Section 10.1(j) or in Section 10.1(i).

(k)	Distress, Execution, Attachment. If a distress, execution, writ, attachment or any similar process is ordered, filed, levied or enforced against all or a substantial part of the property of a Credit Party or a Borrower Subsidiary, and such distress, execution, writ, attachment or similar process is not being contested in good faith by the applicable Credit Party or Borrower Subsidiary and is not satisfied, vacated or discharged within sixty (60) days from the date it was ordered or filed or such shorter period as would permit such property or any part thereof to be sold thereunder.

(l)	Cease to Carry on Business. If any Credit Party or Borrower Subsidiary ceases or threatens to cease to carry on its business, or a substantial part thereof.

(m)	Judgments. If one or more judgments or decrees shall be entered against any Credit Party or Borrower Subsidiary, provided that such judgments or decrees: (i) involve, in the aggregate for all Credit Parties and Borrower Subsidiaries, liabilities (not paid or fully covered by insurance as to which the applicable insurance company has acknowledged coverage) of $2,000,000 or more, (ii) are not being contested in good faith by the applicable Credit Party or Borrower Subsidiary, or (iii) have not been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof or such shorter period within which any property of a Credit Party or Borrower Subsidiary may be sold or forfeited thereunder.

(n)	Change of Control. If a Change of Control shall occur.

(o)	Adverse Actions or Events. If any action or event has occurred which has had a Material Adverse Effect or any action has been taken by any Governmental Authority in respect of any of the Credit Parties or Borrower Subsidiaries to materially limit the business activities of any such Credit Party or Borrower Subsidiary.

Section 10.2 Remedies

              Upon the occurrence of any Event of Default, and at any time thereafter if the Event of Default shall then be continuing, the Administrative Agent upon written request by the Required Lenders shall take any or all of the following actions:

(a)	by written notice to the Borrower declare all principal amounts of the outstanding Accommodation (including, without limitation, the amount of all outstanding Letters of Credit, whether or not the beneficiaries thereunder shall have taken the required actions to draw down thereunder and the face or principal amount of all outstanding Bankers’ Acceptances), Rate Protection Obligations and all accrued interest, fees and other amounts owing hereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the

Borrower and the Borrower shall forthwith deliver Cash Collateral to the Administrative Agent as required pursuant to Sections 2.9(k) and 2.11(g);

(b)	by written notice to the Borrower declare the Credits and the Commitments of each Lender under the Credits and the Rate Protection Obligations to be terminated, whereupon the same shall terminate immediately and the Lenders shall have no further obligation to make any Accommodation (including rollovers or continuations of any outstanding Accommodation) or other amounts available to the Borrower under any of the Credits or pursuant to any Rate Protection Agreement;

(c)	realize upon the Security and any other security applicable to the liability of any of the Credit Parties or Borrower Subsidiaries under the Credit Documents; and

(d)	without limitation, exercise any other action, suit, remedy or proceeding authorized or permitted by the Credit Documents or by law or by equity.

              Upon an Event of Default occurring under Section 10.1(i) or Section 10.1(j), or in the event of an actual or deemed entry of an order for relief with respect to any Credit Party or Borrower Subsidiary under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Federal Bankruptcy Code (U.S.) or similar applicable laws in other jurisdictions:

(e)	the obligation of the Lenders to make any further Accommodation (including, without limitation, any rollovers or continuations of any outstanding Accommodation) or other amounts available to the Borrower shall automatically be terminated; and

(f)	all indebtedness and liabilities of the Borrower to the Lenders shall automatically become due and payable.

Section 10.3 Termination of Overdraft Tranche

    (1) Upon the occurrence of any Event of Default (and at any time thereafter, if the Event of Default shall then be continuing), the Overdraft Lender in its sole discretion may, by written notice to the Borrower, the Administrative Agent and the other Lenders, declare the Overdraft Tranche and the Commitment thereunder to be terminated. On the date of receipt of such notice by the Administrative Agent:

(a)	the Administrative Agent shall calculate each Operating Lender’s Pro Rata Share of the Operating Credit Commitment based on each such Lender’s outstanding Accommodation under the Operating Credit at such time (“Unadjusted Pro Rata Share”). If any Operating Lender’s Unadjusted Pro Rata Share under the Operating Credit Commitment is greater than its Pro Rata Share under the Operating Credit Commitment (“Committed Pro Rata Share”) (any such Operating Lender, a “Selling Lender”), then each of those Operating Lenders whose Unadjusted Pro Rata Share of the Operating Credit Commitment is less than its Pro Rata Share of the Operating Credit Commitment (each such Operating Lender, a “Purchasing Lender”) shall purchase for cash from the Selling Lender, without recourse or representation or warranty (other than as to ownership and no Liens or claims by any Person), an interest in the outstanding Accommodation of the Selling Lender under the Operating Credit at par (including, for certainty, all accrued and unpaid interest and fees thereon) in such amount as would result in a participation by each Operating Lender in the outstanding Accommodation under the Operating Credit based on its Committed Pro Rata Share.

(b)	The Administrative Agent, upon consultation with the applicable Lenders, shall have the power to settle any documentation required to evidence any such purchase and, if deemed advisable by the Administrative Agent, to execute any document as attorney for any Lender in order to complete any such purchase. The Borrower acknowledges that the foregoing arrangements are to be settled by the Lenders among themselves, and the Borrower expressly consents to the foregoing arrangements among the Lenders.

(c)	The Administrative Agent shall recalculate each Operating Lender’s Unadjusted Pro Rata Share of the Operating Credit Commitment from time to time prior to the termination of the Operating Credit and the Operating Lenders shall adjust their respective Pro Rata Shares of the Operating Credit Commitment from time to time in accordance with this Section 10.3 as may be required.

Section 10.4 Benefit of Security; Set-off; Sharing of Payments

(a)	The Lenders agree that all payments received by the Lenders under the Credit Documents are to be distributed to the Lenders:

(i)	based on their respective Pro Rata Shares under the applicable Tranche or Credit, as the case may be, prior to the acceleration of payment of all Accommodation pursuant to Section 10.2; and

(ii)	based on their respective Pro Rata Shares under the Credits (adjusted to include the Rate Protection Obligations of each Lender, if any) from and after the acceleration of payment of all Accommodation pursuant to Section 10.2;

and each Lender agrees to take all such steps and actions as are reasonably required from time to time to give full effect thereto.

(b)	All Security shall be held for the benefit of all of the Lenders, and all proceeds from such Security which are distributable to the Lenders from and after the acceleration of payment of all Accommodation pursuant to Section 10.2 shall be applied for the benefit of the Lenders based on their respective Pro Rata Shares under the Credits (adjusted to include the Rate Protection Obligations of each

Lender, if any) irrespective of any priority to which any Lender may otherwise be entitled.

Notwithstanding, and in addition to, the foregoing or any other provision of this Agreement, if there shall exist at any time any amount payable by any Lender to any other Lender or the Administrative Agent pursuant to any provision of the Credit Documents, then such amount shall be taken into account when calculating the shares of such Lenders, and an appropriate portion of such amount shall be paid from, any proceeds of Security otherwise payable to such first Lender.

(c)	The Borrower agrees that, upon the occurrence of an Event of Default, in addition to (and without limitation of) any right of set-off, bankers’ lien, counterclaim or other right or remedy that any Lender may otherwise have, each Lender shall be entitled, at its option, but subject to Section 10.4(d), to offset any and all balances held by it for the account of the Borrower at any of its offices or branches, in any currency, against any and all amounts owed by the Borrower to such Lender hereunder (regardless of whether any such balances are then due or payable to the Borrower), in which case such Lender shall promptly notify the Borrower and the Administrative Agent thereof; provided that such Lender’s failure to give any such notice shall not affect the validity thereof. Any Person purchasing an interest in the obligations of the Borrower as contemplated by Section 13.1 may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such interest as fully as if such obligations had been originally incurred to such Person and such Person were the holder thereof.

(d)	Each Lender (a “Surplus Lender”) that receives any payment or recovery from the property of any Credit Party or Subsidiary of the Borrower pursuant to Section 10.4(c) or Section 10.6 or from and after an acceleration of payment of all Accommodation pursuant to Section 10.2 in respect of any obligation of the Borrower to such Lender hereunder (whether by voluntary payment, by realization of any security held by such Lender, by exercise of the right of set-off or banker’s lien, by counterclaim or cross action, by the enforcement of any of the Credit Documents, by reason of any priority afforded in any insolvency proceeding, or otherwise) in an amount which, relative to the corresponding amounts received by the other Lenders (the “Deficient Lenders”), is a greater proportion than the proportion that the Surplus Lender was entitled to receive on the basis of its Pro Rata Share under the Credits, the Surplus Lender shall purchase for cash from the Deficient Lenders, without recourse, an interest in the obligations of the Borrower to the Deficient Lenders hereunder in such amount as shall result in a participation by all of the Lenders, based on their respective Pro Rata Shares under the Credits in the obligations of the Borrower (provided that, to the extent practicable as reasonably determined by the Lenders, any such purchase will be structured to minimize any increase of the amount for which the Borrower is liable in respect of Taxes pursuant to Section 6.3 and, if requested by the Administrative Agent, shall be accompanied by an indemnity in favour of the Administrative Agent for any liability which the Administrative Agent may incur to any Governmental Authority in connection with any such increased Taxes for which the Borrower becomes liable pursuant to Section 6.3); provided, however, that if the Surplus Lender is thereafter required to relinquish all or any portion of such excess payment or recovery to any Person (other than to the Deficient Lenders as provided herein), such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Administrative Agent, upon consultation with the applicable Lenders, shall have the power to settle any documentation required to evidence any such purchase or restoration and, if deemed advisable by the Administrative Agent, to execute any document as attorney for any Lender in order to complete any such purchase or restoration. The Borrower acknowledges that the foregoing arrangements are to be settled by the Lenders among themselves and the Borrower expressly consents to the foregoing arrangements among the Lenders.

(e)	Nothing contained in the Credit Documents shall require any Lender to exercise any right, or shall affect the right of any Lender to exercise and retain the benefits of exercising any right, with respect to any indebtedness or obligation of any of the Credit Parties or Subsidiaries of the Borrower existing otherwise than pursuant to the Credit Documents.

Section 10.5 Remedies Cumulative

              The rights and remedies of the Administrative Agent and the Lenders under the Credit Documents are cumulative and in addition to and not in substitution for any rights or remedies provided by law or by equity.

Section 10.6 Appropriation of Moneys Received

              Each Lender may from time to time when an Event of Default has occurred and is continuing, but subject to Section 10.4(d), appropriate any moneys received by it from any Credit Party or Subsidiary of the Borrower or from any security held by such Lender in or toward payment of such of the obligations of the Borrower or any other Credit Party or Subsidiary of the Borrower under the Credit Documents as such Lender in its sole discretion may see fit.

Section 10.7 Non-Merger

              The taking of a judgment or judgments or any other action or dealing whatsoever by the Administrative Agent or any Lender in respect of the Security will not operate as a merger of any indebtedness or liability of the Borrower to the Administrative Agent or any of the Lenders or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Administrative Agent or any Lender may have in connection with such liabilities and the surrender, cancellation or any other dealings with any security for such liabilities will not release or affect the liability of the Borrower under any of the Credit Documents or any security held by or on behalf of the Administrative Agent and the Lenders.

ARTICLE 11

CONDITIONS PRECEDENT TO BORROWINGS

Section 11.1 Conditions Precedent to the Initial Borrowing

              No Lender shall be obliged to make available the first Accommodation under any Credit unless:

(a)	The Administrative Agent shall have received the relevant Notice of Availment (other than with respect to Prime Rate Loans or U.S. Base Rate Loans under the Overdraft Tranche).

(b)	The Administrative Agent shall have received all of the following in form and substance satisfactory to it, its legal counsel and each Lender:

(i)	this Agreement and all other Credit Documents duly executed and delivered as contemplated hereunder together with legal opinions;

(ii)	the Security, which shall have been duly registered and filed, all in form and substance satisfactory to the Administrative Agent and its legal counsel;

(iii)	material third party consents relative to the issuance of the Security to the extent required by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent and its legal counsel;

(iv)	acknowledgement copies of properly filed financing statements as required by the Administrative Agent and its legal counsel in all provinces of Canada in which the Credit Parties own material assets, or such other evidence of filing as may be acceptable to the Administrative Agent and its legal counsel;

(v)	executed discharges, releases and/or termination statements necessary to release all Liens and other rights of any Person in any Collateral that are not Permitted Liens and/or priority agreements with any such Person to the extent agreed to in writing by the Administrative Agent and the Lenders; and

(vi)	favourable legal opinions from counsel to the Borrower and Holdco in connection with this Agreement and the Security, as applicable, a title opinion from counsel to the Borrower in respect of the real property owned by the Borrower and a legal opinion from counsel to Holdco in the United States.

(c)	There shall exist no Default or Event of Default and a Borrowing would not result in the occurrence of a Default or an Event of Default.

(d)	The Lenders shall be satisfied, acting reasonably, that, since June 30, 2002, there has been no material adverse change in the financial condition, business, operations or otherwise of any of the Credit Parties.

(e)	The Lenders shall be satisfied with the capitalization and capital structure of Holdco and the Borrower.

(f)	The Lenders shall be satisfied with any terms relating to the purchase, redemption or retirement by Holdco of Purchased Shares.

(g)	The Borrower shall have received all necessary approvals and consents (from applicable Governmental Authorities or otherwise) with respect to the purchase of the Purchased Shares by Holdco.

(h)	The Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)	confirmation letter from the auditor of the Credit Parties that outstanding tax issues have been resolved;

(ii)	true copies of the following material contracts:

(A)	any shareholders agreement relating to the Credit Parties;

(B)	any agreements in respect of Intellectual Property owned or being used or licensed by either of the Credit Parties;

(C)	all Key Agreements;

(iii)	true copies of the most recent auditor’s letter to management of the Borrower/Holdco;

(iv)	certificates of insurance for all Property Insurance maintained by the Credit Parties; and

(v)	copies of all environmental reports in possession or control of the Credit Parties in respect of all locations where any Credit Party carries on operations or maintains inventory together with reliance letters from the applicable consultants addressed to the Administrative Agent with respect to such reports such that the Administrative Agent is reasonably satisfied that each of the Credit Parties is in compliance with Environmental Laws relating to all such locations.

(i)	The Administrative Agent and the Lenders shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)	the InterTAN Statements and the Quarterly InterTAN Statements together with: (A) a Compliance Certificate as at the Closing Date signed by a Responsible Officer of the Borrower certifying, among other things, that no Default or Event of Default has occurred and is continuing; and (B) a Borrowing Base Certificate as at the Closing Date, all in reasonable detail and certified to be true by a Responsible Officer of the Borrower;

(ii)	a Borrower-prepared business plan and budget for the Borrower on a consolidated basis for the Fiscal Years ending June 30, 2003 and June 30, 2004 prepared on a quarterly basis and to include a sales and gross profit analysis on a product line basis in detail reasonably satisfactory to each Lender;

(iii)	a true copy of the corporate share structure of Holdco on a consolidated basis (to include, without limitation, the operations of Holdco, if any, in the United States and the assets previously acquired by Holdco which are commonly known as the Battery Plus operations) together with a certificate of a Responsible Officer of Holdco certifying that such corporate share structure is true and accurate; and

(iv)	such other financial and other information relating to the Credit Parties as the Administrative Agent shall have reasonably requested.

(j)	The Administrative Agent and each Lender shall have completed and become fully satisfied with the results of their full due diligence review and investigation of the Credit Parties including, among other things, the Credit Parties’ product lines, product obsolescence, growth potential, competition, market share and any existing or threatened Material Litigation.

(k)	With prior notice to the Borrower, the Administrative Agent and each Lender shall be permitted to contact major customers of and suppliers to any of the Credit Parties in order to verify, among other things, the reputation, quality of product, quality of service and future relationship between any Credit Party and such customers and suppliers and the results of such contact must be acceptable to each Lender.

(l)	The Borrower shall have paid to the Administrative Agent and any Lender all reasonable fees, expenses (including the reasonable fees and disbursements of all agents and legal counsel of the Administrative Agent and any Lender) and all other amounts which shall have become due and payable by it to the Administrative Agent or any Lender on or prior to the Closing Date.

(m)	In the case of an issue of a Letter of Credit, the issuing Lender shall have received from the Borrower a duly executed Letter of Credit Agreement in respect of such Letter of Credit.

(n)	The Lenders shall have received from the Borrower a duly executed agreement re: operating credit line and a duly executed banker’s acceptance agreement in form and substance satisfactory to each such Lender.

(o)	The Administrative Agent shall have received the following documents in form, substance and execution reasonably acceptable to it and its legal counsel:

(i)	a certified copy of the constating documents and by-laws of each Credit Party, and of all corporate proceedings taken and required to be taken by each Credit Party to authorize the execution and delivery of the Credit Documents to which it is a party and the performance of the transactions by it contemplated in such Credit Documents;

(ii)	a certificate of incumbency for each Credit Party setting forth specimen signatures of the individuals who will execute the Credit Documents to which it is a party;

(iii)	a certificate of status/compliance/good standing for each Credit Party; and

(iv)	such other documents relative to the Credit Documents and the transactions contemplated in the Credit Documents as the Administrative Agent and the Lenders may reasonably require.

(p)	All representations and warranties contained in Article 8 shall be true and correct in every material respect.

(q)	The Administrative Agent and the Lender shall have received a confirmation from the Borrower reasonably satisfactory to the Administrative Agent that the Credit Parties are not in default of any agreement entered into with Radio Shack Corporation or any of Affiliates of Radio Shack Corporation.

Section 11.2 Conditions Precedent to Subsequent Borrowing

              No Lender shall be obliged to make available any subsequent Accommodation (including, without limitation, any rollovers or conversions of any outstanding Accommodation) under any Credit unless:

(a)	The Administrative Agent shall have received the relevant Notice of Availment (other than with respect to Prime Rate Loans or U.S. Base Rate Loans under the Overdraft Tranche).

(b)	There shall exist no Default or Event of Default which is continuing on the applicable Borrowing Date and the Accommodation (including, without limitation, any rollovers or conversions of any outstanding Accommodation) would not result in the occurrence of a Default or an Event of Default.

(c)	The representations and warranties contained in Article 8 shall be true on and as of the applicable Borrowing Date with the same effect as if such representations and warranties had been made on and as of the applicable Borrowing Date.

(d)	In the case of an issue of a Letter of Credit, the issuing Lender shall have received from the Borrower a duly executed Letter of Credit Agreement in respect of such Letter of Credit.

(e)	In the case of any Rate Protection Obligation, the applicable Lender shall have received from the Borrower all required Rate Protection Agreements in respect thereof.

(f)	None of the Administrative Agent or any Lender shall have received a notice from any third party the effect of which in law would be to make the Administrative Agent or any Lender liable to such third party for the amount to be advanced, if such amount was advanced, including, without limitation, third party demands made by Canada Customs and Revenue Agency and any notice of seizure of bank accounts from any Governmental Authority.

ARTICLE 12

THE ADMINISTRATIVE AGENT

Section 12.1 Appointment of Administrative Agent

              The Lenders hereby appoint The Bank of Nova Scotia to act as their administrative agent as specified in the Credit Documents and, except as may be specifically provided to the contrary in this Agreement, each of the Lenders irrevocably authorizes The Bank of Nova Scotia, as the agent of such Lender, to take such action on its behalf under or in connection with the Credit Documents and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms of the Credit Documents and such other powers as are reasonably incidental to such powers which it may be necessary for the Administrative Agent to exercise in order that the provisions of the Credit Documents are carried out. The Lenders acknowledge and agree that the Administrative Agent is the holder of an irrevocable power of attorney from the Lenders for the purpose of holding any of the Security or any other security granted by any Person with respect to the liabilities of the Credit Parties and Subsidiaries of the Borrower under the Credit Documents, and the Administrative Agent agrees to act in such capacity. The Administrative Agent may perform any of its duties under the Credit Documents by or through its agents. The Borrower shall not be concerned to enquire whether the powers which the Administrative Agent is purporting to exercise have become exercisable or otherwise as to the propriety or regularity of any other action on the part of the Administrative Agent and, accordingly, insofar as the Borrower is concerned, the Administrative Agent shall, for all purposes of the Credit Documents, be deemed to have authority from the Lenders to exercise the powers and take the actions which are in fact exercised and taken by it.

              For greater certainty, and without limiting the powers of the Administrative Agent under any of the Security as agent, Lender hereby acknowledges that the Administrative Agent shall, for purposes of holding any security granted by the Borrower or any other Person to secure payment of the bonds, note or other titles of indebtedness, be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Québec) for itself and all present and future Lenders and in particular for all present and future holders of such debentures, bonds, notes or other titles of indebtedness. The Lenders hereby irrevocably constitute, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) in order to hold Security to secure such debentures, bonds, notes or other title of indebtedness and to hold such debentures, bonds, notes or other title of indebtedness for the Lenders. Each permitted assignee of any Lender shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant assignment of its interest. Notwithstanding the provisions of An Act respecting the Special Powers of Legal Persons (Québec), the Administrative Agent may acquire and be the holder of such debentures, bonds, notes or other titles of indebtedness.

Section 12.2 Indemnity from Lenders

              The Lenders severally agree to indemnify (on the basis of their respective Pro Rata Shares under the Credits) the Administrative Agent (to the extent that it is not promptly reimbursed by the Borrower on demand) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any nature or kind whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in its capacity as an agent under the Credit Documents which in any way relate to or arise out of the Credit Documents or any action taken or omitted by the Administrative Agent under the Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which result from the Administrative Agent’s gross negligence or wilful misconduct. Without limitation, each Lender agrees to reimburse the Administrative Agent promptly upon demand such Lender’s Pro Rata Share under the Credits of out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Administrative Agent in connection with the preparation of the Credit Documents and the determination or preservation of any rights of the Administrative Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Documents, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower on demand.

Section 12.3 Exculpation

              The Administrative Agent shall have no duties or responsibilities except those expressly set forth in the Credit Documents. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted to be taken under or in connection with the Credit Documents, unless such act or omission constitutes gross negligence or misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have, by reason of the Credit Documents, a fiduciary relationship with any Lender and nothing in the Credit Documents, express or implied, is intended to or shall be construed as to impose upon the Administrative

Agent any obligation except as expressly set forth in the Credit Documents. None of the Lenders shall have any duties or responsibilities to any of the other Lenders except as expressly set forth in the Credit Documents. The Administrative Agent shall not be responsible for any recitals, statements, representations or warranties in any of the Credit Documents or which may be contained in any other document subsequently received by the Administrative Agent or the Lenders from or on behalf of any Credit Party or Subsidiary thereof or for the authorization, execution, effectiveness, genuineness, validity or enforceability of any of the Credit Documents, and shall not be required to make any inquiry concerning the performance or observance by any Credit Party or Subsidiary thereof of any of the terms, provisions or conditions of any of the Credit Documents. Each of the Lenders severally represents and warrants to the Administrative Agent that such Lender has made and will continue to make such independent investigation of the financial condition and affairs of the Credit Parties and the Subsidiaries thereof as such Lender deems appropriate in connection with its entering into of any of the Credit Documents and the making and continuance of any Accommodation under this Agreement, that such Lender has and will continue to make its own appraisal of the creditworthiness of the Credit Parties and the Subsidiaries thereof and that such Lender in connection with such investigation and appraisal has not relied upon any information provided to such Lender by the Administrative Agent (other than material prepared by a Credit Party or Subsidiary thereof and distributed by the Administrative Agent to such Lender).

Section 12.4 Reliance on Information

              The Administrative Agent shall be entitled to rely upon any writing, notice, statement, certificate, facsimile, or other document or communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and, with respect to all legal matters pertaining to the Credit Documents and its duties under the Credit Documents, upon the advice of counsel selected by it.

Section 12.5 Reliance upon Administrative Agent

              The Borrower shall be entitled to rely upon any certificate, notice or other document provided to them by the Administrative Agent pursuant to this Agreement and the Borrower shall be entitled to deal with the Administrative Agent with respect to all matters under this Agreement without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document provided to it by the Administrative Agent. Without limiting the generality of the foregoing, but subject as herein otherwise specifically provided, none of the Lenders shall have any right to enforce directly any of the provisions of this Agreement or to communicate with the Borrower except through the Administrative Agent in accordance with the terms of this Agreement or as otherwise specifically provided in this Agreement.

Section 12.6 Knowledge and Required Action

              The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than the non-payment of any principal, interest or other amount to the extent the same is required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent has received notice from a

Lender or the Borrower specifying such Default or Event of Default and stating that such notice is given pursuant to this Section. In the event that the Administrative Agent receives such a notice, it shall give prompt notice of the same to the Lenders, and shall also give prompt notice to the Lenders of each non-payment of any amount required to be paid to the Administrative Agent for the account of the Lenders. The Administrative Agent shall, subject to Section 12.7, take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders in accordance with this Article 12; provided that, unless and until the Administrative Agent shall have received such direction the Administrative Agent may, but shall not be obliged to, take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders; and provided further that the Administrative Agent in any case shall not be required to take any such action which it determines to be contrary to the Credit Documents or to any Applicable Law in respect of any Person.

Section 12.7 Request for Instructions

              The Administrative Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of any of the Credit Documents, the Administrative Agent is permitted or required to take or to grant, and the Administrative Agent shall be absolutely entitled to refrain from taking any such action or to withhold any such approval and shall not be under any liability whatsoever as a result thereof until it shall have received such instructions from the Required Lenders. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under the Credit Documents in accordance with instructions from the Required Lenders. The Administrative Agent shall in all cases be fully justified in failing or refusing to take or continue any action under the Credit Documents unless it shall have received further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.2 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action, and unless it shall be secured in respect thereof as it may deem appropriate.

Section 12.8 Authorization to Release Liens

              The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any property or assets of any Credit Party or Subsidiary thereof which has been transferred, sold, sold and leased back or otherwise disposed of as permitted under the terms of this Agreement, or which has been consented to in accordance with Section 12.12.

Section 12.9 Exchange of Information

              The Borrower agrees that each Lender and the Administrative Agent may provide to the other on a confidential basis such information concerning the financial position and property and operations of the Credit Parties and their Subsidiaries as, in the opinion of such Lender or the Administrative Agent, is relevant to the ability of the each of the Credit Parties and the Subsidiaries thereof to fulfil their respective obligations under or in connection with the Credit Documents.

Section 12.10 The Administrative Agent

              With respect to its Commitments under the Credits, the Accommodation made available by it and the Credit Documents to which it is a party, The Bank of Nova Scotia shall have the same rights and powers under the Credit Documents as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the term “Lenders” shall, unless the context clearly otherwise indicates, include The Bank of Nova Scotia in its individual capacity. It is understood and agreed by all of the Lenders that The Bank of Nova Scotia may from time to time accept deposits from, lend money to, and generally engage in banking, securities, advisory or related businesses with the Credit Parties and their Subsidiaries otherwise than as a Lender under the Credit Documents and shall have no duty to account to any of the Lenders with respect to any such dealings.

Section 12.11 Resignation and Termination

If at any time:

(a)	the Administrative Agent shall deem it advisable, in its sole discretion, it may deliver to each of the Lenders and the Borrower written notification of its resignation insofar as it acts on behalf of the Lenders pursuant to this Article 12; or

(b)	the Required Lenders shall deem it advisable, in their sole discretion, they may deliver to the Administrative Agent and the Borrower written notification of the termination of the Administrative Agent’s authority to act on behalf of the Lenders pursuant to this Article 12;

such resignation or termination to be effective upon the date of the appointment by the Required Lenders of a successor that shall assume all of the rights, powers, privileges and duties of the Administrative Agent under the Credit Documents, which appointment shall be promptly made from among the remaining Lenders and written notice of such appointment shall be given to the Borrower concurrently with such appointment. If no Event of Default has occurred and is continuing, the Borrower shall have the right to approve any successor Administrative Agent to be appointed by the Required Lenders, provided that such approval shall not be unreasonably withheld. Such resignation by or termination of the Administrative Agent and appointment of a successor to the Administrative Agent as agreed by the Required Lenders shall be effective thirty (30) days after written notice of such appointment has been given to the Borrower if there has been no response from the Borrower within such time period.

Section 12.12 Actions by Lenders

(a)	Any approval (including, without limitation, any approval of or authorization for any amendment to, or supplement or discharge of, any of the Credit Documents, whether or not affecting the rights of the Lenders or any of them or the rights or obligations of the Credit Parties, Subsidiaries of the Credit Parties or any of them), waiver (including, without limitation, any waiver of the requirements of any Credit Document or any Default or Event of Default and whether with or without conditions), consent, instruction or other expression of the Lenders or any group thereof hereunder shall be obtained by an instrument in writing signed in one or more counterparts by the Required Lenders (or if required by Section 12.12(c), the Required Facility Lenders or all the Lenders, as the case may be) (which instrument in writing, for greater certainty, may be executed in counterpart as provided for in Section 13.9 and delivered by facsimile).

(b)	Subject to any other provision of this Section 12.12, any approval, waiver, consent, instruction or other expression so expressed by the Required Lenders (or, if required by Section 12.12(c), the Required Facility Lenders or all the Lenders, as the case may be), shall be binding on all the Lenders and the Administrative Agent.

(c)	Notwithstanding Section 12.12(a), no approval, waiver, consent or instruction of the Required Lenders shall:

(i)	increase or decrease the principal amount of the outstanding Accommodation under any Tranche or Credit or change the scheduled or final Maturity Date of any Tranche or Credit, change the period during which Accommodation pursuant to the Seasonal Credit is available, change the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate or amount of any interest, fee or letter of credit commission payable hereunder or change the scheduled date of any payment thereof, increase or decrease the amount of any Lender’s Commitment, or amend, modify or waive any provision of any Credit Document requiring payments to be made to the Lenders based on their Pro Rata Share under a particular Tranche or Credit or all the Credits (including, without limitation, Section 10.4), in each case without the consent of all Lenders;

(ii)	amend, modify or waive any provision of this Section 12.12(c) or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Credit Documents, release any of the Collateral secured by the Security except as otherwise permitted by this Agreement or release any of the Credit Parties or Subsidiaries thereof from any of their obligations under the Credit Documents, in each case without the consent of all Lenders;

(iii)	reduce the percentage specified in the definition of Required Facility Lenders without the consent of all Lenders under each affected Tranche or Credit;

(iv)	amend, modify or waive any provision of Section 5.3, Section 5.4 or Section 5.7 without the consent of the Required Lenders and, with respect to the Term A Credit, the Required Facility Lenders under the Term A Credit;

(v)	amend, modify or waive any provision of Section 5.5 without the consent of the Required Lenders and, with respect to each of the Credits affected thereunder, the Required Facility Lenders under each such affected Credit; or

(vi)	amend, modify, or waive any provision of Section 5.6 or Section 5.8 without the consent of the Required Lenders and, with respect to each of the Operating Credit or Seasonal Credit affected thereunder, the Required Facility Lenders for each such affected Credit.

(d)	Notwithstanding Sections 12.12(a) and (c):

(i)	no amendment or waiver of Sections 12.1 to 12.11, and no amendment or waiver of the duties, rights or liabilities of the Administrative Agent under any of the Credit Documents, shall be made without the consent of the Administrative Agent;

(ii)	no amendment to, or waiver or postponement of, the terms and conditions of the Overdraft Tranche or any amendment to or waiver of any of the provisions of Section 10.3(1) shall be made or granted without the consent of the Overdraft Lender; and

(iii)	no amendment or waiver of any of the provisions of Section 2.11 or Section 2.12(a) shall be made or granted without the consent of the Overdraft Lender.

Section 12.13 Provisions for Benefit of Lenders Only

              The provisions of this Article 12 (other than Section 12.1, Section 12.11 and Section 12.12(b)) and those provisions relating to the rights and obligations of the Lenders and the Administrative Agent inter se shall be operative as between the Lenders and the Administrative Agent only, and the Borrower shall not have any rights under or be entitled to rely for any purposes upon such provisions.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Participations, Assignments and Transfers

(a)	In addition to any transfer required by Section 10.4 to be made to any other Lender or required by Applicable Law to be made to any Person, a Lender

(“Assignor”) may assign or transfer all or any part of its rights and obligations in respect of any of its Commitment under any of the Credits, to any Person (“Assignee”), at such times and upon such terms as it may determine, in accordance with the following provisions:

(i)	no such assignment or transfer shall be made to any Assignee at any time that an Event of Default is not continuing:

(A)	without the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) unless such Assignee is another current Lender or an Affiliate thereof; and

(B)	if, on the basis of the Applicable Law in effect and the circumstances existing as at the date of such assignment or transfer, such assignment or transfer increases the amount for which the Borrower is liable with respect to Taxes pursuant to Section 6.3 or increased costs pursuant to Section 6.4 compared to such amounts existing prior to such assignment or transfer unless, at such time, the Assignee waives its right to any such increased amounts and provided that in any event (irrespective of whether an Event of Default has occurred and is continuing) the Assignor and the Assignee will, at the request of the Administrative Agent, deliver to the Administrative Agent an indemnity in favour of the Administrative Agent for any liability which the Administrative Agent may incur to any Governmental Authority in connection with any increase in the amount for which the Borrower becomes liable with respect to Taxes pursuant to Section 6.3 as a consequence of such assignment;

(C)	to any Person who is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(ii)	the requirements stipulated in Section 13.1(a)(i), including, without limitation, the requirement for consent of the Borrower, are of no effect for any assignment or transfer to any Person at any time an Event of Default has occurred and is continuing;

(iii)	the minimum amount of any assignment or transfer which is less than the whole Commitment of the Assignor under the Credits shall be $5,000,000 or such greater amount that is a whole multiple of $1,000,000;

(iv)	the Assignor and Assignee shall enter into an assignment and acceptance agreement substantially in the form of Schedule 13.1(a)(iv) (the “Assignment Agreement”), whereby the Assignee agrees to be bound by this Agreement in the place and stead of the Assignor to the extent of the rights and obligations of the Assignor in respect of the amount of its Commitments under the Credits that has been assigned or transferred to the Assignee and shall deliver such Assignment Agreement to the Administrative Agent for its acceptance and recording in the Register;

(v)	the Borrower agrees that upon execution, delivery, acceptance and recording of the Assignment Agreement, such assignment or transfer shall be effective upon the effective date provided in the Assignment Agreement (“Transfer Date”), and the Assignee shall thereafter be and be treated as a Lender for all purposes of the Credit Documents and shall, to the extent of the rights and obligations assigned or transferred to it by the Assignor, be entitled to the full benefits and subject to the full obligations of the Assignor under the Credit Documents to the same extent as if the Assignee were an original party in respect of the rights and obligations assigned or transferred to it, and the Assignor shall be released and discharged accordingly from all liabilities and obligations arising under or pursuant to the Credit Documents from and after the Transfer Date in respect of the rights and obligations assigned or transferred by it to the Assignee;

(vi)	the Administrative Agent, on behalf of the Borrower, shall maintain at the Administrative Agent’s Payment Branch, a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Accommodation (whether or not evidenced by a promissory note) owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Commitment and outstanding Accommodation thereunder or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Commitment or outstanding Accommodation or other obligation hereunder (whether or not evidenced by a promissory note) shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment of all or part of a Commitment or Accommodation evidenced by a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of such promissory note evidencing such Commitment or Accommodation, accompanied by a duly executed Assignment Agreement, and thereupon one or more new promissory notes in the same aggregate principal amount shall be issued to the designated Assignee and the old promissory notes shall be returned by the Administrative Agent to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice; and

(vii)	the Administrative Agent shall: (A) promptly accept such Assignment Agreement upon its receipt of an Assignment Agreement executed by an Assignor and an Assignee (and, in any case where the consent of the Borrower is required, by the Borrower) together with payment to the Administrative Agent of a registration and processing fee of $2,000 (in the currency of the Commitment being assigned and transferred), and (B) on the Transfer Date record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(b)	Any Lender that is an investment fund that invests in bank loans may, without the consent of the Borrower or the Administrative Agent, pledge or assign all or any portion of its Accommodation and promissory notes evidencing such Accommodation to any trustee or any other representative of holders of obligations owed or securities issued by such investment fund as security for such obligations or securities, provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder, substitute any such pledgee or assignee for such Lender as party hereto or increase the obligations of the Borrower hereunder and no such pledge or assignment shall be made by any such Lender at any time that an Event of Default is not continuing to any Person who is a non-resident of Canada within the meaning of the Income Tax Act (Canada). In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial Borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note or promissory notes, substantially in the forms of Schedule 13.1(b) evidencing the Term Loans and/or Revolving Loans, as applicable, owing to such Lender.

(c)	Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to any Person (“Participants”) participating interests in any Accommodation owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents (including to loan derivative counterparties in respect of Rate Protection Agreements) provided that no such sale shall be made by any such Lender at any time that an Event of Default is not continuing to any Person who is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Commitment and Accommodation for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or consent to any departure by any Credit Party or Subsidiary thereof therefrom.

(d)	The Lenders consent to each and every assignment, transfer or participation which may be made on or after the date of this Agreement pursuant to this Section, and to the release and discharge of each Assignor in accordance with (v) of paragraph (a) above.

(e)	Each Assignee shall be deemed to have confirmed to the Administrative Agent and the Lenders that it has received a copy of this Agreement together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to acquire such of the rights and obligations of the Assignor as have been assigned or transferred to it, and each Assignee agrees that, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, it will continue to make its own credit decisions in taking or not taking actions under this Agreement, and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

(f)	Any grant, assignment or transfer pursuant to this Section will not constitute a repayment by the Borrower to the granting Lender or to the Assignor, as the case may be, of any Accommodation included in such assignment or transfer, nor a new advance of such Accommodation to the Borrower by the grantee or by the Assignee, as the case may be, and the parties acknowledge that the Borrower’s obligations under this Agreement with respect to any assigned or transferred Accommodation will continue and not constitute new obligations.

(g)	The Administrative Agent and each Lender may disclose on a confidential basis to a potential participant, transferee or assignee such information concerning the Credit Parties and their Subsidiaries as the Administrative Agent or such Lender may consider to be appropriate in connection therewith.

(h)	For greater certainty, the Borrower may not assign or transfer all or any of its rights or obligations under any Credit Document without the prior written consent of all of the Lenders.

Section 13.2 Waiver

              No delay on the part of the Administrative Agent or any Lender in exercising any right or privilege under any Credit Document shall operate as a waiver of such right or privilege, and no waiver of any Default or Event of Default shall operate as a waiver of such Default or Event of Default unless made in writing and signed by an authorized officer of the Administrative Agent. No written waiver shall preclude the exercise by the Administrative Agent or any Lender of any right, power or privilege under any Credit Document other than in respect of the specific action or inaction covered by such waiver and strictly in accordance with the terms of such waiver, or extend to or apply to any other Default or Event of Default. No Lender shall be deemed to have waived, by reason of making available any Accommodation under this Agreement, any Default or Event of Default which has arisen by reason of any representation or warranty made or deemed to have been made in any Credit Document proving to be false or misleading.

Section 13.3 Further Assurances

              The Borrower shall from time to time immediately upon request by the Administrative Agent do, make and execute, and cause each other Credit Party and Borrower Subsidiary to do, make and execute, all such documents, acts, matters and things as may be reasonably required by the Administrative Agent to give effect to the Credit Documents, and to any assignment or transfer permitted by Section 13.1.

Section 13.4 Notices

              Any notice or communication to be given under this Agreement (other than telephone notice as specifically provided in this Agreement) may be effectively given by delivering the same to the Borrower or the Administrative Agent at the address set out opposite its signature or to any Lender at its address set out on Schedule 1.1(rr) (or with respect to any Assignee pursuant to Section 13.1, to the address provided by such Assignee to the Borrower and the Administrative Agent) or by sending the same by facsimile or prepaid registered mail to the parties at such addresses. Any notice or communication so mailed shall be deemed to have been received on the fifth (5th) Business Day next following the mailing of such notice, provided that postal service is in normal operation during such time. Any notice or communication sent by facsimile or delivered shall be deemed to have been received on transmission or delivery if sent or delivered during normal business hours on a Business Day and, if not, on the next Business Day following transmission or delivery. Any party may from time to time notify the other parties, in accordance with the provisions of this Section, of any change of its address which after such notification, until changed by like notice, shall be the address of such party for all purposes of this Agreement.

Section 13.5 Disclosure and Confidentiality

              The Borrower authorizes the Administrative Agent and the Lenders and their respective agents, employees, auditors, advisors, consultants and legal counsel to share with each other on a confidential basis all information possessed by any of them relating to any Credit Party or Subsidiary thereof including, without limitation, any information relating to the business, operations, finances or prospects thereof.

              Except as otherwise provided in this Agreement, the Administrative Agent and each Lender will maintain on a confidential basis (except as otherwise permitted under the Credit Documents or as required by Applicable Law) all information relating to the Credit Parties and their Subsidiaries provided to them under the Credit Documents by the Credit Parties or Subsidiaries thereof; provided, however, that this Section shall not apply to any information which: (i) was lawfully in the public domain at the time of communication to the Administrative Agent or such Lender; (ii) lawfully enters the public domain through no fault of the Administrative Agent or such Lender subsequent to the time of communication to the Administrative Agent or such Lender; (iii) was lawfully in the Administrative Agent’s or such Lender’s possession free of any obligation of confidence at the time of communication to the Administrative Agent or such Lender; or (iv) was lawfully communicated to the Administrative Agent or such Lender free of any obligation of confidence subsequent to the time of initial communication to the Administrative Agent or such Lender.

Section 13.6 Survival

              All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and the obtaining of Accommodation, and all indemnities set forth in this Agreement shall survive the repayment of all Accommodation and the termination of this Agreement.

Section 13.7 Quantities of Documents

              The Borrower agrees to provide to the Administrative Agent sufficient quantities of all documents, reports, financial statements and other information required under the Credit Documents to be provided to the Administrative Agent so that there shall be copies for the Administrative Agent and each of the Lenders.

Section 13.8 Reproduction of Documents

              All Credit Documents and all documents relating to any Credit Documents, including consents, waivers and modifications which may hereafter be executed, documents received by the Administrative Agent or the Lenders in connection with the negotiation of this Agreement and the making available of Accommodation, and financial statements, certificates and other information previously or hereafter furnished to the Administrative Agent or the Lenders, may be reproduced by the Administrative Agent or the Lenders by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Administrative Agent and the Lenders may destroy any original documents so reproduced. The Borrower agrees that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Administrative Agent or the Lenders in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 13.9 Counterparts

              This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and of which taken together shall constitute one and the same agreement.

Section 13.10 Benefit of Agreement

                This Agreement shall be binding upon and enure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK

        IN WITNESS OF WHICH the parties to this Agreement have executed this Agreement as of the day and year indicated on the first page of this Agreement.

Address:	INTERTAN CANADA LTD.
279 Bayview Drive
Barrie, Ontario L4M 4W5	By:	/s/ Jeffrey A. Losch Name: Jeffrey A. Losch
Title: Senior Vice President
Attention: Mr. Jim Maddox Facsimile: (705) 728-2012

Address: 44 King Street West, 2nd Mezzanine Level	THE BANK OF NOVA SCOTIA (in its capacity as a Lender)
Toronto, Ontario M5H 1H1
	By:	/s/ Dan Kochanowski
Attention: Mr. Dan Kochanowski Facsimile: (416) 866-6792		Name: Title:

Address: 44 King Street West, 2nd Mezzanine Level	THE BANK OF NOVA SCOTIA (in its capacity as Administrative Agent)
Toronto, Ontario M5H 1H1
	By:	/s/ Dan Kochanowski
Attention: Mr. Dan Kochanowski Facsimile: (416) 866-6792		Name: Title:

By:
Name: Title:

117

Schedules – provided separately

NOTE: SCHEDULES TO THIS CREDIT AGREEMENT HAVE BEEN OMITTED FROM THIS DECEMBER 31, 2002 FILING ON FORM 10-Q.

118